UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TECHNIPFMC PLC
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The energy
architects

2022

Notice of Annual General
Meeting of Shareholders
and Proxy Statement

TechnipFMC Proxy Statement 2022

Notice of 2022 Annual General Meeting of Shareholders

TechnipFMC plc

(a public limited company having its registered office at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom and incorporated in England and Wales with company number 09909709)

April 29, 2022

10:00 a.m., London time

Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom

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TechnipFMC Proxy Statement 2022

Proposal	Description
Ordinary Resolutions
1(a) – 1(i)	Election of Directors: To elect each of our nine director nominees for a term expiring at the Company’s 2023 Annual General Meeting of Shareholders:
	a. Douglas J. Pferdehirt b. Eleazar de Carvalho Filho c. Claire S. Farley d. Peter Mellbye e. John O’Leary	f. Margareth Øvrum g. Kay G. Priestly h. John Yearwood i. Sophie Zurquiyah
2	2021 U.S. Say-on-Pay for Named Executive Officers: To approve, as a non-binding advisory resolution, the Company’s named executive officer compensation for the year ended December 31, 2021, as reported in the Company’s Proxy Statement
3	2021 U.K. Directors’ Remuneration Report: To approve, as a non-binding advisory resolution, the Company’s directors’ remuneration report for the year ended December 31, 2021, as reported in the Company’s U.K. Annual Report and Accounts
4	Receipt of U.K. Annual Report and Accounts: To receive the Company’s audited U.K. accounts for the year ended December 31, 2021, including the reports of the directors and the auditor thereon
5	Ratification of PwC as U.S. Auditor: To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s U.S. independent registered public accounting firm for the year ending December 31, 2022
6	Reappointment of PwC as U.K. Statutory Auditor: To reappoint PwC as the Company’s U.K. statutory auditor under the U.K. Companies Act 2006, to hold office from the conclusion of the 2022 Annual General Meeting of Shareholders until the next annual general meeting of shareholders at which accounts are laid
7	Approval of U.K. Statutory Auditor Fees: To authorize the Board and/or the Audit Committee to determine the remuneration of PwC, in its capacity as the Company’s U.K. statutory auditor for the year ending December 31, 2022
8	Approval of Incentive Award Plan: To authorize the adoption of the TechnipFMC plc 2022 Incentive Award Plan
9	Authority to Allot Equity Securities: To authorize the Board to allot equity securities in the Company
Special Resolution
10	Authority to Allot Equity Securities without Pre-emptive Rights: Pursuant to the authority contemplated by the resolution in Proposal 9, to authorize the Board to allot equity securities without pre-emptive rights

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TechnipFMC Proxy Statement 2022

These items are more fully described in the Proxy Statement attached, which forms a part of this Notice of Annual Meeting. As of the date of the Proxy Statement, TechnipFMC does not know of any other matters to be raised at the 2022 Annual General Meeting of Shareholders.

Your vote is very important. Please ensure you (i) promptly return the enclosed proxy card in the enclosed envelope, or (ii) grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Voting instructions are provided on your proxy card or on the voting instruction form provided by your broker.

March 18, 2022

On behalf of the Board of Directors,

Victoria Lazar

Executive Vice President, Chief Legal Officer, and Secretary

v	TechnipFMC

Proxy Statement for the 2022 Annual General Meeting of Shareholders

This Proxy Statement relates to the solicitation of votes or proxies by the Board of Directors (the “Board”) of TechnipFMC plc (the “Company,” “TechnipFMC,” “us,” or “we”) for use at our 2022 Annual General Meeting of Shareholders and at any adjournment or postponement of such meeting (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice of Materials”) and related Proxy Materials (as defined below) were first made available to shareholders on or about March 18, 2022 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by any of the following methods:

A	Internet at www.proxyvote.com	B	Telephone at 1-800-579-1639	or C	Email at sendmaterial@proxyvote.com

Our Annual Report on Form 10-K, including consolidated financial statements, for the year ended December 31, 2021 (our “Form 10-K”) and our U.K. Annual Report and Accounts are being made available at the same time and by the same methods.

Our registered office is located at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom. Our telephone number in our Newcastle office is +44 191 295 0303. Information regarding the Annual Meeting, including the information required by Section 311A of the U.K. Companies Act 2006 (the “Companies Act”), can be found at www.technipfmc.com. Information contained on our website is not to be considered as part of the proxy solicitation material and is not incorporated into this Proxy Statement.

TechnipFMC is a public limited company incorporated under the laws of England and Wales, and our ordinary shares (the “Ordinary Shares”) trade on the New York Stock Exchange in the United States (the “NYSE”) under the symbol “FTI.” As a result, the Company is governed by the Companies Act, U.S. securities laws and regulations, and the listing standards of the NYSE.

The Proxy Materials contain “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical or current facts, including statements regarding our environmental and other ESG plans and goals, made in this document are forward-looking. We use words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “commit,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic, its impact on the demand for our products and services and global shipping and logistics challenges caused by it; our inability to develop, implement and protect new technologies and services, including new technologies and services for our new energy ventures; the cumulative loss of major contracts, customers or alliances and unfavorable credit and commercial terms of certain contracts; the refusal of DTC to act as depository agency for our shares; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the United Kingdom’s withdrawal from the European Union; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; our inability to address increasing attention to ESG matters; certainties related to our investments in new energy industries; the risks caused by fixed-price contracts; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; our failure to deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; risks of pirates endangering our maritime employees and assets; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with numerous laws and regulations, including those related to environmental protection, climate change, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us, including intellectual property litigation; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rates; and risk in connection with our defined benefit pension plan commitments, as well as the risk factors discussed in our filings with the U.S. Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in the Proxy Materials may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document. With respect to ESG information that pertains to our third-party vendors, suppliers and partners, we often rely on such third-parties’ data and do not independently verify or audit, or commit to independently verifying or auditing, their information. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2022

The Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K,
and U.K. Annual Report and Accounts are available at www.proxyvote.com

TechnipFMC Proxy Statement 2022

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TechnipFMC Proxy Statement 2022

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TechnipFMC Proxy Statement 2022

2022 Proxy Summary

Along with the Notice of Annual Meeting, we are providing this Proxy Statement, the U.K. Annual Report and Accounts, and our Form 10-K in connection with the Annual Meeting (collectively, the “Proxy Materials”).

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider regarding each of the proposals to be voted on at the Annual Meeting. Please read the entire Proxy Statement carefully before voting. For further information regarding our 2021 financial performance, please review our Form 10-K and our U.K. Annual Report and Accounts.

Annual Meeting Information

Time and Date April 29, 2022 at 10:00 a.m., London time
Place Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom
Record Date March 11, 2022, 5:00 p.m., New York time
Admission Admission ticket and valid photo identification required. Please see “General Information about the Annual Meeting—Who can attend the Annual Meeting?” for more information.
Voting Each Ordinary Share is entitled to one vote for each of the proposals to be voted on.
Voting Deadline 11:59 p.m., New York time, on April 28, 2022
Please follow the voting instructions on your proxy card and/or your voting instruction form as different voting deadlines may be applicable across markets. Please also review “How do I vote?” in the section entitled “General Information about the Annual Meeting.”

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TechnipFMC Proxy Statement 2022

Voting Matters and Board Recommendations

The full text of each resolution to be voted on at the Annual Meeting is set out in the Notice of Annual Meeting.

Proposal to be Voted Upon	Board Recommendation	Where You Can Find More Information
Ordinary Resolutions
1(a) – 1(i): Election of Directors	FOR Each Director Nominee	Page 111
2: 2021 U.S. Say-on-Pay Proposal for Named Executive Officers	FOR	Page 122
3: 2021 U.K. Directors’ Remuneration Report	FOR	Page 123
4: Receipt of U.K. Annual Report and Accounts	FOR	Page 124
5: Ratification of PwC as U.S. Auditor	FOR	Page 125
6: Reappointment of PwC as U.K. Statutory Auditor	FOR	Page 127
7: Approval of U.K. Statutory Auditor Fees	FOR	Page 128
8: Approval of TechnipFMC plc 2022 Incentive Award Plan	FOR	Page 129
9: Authority to Allot Equity Securities	FOR	Page 137
Special Resolution
10: Authority to Allot Equity Securities without Pre-emptive Rights	FOR	Page 139

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TechnipFMC Proxy Statement 2022

Core Values and Foundational Beliefs

Our decisions regarding corporate responsibility, governance, and sustainability are founded on the principles that guide our Company. Our core values provide the framework for all of our decision making and are based on our foundational beliefs (“Foundational Beliefs”).

Our core values

Realizing possibilities	Achieving together	Building trust

The heart of everything we do

► We strive for ever better ► We take initiative ► We learn from success and failure	► We work as one team ► We share knowledge ► We embrace diversity of thought	► We listen to improve ► We partner constructively ► We seek to outperform

Our Foundational Beliefs are the cornerstone of our values that describe how we fundamentally do business and what we never compromise on, no matter the circumstances.

Safety	Respect	Integrity	Sustainability	Quality

We will not compromise on health, safety, and security.	We treat everyone honestly, fairly, and courteously.	We hold ourselves to the highest moral and ethical principles.	We act responsibly, always considering our impact on the planet, people, and communities in which we operate.	We deliver the highest quality in everything we do.

For additional details on the Company’s core values, Foundational Beliefs, and our environmental, social and, governance program, please see the section entitled “Environmental, Social, and Governance.”

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TechnipFMC Proxy Statement 2022

Governance Highlights

Board and Governance Best Practices

Independent Board Oversight
Robust Lead Independent Director role to serve as an effective counterbalance to the role of the Chair and CEO
All directors are independent except the Chair and CEO
Fully independent Board committees
Regular executive sessions of independent directors

Governance Best Practices
Board oversight of ESG matters through ESG Committee on broader ESG affairs, Audit Committee on cybersecurity plus metrics and reporting on certain health, safety, and environmental matters, and Compensation and Talent Committee on inclusion and diversity
ESG Performance as a performance measure in our Annual Incentive Plan
Annual election of directors under majority vote standard
Engaged Board with deep expertise, skills, and experience that are closely tied to business strategy
Annual shareholder engagement program to solicit feedback on Company practices
Ongoing Board refreshment efforts informed by a comprehensive annual Board and committee self-evaluation process, reflected by two new directors in 2019 and one new director in each of 2020 and 2021
Board oversight of risk management structures
Review of the mix of experience, qualifications, and skills in the boardroom to meet evolving needs of the business, coupled with new director orientation and continuing education
Code of Business Conduct applicable to directors
Governance Guidelines with director retirement policy
Director share ownership requirements

For additional details on the Company’s corporate governance practices, please see the section entitled “Corporate Governance.”

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TechnipFMC Proxy Statement 2022

2021-2022 Shareholder Engagement Program

Our relationship and ongoing dialogue with our shareholders is an important part of our Board’s corporate governance commitment. Members of our Board and senior management routinely engage with shareholders on a variety of topics and report to our Board regarding our shareholders’ feedback and input on topics such as strategic and financial performance, executive compensation, Board composition and governance, as well as important environmental and social issues. The constructive feedback and ideas exchanged during these engagements help our Board and management evaluate and assess key initiatives for the Company’s programs.

For our 2021-2022 engagement, we contacted proxy advisory firms and our top shareholders representing approximately 46% of our Ordinary Shares outstanding. Management, and in some instances, our Environmental, Social, and Governance (“ESG”) Committee Chair, held meetings with proxy advisory firms and shareholders representing approximately 16% of our Ordinary Shares outstanding. Some shareholders did not require a meeting as they either supported, or indicated they had no questions related to, our ESG, compensation, and governance practices.

Our 2021-2022 shareholder engagement program allowed us to understand our shareholders’ priorities and perspectives, which prompted us to make several changes to our compensation program and to our disclosure philosophy.

For detailed descriptions of key shareholder feedback received, and our responses to such feedback, please see the section entitled “Corporate Governance — Shareholder Engagement.”

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TechnipFMC Proxy Statement 2022

Director Nominees

Key Board Statistics after Annual Meeting

8 of 9	63	44%
Independent Directors	Average Age	Female Directors

Douglas J. Pferdehirt Chair and CEO Age: 58 Committees: None	Eleazar de Carvalho Filho Independent Age: 64 Committees: Audit
Claire S. Farley Lead Independent Director Age: 63 Committees: Compensation and Talent	Peter Mellbye Independent Age: 72 Committees: ESG (Chair)
John O’Leary Independent Age: 66 Committees: Compensation and Talent (Chair)	Margareth Øvrum Independent Age: 63 Committees: ESG
Kay G. Priestly Independent Age: 66 Committees: Audit (Chair)	John Yearwood Independent Age: 62 Committees: Compensation and Talent, ESG
Sophie Zurquiyah Independent Age: 55 Committees: Audit

Detailed biographies for each of our director nominees are disclosed in the section “Proposals 1(a) – 1(i) — Election of Directors — Director Nominees.”

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TechnipFMC Proxy Statement 2022

2021 At-a-Glance

Strategic Transactions
Completed the separation of TechnipFMC into two industry-leading, pure-play companies through the spin-off of Technip Energies on February 16, 2021 (the “Spin-off”).

During 2021, we sold approximately 75% of the original ownership stake in Technip Energies for proceeds of $900.9 million. As of December 31, 2021, we retained 12.2% ownership of Technip Energies’ issued and outstanding share capital. In January 2022, we sold an additional 9 million Technip Energies shares for total proceeds of $135.1 million. Upon completion of the January sale, we retained a direct stake of 12.9 million shares, representing 7.1% of Technip Energies’ issued and outstanding share capital. As of March 4, 2022 the value of our investment in Technip Energies was $155.3 million.

On January 10, 2022, we announced that following a comprehensive review of the Company’s strategic objectives, we were proceeding with the voluntary delisting of our shares from Euronext Paris. The delisting was completed on February 18, 2022.

ESG
Appointed Sophie Zurquiyah to the Board

► Announced our aim to reduce our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions by 50% by 2030

► Included an ESG metric in our annual cash incentive plan, to directly link our compensation program to our ESG commitments and objectives

► Enhanced our commitment to diversity and inclusion across the organization

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Market Leadership
Subsea	Surface Technologies

Achieved inbound orders of $5 billion, including contract awards for:

► ExxonMobil Yellowtail project in Guyana

► Petrobras Búzios 6-9 fields project in Brazil

► Tullow Jubilee South East project in Ghana

Achieved inbound orders of $1.8 billion driven by increased international award activity

► International business highlights:

► Awarded largest-ever Surface Technologies contract for wellheads, trees, and associated services by ADNOC, underscoring our relationship of over four decades

► Successful expansion of our manufacturing capabilities in Saudi Arabia, furthering our partnership with Saudi Aramco

► North America business highlights:

► Further market adoption of iComplete™ ecosystem, enabling significant cost savings versus traditional work scope

► Continued digital transformation to monitor, measure, and reduce the carbon footprint of oil and gas operations through our E-Mission™ solution

Energy Transition
Since our inception as an integrated company in 2017, we have been pursuing innovation that improves project economics while reducing emissions within the conventional energy space. We have also been exploring ways to position TechnipFMC for the energy transition with differentiated solutions that leverage our core competencies and existing resources. With our introduction of New Energy Ventures, we will accelerate and grow our contribution to this rapidly evolving market through three main pillars of greenhouse gas removal, offshore floating renewables, and hydrogen. We will leverage our subsea and surface expertise in project integration to approach these new opportunities with a new execution model, integrated Offshore Novel Energies (“iONE™”). We are making solid and tangible progress in establishing a clear path for TechnipFMC in the energy transition.

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TechnipFMC Proxy Statement 2022

2021 Compensation Highlights

Our executive compensation programs are designed to directly link our executives’ pay to their performance and the achievement of TechnipFMC’s overall performance and business strategies to create and preserve value for our shareholders.

In 2021, our Executive Officers led the successful completion of the Spin-off of Technip Energies and the emergence of TechnipFMC as an industry-leading, fully integrated technology and services provider, unlocking significant long-term growth potential and shareholder value. The ability to focus on our distinct and expanding market opportunities and customer base and our compelling and distinct investment profile has poised us for significant growth and positioned us to capitalize on the energy transition.

During the year, we continued our successful transformation of the subsea industry through our integrated model, expanded our strategic alliances and partnerships, transformed our operating model through industrialization and standardization; and advanced technology and innovation through digital integration. We introduced New Energy Ventures, where we will accelerate and grow our contribution to the energy transition. We also continued our commitment to ESG with our three-year ESG scorecard and our 50 by 30 commitment – targeting a 50% reduction in Scope 1 and 2 CO2 equivalent emissions by 2030.

Against this backdrop, the Compensation and Talent Committee took several actions in 2021 to align with the Company’s business objectives and shareholder interests, align with our ESG goals, and position the business for future success.

Compensation Actions in 2021 that Supported Key Business Strategies

► Introduced ESG Performance as a performance measure in our 2021 Annual Incentive Plan

► In 2021, we directly linked our three-year strategic objectives around our ESG scorecard to the Annual Incentive Plan. The scorecard includes specific, measurable and challenging goals to reduce our environmental impact, to support the communities where we live and operate, to improve and respect diversity and inclusion in our Company, to reinforce our health and safety culture, and to reaffirm our commitments to respecting human rights and to corporate governance.

► 25% of the Annual Incentive Plan payout will be based on performance relative to this scorecard, thus creating a meaningful link between ESG results and executive compensation.

► Our ESG scorecard provides transparency, and linking the results to compensation ensures accountability.

Aligned Annual Incentives to Financial Strategic Priorities

► We included Adjusted EBITDA as a Percentage of Revenue and Free Cash Flow from Operations as performance measures in our Annual Incentive Plan, each component weighted at 25%.

► Adjusted EBITDA as a Percentage of Revenue reflects profitability and sustainability of our business and drives us to leverage cost efficiencies. Free Cash Flow from Operations is a key priority to maintain financial health and liquidity, generate returns to shareholders, and provide us with capital to make strategic investments in the future.

Continued overleaf >

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TechnipFMC Proxy Statement 2022

Continued to align Long-Term Incentive Compensation with Shareholder Returns

► 70% of the 2021 Long-Term Incentive grant is performance-based and based on achievement of 2021 - 2023 relative total shareholder return (“TSR”) targets.

► A higher weighting of performance-based equity compared to market prevalence strengthens the alignment of our program with shareholder interests.

Ended Temporary Reduction in Compensation

► In May 2020, in response to the business downturn during the COVID-19 pandemic, the Compensation and Talent Committee temporarily reduced the base salary for our Chair and CEO by 30% and for other executive officers by 20%. The previous salaries were reinstated on January 1, 2021. Other than this reinstatement no increases in base salaries or incentive targets were awarded to the NEOs in 2021.

Incentivized executive officers to ensure stability and continuity to execute on our strategy post Spin-off

► Our executive officers are critical to our future success as they provide deep company and industry expertise. These executives have been responsible for our transformation into a fully integrated leader in technology and innovation and the successful completion of the Spin-off, and have well positioned the Company for future growth and the energy transition.

► One of the key priorities for the Compensation and Talent Committee was retention, motivation and continuity of the executive team to achieve ambitious organizational transformation and strategic growth, against a backdrop of significant volatility and uncertainty in the energy industry. While there were no changes to base salary or incentive targets, the Compensation and Talent Committee awarded a one-time enhancement to the Long-Term Incentive grants for Mr. Pferdehirt and Mr. Rounce to enhance the retention provided from unvested long-term incentives and recognize their contributions to the Spin-off transaction.

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TechnipFMC Proxy Statement 2022

2021 Financials[1]

Total Company	Subsea	Surface Technologies
Results	Results	Results

► Inbound orders of $6.8 billion, driven by early stages of broad market demand recovery

► Strong focus on cash generation helps drive full-year cash flow[2] of $523.3 million

► Introduction of New Energy Ventures business to accelerate and grow opportunities in energy transition

► Inbound orders increased 24% year-over-year, including award of first iEPCI™ project in Brazil

► Strong industry adoption of iEPCI™ expanded our number of alliances and partnerships

► Extended Subsea 2.0™ across portfolio to include all system level components and all-electric system

► Inbound orders increased 69% year-over-year, with a multi-year contract from ADNOC, the segment’s largest ever award

► International revenue increased to 69% of segment, led by higher activity in the Middle East

► Advanced digital transformation with the introduction of E-Mission™ solution for removal of greenhouse gas emissions

(1)	Reported financial results for the 12 months ended December 31, 2021 and inbound and backlog as of December 31, 2021 are as reported in our Form 10-K.
(2)	Cash flow from operations minus capital expenditures.

2021 total Company inbound orders of $6.8 billion increased 33% compared to 2020. The significant increase resulted in part from the improved outlook for energy demand as global activity responded to pandemic mitigation and economic stimulus efforts. Subsea inbound orders improved 24% and reflected continued strength in South America, particularly Brazil and Guyana. We also experienced further adoption of integrated Engineering, Procurement, Construction, and Installation (“iEPCI™”), with increased geographic expansion. Surface Technologies inbound orders increased 69% versus the prior year and included the largest-ever contract for the segment, a multi-year award from Abu Dhabi National Oil Company (ADNOC).

Revenue of $6.4 billion was down modestly compared to 2020, decreasing by $127.1 million. Subsea revenue decreased 3% due to lower project activity, partially offset by increased activity in Surface Technologies where international revenue accounted for 69% of the segment.

Operating results in 2021 of $183.4 million improved when compared to the prior year primarily due to the significant reduction in non-cash impairment charges and lower restructuring and other charges. Results also benefited from the mitigation of COVID-19 impacts, cost reduction initiatives, and increased installation and services activity.

Backlog increased 5% compared to 2020. Subsea backlog ended 2021 at $6,533 million, with more than $3,160 million scheduled for execution beyond 2022. Backlog for Surface Technologies increased 172% to $1,125 million. Our significant backlog provides solid revenue visibility in future periods.

For additional details regarding the Company’s 2021 financial performance, please see the section entitled “Executive Compensation Discussion and Analysis — 2021 Performance and Impact on Executive Compensation.”

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TechnipFMC Proxy Statement 2022

Executive Compensation

Named Executive Officers

Our named executive officers ("NEOs") for 2021 are:

Douglas J. Pferdehirt Age: 58 Position Held in 2021: Chair and Chief Executive Officer	Alf Melin Age: 52 Position Held in 2021: Executive Vice President and Chief Financial Officer from January 25, 2021 to December 31, 2021
Justin Rounce Age: 55 Position Held in 2021: Executive Vice President and Chief Technology Officer	Barry Glickman Age: 53 Position Held in 2021: President, Surface
Jonathan Landes Age: 49 Position Held in 2021: President, Subsea	Maryann T. Mannen Age: 59 Position Held in 2021: Executive Vice President and Chief Financial Officer from January 1, 2021 to January 24, 2021, departed from TechnipFMC on January 24, 2021

Executive Compensation Overview

Our vision to enhance the performance of the world’s energy industry is supported by the relentless drive of every individual at TechnipFMC. We are united by one single purpose: to bring together the scope, knowledge, and determination to transform our clients’ project economics.

Our executive compensation is designed to help us achieve our vision by:

►    Motivating our executive officers to achieve and exceed our short-term and long-term goals and objectives

►    Aligning the interests of our executive officers with the interests of our shareholders by focusing our executive compensation program on drivers of sustainable shareholder value and by ensuring a majority of executive compensation is at-risk

►    Providing market competitive levels of compensation to help us retain and attract exceptionally talented individuals who can deliver on our vision

►    Paying for performance by aligning performance objectives with our strategy and shareholder interests and rewarding executives when superior performance is achieved

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TechnipFMC Proxy Statement 2022

Changes to our Executive Compensation Program Based on Shareholder Feedback

Our Compensation and Talent Committee values shareholder feedback, carefully reflecting on the results of shareholder advisory votes and input received during shareholder engagement. At our 2021 annual general meeting of shareholders, 84.6% of votes cast approved our 2020 executive compensation program as disclosed in our 2021 Proxy Statement.

Our Board and executive leadership were pleased with the support of our executive compensation program and continued to engage with our shareholders to receive valuable input on our program.

Listed below are key changes to our executive compensation programs in 2022, both as part of our annual review process as well as in response to shareholder feedback:

Include Return On Invested Capital (“ROIC”) in Performance Based Long-Term Incentive Plan

► We will reintroduce ROIC as a performance measure for the 2022 long-term incentive award grant, in addition to relative TSR (each weighted at 50% of our performance based Long-Term Incentive Plan).

► ROIC will be calculated based on a three-year average net operating profit after tax divided by a three-year average invested capital, and will assess our profitability and how effectively the Company uses capital over the three-year period to generate income.

► The relative TSR metric is based on equity returns, both share price performance and dividend distributions relative to an external peer group.

► We believe an equal weighting of ROIC and relative TSR provides clear line of sight for our executive officers to long-term financial performance and shareholder value creation, and is strongly supported by our shareholders.

Increase the rigor of the Relative TSR payout scale in our Long-Term Incentive Plan

► We will increase the rigor of the relative TSR payout scale in our long-term incentive plan. For the 2022-2024 plan, the relative TSR component of the plan will pay at target when achieving a 50th percentile position versus our relative TSR Peer Group (our current plan pays out at target when achieving a 42nd percentile position versus our relative TSR Peer Group). This change will more closely align payouts with equity returns experienced by shareholders.

Executive Compensation Practices

Our compensation practices are designed to align with shareholder interests and incorporate strong governance practices that support the guiding principles of our executive compensation program, which include the following:

►	Attract talented individuals by providing market competitive levels of compensation
►	Retain our leaders by incentivizing them to deliver on our vision
►	Align to our pay-for-performance philosophy
►	Link the interests of our executive officers with the interests of the Company and shareholders
►	Align executive officers’ interests with our long-term financial and strategic objectives
►	Maintain flexibility to better respond to energy industry cycles
►	Encourage prudent risk-taking by our executives

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TechnipFMC Proxy Statement 2022

What We Do:	What We Don’t Do

► Pay for performance by aligning performance measures with our strategy and shareholder interests

► Provide the majority of NEO compensation as performance-based, “at-risk” compensation

► Maintain a claw-back policy in the event of malfeasance or fraud

► Require robust executive and director share ownership requirements

► Engage an independent, external compensation consultant

► Benchmark compensation against relevant global and industry peer groups

► Cap PSU payout at target when relative TSR exceeds peers’ TSR but absolute TSR is negative

► No single-trigger vesting upon a change-in-control

► No guaranteed bonuses

► No uncapped incentives

► No tax gross-ups on any severance payments

► No excessive perquisites, benefits, or pension payments

► No discounting, reloading, or repricing of stock options

► No hedging and pledging of Company securities

For additional details regarding our executive compensation program, please see the section entitled “Executive Compensation Discussion and Analysis.”

Executive pay programs aligned with shareholders

The industry downturn due to the COVID-19 pandemic had a meaningful impact on the Company’s financial and stock price performance over the past several years. Our Chair and CEO’s three-year average realizable compensation is projected to be approximately $3.2 million less than target compensation (or 24% below target) for compensation granted in 2019 and 2021.

Declines in stock price have a direct impact on the value of Long-Term Incentives held by the executive. TSR is down approximately 56% between January 1, 2019 and December 31, 2021 and the executive’s LTI granted between 2019 and 2021 is worth approximately 37% less than the original target value as of the applicable grant date.

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TechnipFMC Proxy Statement 2022

2019 to 2021 CEO Average Compensation
('000s)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$13,492
$10,250
Target
Realizable

Target compensation reflects the average of fiscal 2019, 2020, and 2021 base salary rate, target bonus, and target value of long-term incentives granted.

Realizable compensation reflects the average of fiscal 2010, 2020, and 2021 base salary rate, actual bonus, in the-money value of stock options based on the Company’s December 31, 2021 closing stock price of $5.92, value of restricted stock units based on the Company’s December 31, 2021 closing price, and value of performance share units based on the Company’s December 31, 2021 stock price and assuming target performance.

Shareholders have provided support for say-on-pay

We received more than 84% of shareholder support for our say-on-pay proposal at our 2021 Annual General Meeting of shareholders and have averaged more than 78% shareholder support over the past four years. The Compensation and Talent Committee strongly values the opinions of our shareholders as expressed in the say-on-pay vote and believes that the support received in 2021 and over the past five years demonstrates a strong alignment of our compensation program with our shareholders’ interests.

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TechnipFMC Proxy Statement 2022

Environmental, Social, and Governance

Our actions and goals in Environmental, Social, and Governance (“ESG”) derive from our foundational beliefs, with a close tie to Sustainability: We act responsibly, always considering our impact on the planet, people, and communities in which we operate.

Our decisions regarding corporate responsibility, governance, and sustainability are founded on the principles that guide our Company. Our core values provide the framework for all of our decision making and are based on our Foundational Beliefs. Each of the three pillars of ESG – Environmental, Social, and Governance – support us in being responsible corporate citizens and drive our ambitions to be more sustainable. In 2020, we formalized our ESG ambitions in our 2021-2023 ESG scorecard (“the scorecard”), with clear metrics designed to drive performance and accountability. As such, we have renamed the Corporate Responsibility and Sustainability section of the Report to Environmental, Social, and Governance.

While the scorecard measures specific achievements in ESG, our activities are not limited to those that are measured on our scorecard, or to actions and monitoring required by law. Our achievements in ESG, including achievements under each pillar of the ESG scorecard, and activities are presented over the following pages, including activities which are not reflected in the scorecard.

To better reflect our focus on corporate responsibility and sustainability at the Board level, the ESG Committee’s charter includes oversight of the Company’s policies, programs, and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, and ESG risk management. This committee also reviews and monitors the development and implementation of ESG targets, standards, metrics, or methodologies, and reviews the Company’s public disclosures with respect to ESG matters.

Through ESG, we will promote a sustainable future for our Company in which TechnipFMC remains an inclusive and diverse workplace where our people are respected, valued, and inspired.

TechnipFMC follows the Ten Principles of the United Nations (“UN”) Global Compact in the areas of Human Rights, Labor, Environment, and Anti-Corruption. The UN Global Compact is also a call for action to achieve its 17 Sustainable Development Goals (“SDGs”). These societal goals are at the heart of the UN’s 2030 Agenda for Sustainable Development and are aimed at ending poverty, protecting the planet, and ensuring that all people enjoy peace and prosperity by 2030.

After evaluation, we have aligned our targets with the UN SDGs for which we believe we can achieve the greatest positive impact, given their relevance to our business and sustainability strategy. The application of these SDGs throughout this section are identified by the SDG icon labels.

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A snapshot of our 2021 progress towards our ESG goals in our 2021-2023 scorecard is set out below. Based upon our overall performance we believe we achieved 120% of our requirements for this year’s ESG targets and initiatives. Detailed explanation of our progress is set out in the respective Environmental, Social, and Governance sections below.

ESG | Environmental Social Governance

ESG scorecard 2021-2023

Year 1 results against 2021-2023 targets

Environmental

Reduce our clients' carbon footprint (kt CO_2 eq.)

Order intake linked to lower carbon intensity

CO_2

Target: 33%
Actual: 22%
22%

Water consumption

Target: 10%
Actual: 9%
9%

Recycled and reused waste

Target: 53%
Actual: 46%
Baseline: 48%
46%

Social

Fair representation

Female graduate recruitment

Target: 45%
Actual: 47%
47%

Underrepresented populations in senior management

Gender
Target: 26%
Actual: 21%
21%

Nationality/race*
Target: 20%
Actual: 20%
20%

Awareness and culture

Inclusive leadership training

Target: 100%
Actual: 54%
54%

Community

Volunteering initiatives

Target: 800
Actual: 136
17%

STEM initiatives

Target: 160
Actual: 68
45%

Governance

Leadership in HSE

SIF Prevention Projects (cumulative)

Target: 400
Actual: 244
61%

Human rights due diligence

Audits on high-risk suppliers

Target: 100%
Actual: 33%
33%

Ethics and compliance

Annual training for all managerial levels

Target: 100%
Actual: 100%
100%

CO_2

Reduce our carbon footprint by 50% by 2030 (kt CO_2 eq.)

2017 Baseline: 677
Target: 338
Actual: 279

2017 Re- Baseline: 312
Target: 156
Actual: 279

Board Oversight of Environmental, Social, and Governance topics

Our Environmental, Social, and Governance Committee (the “ESG Committee”) reviews and monitors the development and implementation of ESG targets, standards, metrics, or methodologies, and reviews the Company’s public disclosures with respect to ESG matters. Our Board of Directors receives regular updates and recommendations from our ESG Committee.

Areas of oversight include:

►	Review policies, programs, and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, and ESG risk management.
►	Review and monitor the development and implementation of targets, standards, metrics, or methodologies that the Company may establish from time to time to assess and track the ESG performance of the Company, including any environmental, social, or community projects undertaken by the Company and any related actions with respect to its employees, communities, and other stakeholders, taking into account the impact of such performance and actions on the reputation of the Company and their consistency with the Company’s ESG strategy.

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►	Review the Company’s public disclosures with respect to ESG matters, including any ESG disclosures for inclusion in the Company’s Annual Report and other documents which are intended to be disclosed to the public and/or the Company’s shareholders, and the Company’s engagement with shareholders, including any proposals, concerns, and other ESG issues that shareholders wish to bring to the Company.

Core Values and Foundational Beliefs

Our core values are the drivers that guide how we act in a distinctly TechnipFMC way so we can deliver on our purpose and achieve our vision. We bring our values to life through our behaviors – specific, observable, and measurable actions.

Our core values

Realizing possibilities	Achieving together	Building trust

The heart of everything we do

► We strive for ever better	► We work as one team	► We listen to improve
► We take initiative	► We share knowledge	► We partner constructively
► We learn from success and failure	► We embrace diversity of thought	► We seek to outperform

Our Foundational Beliefs are the cornerstone of our values that describe how we fundamentally do business and what we never compromise on, no matter the circumstances.

Safety We will not compromise on health, safety, and security.	Respect We treat everyone honestly, fairly, and courteously.	Integrity We hold ourselves to the highest moral and ethical principles.	Sustainability We act responsibly, always considering our impact on the planet, people, and communities in which we operate.	Quality We deliver the highest quality in everything we do.

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Environmental

Each of the three pillars of our ESG strategy is rooted in Sustainability, one of our Foundational Beliefs, which simply states: We act responsibly, always considering our impact on the planet, people, and communities in which we operate.

It is our policy that we will not compromise on safety, health, security, or the environment to achieve our financial, project, service, and manufacturing objectives. Through this, we are committing our resources and expertise to continually assess and mitigate potential pollution related to environmental impacts from our activities, through better design, process improvement, and efficient technologies. We operate our business in a manner that minimizes the impact of our operations on the environment and develops sustainable solutions to reduce carbon emissions and our overall environmental footprint.

Our environmental program at TechnipFMC is directed to protecting the environment where we operate, identifying and evaluating environmental risks to mitigate and prevent pollution by implementing controls, including identification of and compliance with applicable environmental regulations, and by using natural resources efficiently.

We measure our success and promote the continued improvement of our environmental management system through the reduction of environmental incidents and our environmental footprint through clear and meaningful key performance indicators to enhance our environmental performance.

This Environmental section details our efforts to mitigate the impact we have on our planet. The scorecard contains metrics related to our environmental performance, and demonstrates how we are taking greater responsibility in playing our part in the journey to a net zero-carbon society.

The scorecard, which is published annually and tied to bonus schemes throughout the Company to encourage positive behaviors, covers three distinct areas of our environmental efforts: Scope 1 and Scope 2 Greenhouse Gases (“GHG”) emissions, waste, and water management.

Our environmental actions and commitments are not limited to those covered by the scorecard. We have set other indicators that measure our environmental footprint and potential risks.

Our scorecard Commitments

Our carbon footprint: Scope 1, Scope 2, and Scope 3 emissions

Our 50 by 30 target – to reduce our Scope 1 and Scope 2 GHG emissions by 50% by 2030 – was announced in November 2020 and has been adopted into our ESG scorecard. It covers CO2 equivalent (“CO2e”) emissions from fuel combustion as well as emissions from the purchase of electricity, heat, cooling, and steam by the Company for its own use.

The Spin-off of Technip Energies had a significant impact on the size and nature of our operations. To promote fair and relevant reporting, a recalculation of the 2017 base year was required to deduct Technip Energies’ emissions. Following our GHG Management Methodology, and in alignment with the GHG Protocol Corporate Accounting and Reporting Standard, TechnipFMC has completed this recalculation and the scorecard and 50 by 30 targets now reflect this adjusted base value and the company we are today. We are constantly striving to achieve these targets, taking into account the evolving market, and the availability of renewable energy sources which play an important role in meeting the new targets.

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To meet our target, we are currently working on several initiatives. Our vessel management team, OneFleet, has conducted an evaluation on the efforts needed to reduce Scope 1 emissions from fuel consumption and identified initiatives such as the upgrade of vessels and use of alternative fuel, in alignment with commercial and regulatory factors. Under Scope 2, some workplaces are evaluating the installation of solar panels to provide energy to the facility as well as evaluating the availability of renewable sources in the current energy source.

In 2021, we implemented a Scope 3 GHG Management standard that defines the methodology to account for the GHG emissions from our value chain. We also conducted a review of Scope 3 and agreed on the categories on which the Company will report in 2022. Scope 3 covers CO2e emissions from purchased goods and services, business travel, treatment of waste generated at our workplaces, transportation and distribution, and leased assets when these are not considered within Scope 1 and Scope 2. These emissions will be reported in the Corporate HSE reporting system. The Company has selected 2019 as its base year for Scope 3 because it is the year that best represents our value chain relationship before the challenges posed by COVID-19. TechnipFMC estimated Scope 3 GHG emissions from some of the categories for 2019 (e.g., business travel, purchased goods) within the boundaries established.

TechnipFMC calculates Scope 1 and 2 GHG emissions in alignment with the GHG Protocol Corporate Accounting and Reporting Standard. The inventory includes GHG emissions from the workplaces where TechnipFMC has operational control. Activity data from fuel purchased and energy consumption is collected and reported on a periodic basis and published emission factors are used to calculate the Scope 1 and 2 GHG emissions. Scope 2 emissions are calculated following the location-based method. After evaluating the data available and assessing the appropriate level of detail to influence Scope 3 GHG emissions in the supply chain, it was decided that TechnipFMC will gather direct consumption data from its largest suppliers, who represent approximately 85% of TechnipFMC’s weight of goods procured (about 10% of suppliers by count). Scope 3 GHG emissions for the remainder of the supply chain will be estimated based on the country of supply and goods procured. Scope 3 GHG emissions associated with the transportation of goods will be calculated based on weight, distance, and mode of transportation in most instances when dedicated transportation is hired by TechnipFMC, in which case emissions will be calculated based on fuel consumption. Our Global Travel team worked with our main vendors to obtain data for 2019 to calculate Scope 3 GHG emission for business-related travel, based on employee population distributions correlated to travel volumes and spend. Data from 2019 provides a more accurate reflection of business travel than data from 2020, which was affected by the COVID-19 pandemic. Scope 3 GHG emissions from business travel from 2019 through 2021 will be calculated based on Spend Method and use Distance Method thereafter. Per the boundaries set for business travel, the mode of transport included in the baseline calculations and targets are air, rail, and use of rental cars for business purposes. Air travel data will be received by our global, primary Travel Management Company and will consider origin and destination only. Car mileage will be received by our two primary global suppliers, capturing more than 80% of known volume.

As described above, our 50 by 30 target has been adjusted to the 2017 baseline which changed from 677 Ktonnes CO2e to 312 Ktonnes CO2e. Our performance is now assessed against a lower recalculated target of 156 Ktonnes CO2e. Our commitment remains unchanged in reducing 50% of our Scope 1 and 2 GHG emissions by 2030. As of the end of 2021, the total Scope 1 and Scope 2 GHG emissions were 279 Ktonnes of CO2e versus 338 Ktonnes of CO2e reported in 2020.

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TechnipFMC Proxy Statement 2022

Scope 1 & 2 GHG Emissions
tonnes CO_2e
312,053.41
-5%
296,950.56
1%
299,138.53
13%
338,008.21
-17%
278,923.41
2017
2018
2019
2020
2021

* Results reflect adjusted 2017 baseline.

The reduction in GHG emissions is mainly linked to operational initiatives. Our OneFleet team has implemented measures to increase energy efficiencies in our vessels, and one of the vessels underwent an upgrade by installing a hybrid battery system in 2021. This system reduces the number of engines running in operational mode, reducing fuel consumption and, thus, the Scope 1 GHG Emissions. It also brings savings on maintenance, cost of third party service and spare parts.

We continue engaging with our business units, functions and workplaces to identify opportunities to reduce our consumption of fuel and energy and increase our efficiency, and identify key workplaces with higher GHG emissions to focus on reduction opportunities.

The table below describes the annual quantity of Scope 1 and 2 GHG emissions resulting from activities the Company is responsible for and has operational control over, reported in tonnes of CO2e, reflecting the adjusted 2017 baseline. The Scope 2 GHG emissions are calculated following the location based method, which reflects the average emissions intensity of the grids that supply the energy to our workplaces.

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Total GHG Emissions (in Tonnes CO2 equivalent)	2019*		2020*		2021*
	Scope 1	Scope 2	Scope 1	Scope 2	Scope 1	Scope 2
Offices	478	7,719	317	9,107	2,015	3,662
Manufacturing/ Services/Fleet	255,949	34,993	291,539	37,046	236,083	37,163
GHG Emissions by Scope	256,427	42,712	291,856	46,152	238,098	40,825
TOTAL GHG Emissions	299,139		338,008		278,923

* Results reflect adjusted 2017 baseline.

Our fleet management team is implementing a plan to reduce its GHG emissions by 50% by 2030 taking into consideration energy efficiencies, vessels upgrade, and renewable fuels, as they become available in appropriate markets.

Scope 1 and 2 GHG emissions from workplaces of the Company in the United Kingdom represent 3% from the Scope 1 and 2 GHG emissions for the total Company.

GHG Emissions Intensity

Our 50 by 30 target is based on an absolute value of Scope 1 and 2 GHG emissions. Due to the nature of our business, it is also important to assess our emissions based on our activity to understand our emissions when project activity increases. Currently, the GHG emissions intensity factor is calculated by dividing the total Scope 1 and Scope 2 GHG emissions by the hours worked. Hours worked has been acknowledged as being most representative of the Company’s overall activity and is frequently used in HSE standards in the industry.

GHG Emissions Intensity (CO2e/workhours)	2019	2020	2021
	4.78	5.90	5.61

Energy Consumption

The aggregate of (i) the annual energy consumed from activities for which the Company is responsible including the combustion of fuel and the operation of any facility) and (ii) the annual quantity of energy consumed resulting from the purchase of electricity, heat, steam, or cooling by the Company for its own use for the year ended December 31, 2021 was 1,063,845 MWh. 7% of this energy consumed came from renewable sources. Our workplaces are working to increase this percentage. There is a reduction of 17% of the energy consumed in 2021, in comparison from the energy consumed in 2020.

Energy consumed by the Company in the United Kingdom represents 4% of the total energy consumed by the Company.

The energy consumed by workplaces of the Company in the United Kingdom is 4% of the total energy consumed by the Company worldwide.

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2021	Total Company	% Energy Consumed in the UK
Energy Consumed	1,063,845,000 kWh	4%
Energy Consumed from purchase of electricity, heat, steam, or cooling	130,770,957 kWh	11%

Our clients’ carbon footprint

We aim to help reduce our clients’ carbon footprint. In the scorecard, we target 33% of our orders to be linked to lower carbon intensity offerings. We will also establish carbon reduction targets for our clients, baselined to 2020. In 2021, we exceeded our expectations by reducing our client’s carbon footprint by 22% against our 2023 target of 33%.

We have lower-carbon solutions for the energy industry. In Subsea, our Subsea 2.0™ products and all-electric offering result in lower carbon footprints. In Surface, iProduction™, E-Mission™, electrification, and methane guiding principles have helped to reduce emissions. As of the end of 2021, lower-carbon solutions such as these made up 20% of our order book.

Water and waste management

We are working towards meeting the 2023 targets of a 10% reduction in water consumption and a 10% increase in the amount of waste generated at our workplaces that goes for recycling or re-use.

At TechnipFMC, we prioritize water conservation and circular water management. We have internal requirements for wastewater management and we promote wastewater treatment and water reuse in our workplaces.

For 2021, the first year of the scorecard, we exceeded our expectations on water consumption by reducing consumption by 9% against a three-year 10% target.

* Results reflect adjusted 2017 baseline.

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Reducing material waste and promoting recycling is a key part of our environmental management system and operating strategy. We strive for circularity in our business and operations by reducing material use at source, minimizing waste generation, and increasing waste recycling and reuse. Workplaces worked diligently to look at areas of opportunities to implement initiatives to reduce waste generation and increase waste recycling and material reuse.

The Company has targets to increase the recycling and reuse rate at our workplaces as part of our ESG scorecard. In this area, the first course of action is to reduce waste generation. As of the end of 2021, waste generation was reduced by 22% in comparison with 2020. The recycling rate slightly reduced to 46% in 2021.

* Results reflect adjusted 2017 baseline.

The Company is creating a Global Water Management program and a Global Waste Management program to continue enhancing performance in these areas by implementing an assessment at each workplace and a hierarchy of decision making for water consumption and reuse as well as waste minimization, which will include the identification of recycling and reuse opportunities.

Beyond the scorecard

Our efforts under the Environment pillar go beyond those detailed in the scorecard, as we demonstrate in the following pages.

Climate Change

We created TechnipFMC with the vision to drive real change in the energy industry. Our corporate strategy has always been focused on the successful delivery of this vision, while our Foundational Beliefs represent our fundamental view that how we do business is as important as why we do business. Together, our strategy and our beliefs drive our ESG practices to reshape the industry for a sustainable future.

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Our Environmental focus is built upon reducing the carbon footprint of both TechnipFMC and our clients, as well as a focus on waste management. In our business activities and projects, we give priority to renewable energies and sustainable materials and we promote water reuse and encourage recycling.

Since 2011, our Dunfermline site in the UK has generated its own power from a wind turbine	In Brazil, seven of our eight sites operate with 100% electricity from hydro and renewables	In Singapore, we’re generating electricity and reducing CO2 emissions with 6,000 solar cells

Renewable Resources

We are already using certain renewable resources for our own energy consumption. Since 2011, we have generated electricity using a wind turbine to power our manufacturing operations in Dunfermline, Scotland. Our facilities in Brazil began with changing to lower energy light bulbs and currently seven of TechnipFMC’s eight operating facilities in Brazil operate with electricity that is 100% from the country’s vast hydro-based resources and other renewable sources.

During 2021, solar panels have been installed in a number of our workplaces and our facility in Singapore installed more than 6,000 solar cells that generates more than 2,945,000 kWh of electricity each year which represents 30% of the electrical power used at the site and reduce CO2e emissions by 1,260 tons each year. In addition, 80% of the shop floor lighting has been replaced with lower energy LED bulbs, reducing electricity consumption by 62%. Our facility in Hyderabad, India, installed solar panels generating up to 10,000 KWh of solar energy per month and providing up to 15% of the electrical power for the plant.

As more resources become available, we will look to utilize hybrid battery and biofuel solutions as transportation fuel, with the potential for significant conversion of our offshore fleet.

Air Emissions

As part of our environmental management approach, in addition to GHG, we monitor other air emissions on a monthly basis, including:

►	Sulphur oxides (SOx);
►	Nitrogen oxides (NOx); and

We monitor air emissions from our workplaces in line with our commitment to manage and minimize the impact of our operations on local air quality.

Governance

In addition to our ESG Committee, TechnipFMC has a non-Board level structure in place to oversee the governance of our ESG strategy. The structure consists of an ESG Steering Committee, an Environmental Operating Committee, and an Environmental Working Group (“EWG”).

The ESG Steering Committee is composed of members from our Executive Leadership Team, which reports to our Board of Directors, as well as from operational and functional management. The main responsibility of this committee is to provide focus on corporate responsibility and sustainability, direction and long-term strategy toward our plans of reduction of GHG emissions, to ensure we have proper policies, programs, and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, and ESG risk management. This committee also reviews and monitors the development and implementation of ESG targets, standards, metrics, or methodologies, and drafts the Company’s external communications with respect to ESG matters.

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The Environmental Operating Committee is composed of members from our business units and functions that meet to clarify workstream objectives, determine goals, KPIs and milestones; decide on organization and processes related to the environment as part of our ESG strategy; define mitigations and elevate risks and concerns as well as opportunities to the ESG Steering Committee; review and agree on standards, scopes, and products; align their functions in the strategy; and facilitate the implementation of plans to achieve goals and enable targets to be met.

The final part of the structure is the EWG. The EWG reports to the Health, Safety, Environment, and Security (“HSES”) team at corporate level and coordinates a network of HSES specialists from all regions and business units. EWG responsibilities include the setting of environmental programs, supporting the enhancement of environmental performance, and developing global environmental initiatives involving all our regions and projects to reduce our environmental footprint. From the EWG, several working groups are formed to deal with specific topics, such as one created to review the GHG training materials, and one formed to review the tool used to calculate GHG emissions for projects and products.

As part of the environmental governance framework, environmental data is collected on a monthly basis through our Quality, Health, Safety, Environment, and Security (“QHSES”) reporting system from each workplace where TechnipFMC has operational control for both, whether owned or leased workplaces. This data reflects the environmental performance of entities involved (e.g., offices, manufacturing, yards and spoolbases, and fleet operations). A monthly report is distributed to our business units and functions leadership to inform on current conditions and identify opportunities for improvement in managing our environmental footprint in the areas of GHG emissions, energy consumption, waste generation, water consumption, and environmental incidents. These monthly reports are discussed in the EWG meetings to improve reporting metrics, identify opportunities for improvement, and promote data quality and completeness.

Management Systems and Standards

All workplaces and projects within the Company are managed by dedicated QHSES managers and directors, with a team of QHSES professionals responsible for the application of the environmental rules in their respective areas to enable our environmental requirements to be well implemented. Our Code of Business Conduct requires managers to inform employees, contractors, and suppliers of applicable environmental rules, procedures, and expected behaviors, and that people reporting to them receive the required environmental training. Our Code of Conduct is discussed further in the section entitled “Our Compliance Program.”

A key element of the Company’s environmental program is our Global Environmental Management Standard, applicable to all our workplaces. The standard details the minimum requirements for identifying any potential environmental risk of our activities, products, and services, and opportunities to manage the related impacts by identifying and implementing appropriate controls, improving as a consequence our environmental performance. This process allows us to identify, monitor, and mitigate environmental risks at every business level. The standard is fully in line with the ISO 14001 requirements and in compliance with all applicable environmental regulations.

In 2018, TechnipFMC adopted a Global Greenhouse Gas Management standard to promote a responsible and consistent approach to GHG management across the Company and enhance the capabilities in GHG reduction in our business. During 2021, the standard was revised to update and clarify the boundaries of GHG accountability reporting; specify sources of the GHG emissions and provide resources for data collection; and specify responsibilities, among other criteria. The standard sets the methodology to calculate Scope 1 and 2 GHG emissions from fuel and electricity consumption. The revised standard also added the reporting requirement on refrigerants within Scope 1. It further specifies the source for the use of emission factors to align with industry databases appropriate for the activity being reported. Emission factors used are from databases such as the Department for Environment, Food, & Rural Affairs, the Environmental Protection Agency, and the IPCC Guidelines for National Greenhouse Gas Inventories.

The Company established the Scope 3 GHG Management standard in 2021 to promote completeness and consistency in the accounting for and reporting on Scope 3 GHG emissions from the Company’s value chain. It describes the

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methodology that is followed to select the categories the Company considers in the Scope 3 GHG emissions inventory, their reporting boundaries, and how these emissions are calculated and reported.

In addition to reducing emissions in our business through our product offering, we have also implemented standards for our workplace to manage and reduce our environmental and carbon footprint. Our GHG Mitigation Hierarchy of Control was established in 2021 to provide the Company with the process to determine the best actions to reduce GHG emissions at our workplaces. It describes the carbon management hierarchy to avoid, reduce, replace or, as a final option, offset, the Company’s carbon emissions. Our Green Office program was revised during 2021. This program guides offices across the organizations to identify and implement initiatives to manage their environmental footprint including lowering GHG emissions, reducing water consumption and waste generation, and increasing waste recycling and material reuse. It is the objective of this program that offices continuously assess and improve their environmental footprint.

We continue to commit resources and expertise to eliminate hazards, reduce risks, and prevent injury, ill health, and environmental pollution related to our activities through design, process improvement, and technologies. As such, 37 entities had an active ISO 14001 certification during 2021. The management system used to certify these entities is the same used across the organization. As with the environmental performance data, data on ISO certified workplaces is shown after the Spin-off from Technip Energies.

Environmental Events

We have a consistent procedure for recording, reporting, and investigating environmental incidents, using our QHSES incident management and analysis tool. In case of an unexpected environmental event, containment and mitigation measures are immediately initiated. Incidents are immediately recorded and assigned an “actual” and “potential” impact rating. We formally investigate any potential or actual event then implement corrective actions to prevent reoccurrence. Events deemed as having high-level consequences are notified to the management team through a “first alert” process and all high-potential consequence incidents are subject to in-depth investigation.

In order to manage our environmental incidents effectively, we also monitor our total environmental incident rate (“TEIR”) (by reference to 200,000 worked hours) and our total relevant incidents rate (“REIR”) (by reference to 200,000 worked hours). The total REIR captures all significant environmental incidents within our responsibility. This indicator enables us to understand the effectiveness of our incident management system. The REIR also assists us in monitoring our actual risk in terms of environmental incident management. It covers all incidents of a certain environmental impact, triggering management attention, including incidents which:

(a)	involve a discharge/release above regulatory or client limits;
(b)	reach warning levels provided by regulatory agencies;
(c)	may cause public concern.
(d)	impact work; and
(e)	require external support for containment or clean-up.

The REIR for 2021 is 0.01 versus 0.09 in 2020. The Company did not have any significant incidents with an adverse impact on the environment in 2021.

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Social

The second pillar of our ESG strategy is Social. Its roots are also in Sustainability, one of our Foundational Beliefs, with particular reference to our impact on people and the communities where we operate. Our Social actions are also closely linked to two of our other Foundational Beliefs, Integrity and Respect. Our actions seek to empower our people to be the difference, while helping TechnipFMC exhibit the power of inclusion by exercising the value of diversity.

There are three Social commitments on our ESG scorecard which drive intentional actions in support of our inclusion and diversity journey – Awareness & Culture, Fair Representation, and Community.

Our Social actions and commitments are not limited to those covered by the scorecard. The scorecard goals and our ongoing progress are detailed below.

Our Scorecard Commitments

Fair Representation

TechnipFMC is committed to improving the recruitment of female graduates and the proportion of underrepresented populations in senior management. As at the end of 2021, our global graduate program consisted of 47% female participants – exceeding our scorecard target of 45% by the end of 2023.

Under our 2021-2023 scorecard, we also aim to increase underrepresented populations in senior management: our target is to increase the percentage of females in senior management to 26% by the end of 2023. As at the end of 2021, we exceeded our targets, with female representation in senior management standing at 21%. We further aim to increase the percentage of underrepresented nationalities (nationalities outside North American and European countries) and U.S. minorities in senior management to 20%, and as at 2021 we have already met our target, with 20%. The protection of personal information varies widely from country to country thereby making it difficult to track certain characteristics. Instead, we link to nationality and U.S. minorities, encouraging the development of local talent around the globe. Given the evolving nature of this population, we will continue to keep leadership succession high on the agenda to maintain or further improve fair representation.

A goal to designate a minimum of one female to each Leadership Succession Plan and resulting efforts to identify internal talent early has translated into an increase in depth and representation of females and underrepresented nationalities and U.S. minorities. We have increased representation of females on our Executive Leadership Team by the promotion of our Executive Vice President People & Culture and Executive Vice President of New Energy Ventures to the team in 2021.

Awareness & Culture

In February 2021, our Inclusive Leadership Learning journey began for all managers. The launch of this curriculum

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focused on the development of inclusive behaviors, the importance of allyship, and eliminating unconscious biases. This initiative was recognized by employees by winning the Company’s internal 2021 Driving Change Awards in the Employee Development and Engagement category.

As part of the scorecard, our goal is for 100% completion of this e-learning by managers by 2023. In 2021, we exceeded our expectations with 100% of senior managers and 54% of managers completing the e-learning, against our 2023 target of 100%.

Community

TechnipFMC is focused on making a long-term, positive impact in the communities where we live and work. We encourage our employees to actively engage in ‘giving back’ through active engagement in health, education, and local employment. Initiatives include our iVolunteer global volunteering program, which encourages employees to perform four hours of volunteering each year at the Company’s expense, and promoting science, technology, engineering and mathematics (“STEM”) careers.

We are working towards participating in 800 volunteering initiatives and 150 STEM initiatives by 2023. As at the end of 2021, we had achieved 136 volunteering and 68 STEM initiatives, being 17% and 45%, respectively, towards our 2023 ESG scorecard goal. These levels of participation occurred in an environment that remained largely impacted by COVID-19’s effects on in-person contact and events, which limited traditional volunteering opportunities and STEM events. However, our employees still responded with their typical dedication and generosity. In 2022, we will introduce a global solution that will provide endless opportunities and flexibility in engaging our employees and building our philanthropic story.

Beyond the Scorecard

There are many initiatives that we do not measure in the scorecard, such as our people’s charitable initiatives and activities, and more formal schemes such as career development. We explore some of those areas over the following pages.

Community Highlights

COVID-19 Relief Support in India Employees in our Hyderabad, India, location donated 5,000 three layered reusable face masks and 1,500 face shields to Rachakonda Police Department.

Ghana’s Pink Volunteers - Breast Cancer Walk and Run

In October 2021 our Ghana employees volunteered and raised funds to promote Breast Cancer Awareness and alleviate the cost of treatment for cancer patients who cannot afford the cost of treatment.

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TechFest’s STEM Next

TechnipFMC sponsored TechFest’s STEM Next essay competition in Scotland for students aged 16 to 18 which aims to explore the future of STEM research and encourage young people to enter into STEM careers.

STEM Day goes BOLD-ly into the virtual world

TechnipFMC’s BOLD employee resource group held its 4th Annual STEM Day and transformed the in-person event into a virtual experience for nearly 400 students across the Greater Houston area.

DIY Face Shield Project TechnipFMC’s Asiaflex Products team in Malaysia made 1,500 face shields for front-line staff at a COVID-19 quarantine center.

Making a difference together TechnipFMC’s Measurement Solutions document controllers collected garbage in the walking paths around various neighborhoods in Kongsberg.

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STEM Lectures in Brazil TechnipFMC’s engineers volunteered with the Project Enterprising Trail and young apprentices in Brazil on STEM topics that focused on LEAN and women in STEM.

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Governance

The third pillar of our ESG strategy is Governance, which is touched by all of our Foundational Beliefs: Safety, Quality, Sustainability, Integrity and Respect.

Each of the commitments covered in our ESG scorecard is tied closely to making a positive impact on our people and the communities where we operate – leadership in HSES, human rights due diligence, and ethics and compliance training – but also links to the aspirations of our other Foundational Beliefs, because how we do business is as important as why we do business.

Our Governance actions and commitments are not limited to those covered by the scorecard. Our progress towards our scorecard commitments are detailed below.

Our Scorecard Commitments

Leadership in HSE
At TechnipFMC, we are committed to upholding a strong safety culture by rolling out Serious Incidents and Fatalities Prevention (“SIFP”) programs. For 2021, the first year of the scorecard, we exceeded our expectations by 30%, with 244 SIF projects suggested out of a three-year target of 400.

Our SIFP program is a cornerstone of our prevention mindset. It is a proactive, high-impact risk prevention program which aims to shift the organization’s focus from reactive to proactive risk reduction. The objectives are to prevent serious injuries, to proactively reduce our overall risk profile by putting mitigation strategies in place, and to bring visibility to critical issues requiring the support of leadership.

Our further actions in HSE are discussed in greater detail in the Health, Safety, and Environment section of this report in the following pages.

Human rights due diligence
We are raising the bar on workers’ welfare through human rights audits in high-risk countries. Under our ESG objectives, we have undertaken a commitment to complete 100% of the human rights audits scheduled each year on our 100 most significant suppliers in countries where there are high risks of human rights abuses. In 2021, we laid the groundwork for all of the audits (developing questionnaires, selecting suppliers, creating an audit toolbox, etc.) and completed the first phase of the audits.

As at the end of 2021, we met our expectations for the first year of our scorecard by completing 33% of the audit of our most significant suppliers. The audit consists of three stages, of which we have completed the first: we issued our Self-Assessment Questionnaire (that was developed based on industry standard best practices) and received a 100% response rate from suppliers. Based on these questionnaire responses, and with the use of due diligence tools, we then completed a due diligence review of all 100 suppliers, and met our 2021 goal of completing the first round of desk audits for selected suppliers. Our goal is to complete the second and third stages of the audit during the years 2022-2023, comprising desk audits and on-site/virtual audits for the selected suppliers. In addition, an annual review will be conducted each year going forward to update the selected supplier list as needed.

Ethics and compliance
Our Code of Business Conduct helps us recognize and address the ethical dimensions of our everyday decisions. It provides practical guidance about what is expected of all of us. Board oversight of our ESG strategy and executive remuneration further ensures fairness. This commitment targets 100% completion of our Ethics and Compliance e-learning by all managers every year. We systematically roll out the program and are measuring completion rates of the courses.

For 2021, the first year of the scorecard, we met our expectations 100%, with all managers taking required ethics and integrity courses this year.

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Beyond the Scorecard

Our efforts under the Governance pillar go beyond those detailed in the scorecard, as we demonstrate in the following pages.

Our Compliance Program

How TechnipFMC conducts its business across the world is as important as why TechnipFMC does business. We act in accordance with our core values and our Foundational Beliefs in all that we do. We aspire to develop business relationships with like-minded partners who are guided by a similar set of principles of business conduct. Integrity is one of the most critical cornerstones of the way we conduct business, and we hold ourselves to the highest integrity principles, which drive our compliance program.

Our Code of Business Conduct is built on our Foundational Beliefs of safety, integrity, quality, respect, and sustainability, and gives us a common language and playbook for decisions and actions that help us live our core values. Available in 13 languages, our Code of Business Conduct helps us recognize and address the ethical dimensions to our everyday decisions. In addition to our Code of Business Conduct, we maintain a world-class compliance program that is designed on a risk-based approach and focuses on the following priorities:

►	Anti-bribery and corruption: our standards and processes provide a clear and comprehensive framework for our business in all of the countries in which we operate, in compliance with all applicable laws.
►	Human rights: the protection of human rights is an essential business principle we promote for our employees in the workplace and across our supply chain.
►	Trade controls and foreign boycotts: we implement policies and procedures pertaining to international trade laws and regulations imposed by applicable authorities.
►	Data privacy: we implement appropriate security and access measures to protect personal data stored in information systems.

Our compliance program is supported by a global team of professionals embedded across our organization, who are responsible for the provision of advice, counsel and training, as well as auditing of our program and its controls. This is designed to mitigate and monitor compliance risk in support of our operations. Our program is led by a Chief Compliance Officer, who reports dually to our Executive Vice President and Chief Legal Officer, and to the Chair of the Board of Directors’ Environmental, Social, and Governance Committee. Our Chief Compliance Officer regularly reports compliance matters to management and formally reports to the Committee quarterly. These reports include continuous enhancements to our compliance program and allegations regarding potential non-compliance with our Code of Business Conduct.

We believe it is up to all of us to uphold the principles in our Code of Business Conduct. We encourage employees and others to raise questions and concerns to ensure that we are leading by example. Suspected breaches of our Code of Business Conduct can be reported through various means, including through an independent third party via the dedicated reporting helpline. TechnipFMC has a zero-tolerance policy on retaliation against employees for reporting suspected violations of our policies or Code of Business Conduct.

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Anti-Corruption and Anti-Bribery Compliance Controls

The Company is committed to conducting business across the world ethically, lawfully, and in accordance with our core values and our Foundational Beliefs. Therefore, all employees, as well as our business partners and supply chain, are expected to conduct their activities in an ethical and lawful manner on a day-to-day basis.

All acts of fraud and corruption (including bribes, kickbacks, and self-dealing) are strictly forbidden. We compete fairly on the strength of our technology, service, and execution excellence. We do not tolerate corruption in any form and do not make or accept improper payments to obtain or retain business with those in government or the private sector, or as a reward for awarding subcontractor or supplier contracts. We are committed to complying with all international and national legislation against illegal payments, including prohibitions on facilitation payments (to expedite routine and administrative government action) except in extraordinary circumstances where the safety or security of an employee is in immediate danger.

We conduct due diligence of potential business partners before entering into a relationship to better enable us to identify partners that share our commitment to ethical business practices and partners whose other relationships do not create the appearance of a potential conflict of interest. Our Code of Business Conduct highlights our commitment to integrity, and in conjunction with our standards and procedures, we have implemented a variety of anti-bribery and corruptionrelated operational standards that translate our general principles into concrete operating procedures.

We have also developed an Anti-Bribery and Corruption Standard, which applies to all our directors, officers, employees, and contracted personnel, aimed at providing a clear and comprehensive operational framework for the conduct of our business in all of the countries in which we operate. The Anti-Bribery and Corruption Standard sets out the Company’s principles for strict compliance with applicable anti-bribery and corruption laws.

The Company pays particular attention to indicators that could cast doubt on the honesty and integrity of third parties involved in our business. We have developed a Business Partner Standard, which applies to all our directors, officers, employees, and contracted personnel. It establishes the due diligence requirements and procedures for third-party government intermediaries and joint ventures/consortia partners, and enables us to assess and manage bribery and corruption risks while conducting business globally.

We have a Gifts, Hospitality, and Travel Standard, which applies to all our directors, officers, employees, and contracted personnel, setting forth our rules related to the receipt or provision of gifts, hospitality, or travel, and establishing procedures for the approval, reporting, and accounting of such. The Gifts, Hospitality, and Travel Standard serves to assist employees in ensuring that gifts and hospitality, whether given or received as part of a usual courtesy of business, are not and cannot be considered as bribes.

We also have a Social Donations, Sponsorships, and Charitable Contributions Standard, which applies to all our directors, officers, employees, and contracted personnel, setting forth our rules relating to making contributions to our communities. As a responsible corporate citizen, TechnipFMC believes in contributing to the communities where we conduct business around the world by supporting worthy causes, donations, and activities. Under appropriate circumstances, social donations, sponsorships, and charitable contributions provide an important way for TechnipFMC to play a constructive role in the societies and communities in which we live, work, and conduct business. This standard, which applies to all our directors, officers, employees, and contracted personnel, sets forth our rules associated with these activities so that our contributions are not misused for improper purposes, such as to disguise illegal payments to government officials.

Our Code of Business Conduct and its related standards are applicable to all directors, employees, business partners, and supply chain members, as well as all of our business transactions, and all of our majority-owned or controlled subsidiaries. We will also use our best efforts to induce our joint venture and consortium members to adopt the standards or agree to abide by an equivalent set of standards. In sum, our compliance program is designed to effectively mitigate and monitor risks relevant to our enterprise to enable us to preserve the interests of our stakeholders in accordance with our core values and Foundational Beliefs.

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Code of Business Conduct

Our Code of Business Conduct is built on our Foundational Beliefs and gives our directors, officers, and employees a common language and playbook for decisions and actions that help us live our core values. We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of Company policy and the law. Moreover, we have a helpline in place for employees, officers, directors, and external parties to anonymously report violations of our Code of Business Conduct or complaints regarding accounting and auditing practices. Reports of possible violations of financial or accounting policies are reported to our Audit Committee.

We will disclose amendments to, or waivers of, our Code of Business Conduct that are required to be disclosed under the U.S. Securities and Exchange Commission (“SEC”) and NYSE rules or any other applicable laws, rules, and regulations. Any waiver of our Code of Business Conduct for our officers and directors must be approved by the Board or a relevant Board committee. We have not made any such waivers, and do not anticipate making any such waiver.

Human Rights

Respect is one of our Foundational Beliefs. It guides how we fundamentally do business and what we never compromise on, no matter the circumstances. We believe that everyone is entitled to honest, fair, and courteous treatment. We do not tolerate any form of modern slavery and we express a strong commitment for respecting human rights and are against the use of child, forced, indentured, or involuntary labor, regardless of where we conduct business.

Our Code of Business Conduct reflects our commitment to acting ethically and lawfully and recognizing human rights on a global basis. It is our policy that our Code of Business Conduct be shared and discussed with our clients, suppliers, and business partners to better explain our rules of conduct and reinforce our culture of accountability. We aim to develop business relationships with like-minded subcontractors, suppliers, and business partners who are guided by a similar set of principles of business conduct, and aspire to only do business with counterparties who respect human rights and uphold labor laws.

TechnipFMC has published its statement on slavery and human trafficking for the financial year ending December 31, 2020 in accordance with section 54 of the U.K. Modern Slavery Act 2015. This document is available on our website at www.technipfmc.com under the heading “About us > Ethics and Compliance > Slavery and Human Trafficking Statement.” Our statement addressing 2021 shall be published later this year on our website.

Our employees are encouraged and expected to report violations or suspected violations of our Code of Business Conduct. Various channels are available, including the option to report concerns to their managers, to anyone in the corporate compliance or legal department, the employee’s human resources representative, or an independent third party via a dedicated reporting helpline and website.

We treat all reports of suspected violations of our Code of Business Conduct confidentially and will share the information only with those who have the responsibility and authority to investigate and properly resolve the issue. In addition, we have a zero-tolerance policy on retaliation against employees for reporting suspected violations of our policies or Code of Business Conduct or for cooperating with an investigation. We encourage employees and others to raise questions and concerns to ensure that we are leading by example.

The Company endeavors to ensure compliance with human rights regulations and principles within the scope of our operations and in accordance with the following international human rights regulations and principles:

►	The United Nations Guiding Principles on Business and Human Rights
►	The 1948 Universal Declaration of Human Rights
►	The International Labour Organization’s Fundamental Conventions regarding the freedom of association, the eradication of discrimination and forced labor and the abolition of child labor

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The Company also remains a member of the United Nations Global Compact.

The Company also adopted a Human Rights Standard setting forth recognized human rights principles so that our operations are executed in compliance with the same and so that everyone with whom we work is treated with respect and dignity. Our Standard codifies the Worker Welfare Principles developed by Building Responsibly. The Company remains a proud member of this group of leading engineering and construction companies that are working together to promote the rights and welfare of workers across the industry, representing more than 580,000 employees and operating in over 100 countries. We continue working on our human rights strategy to embed respect for human rights in our operations and business relationships and to promote the protection of human rights for our employees in the workplace and across our supply chain as a foundational business practice. We have created an internal Human Rights Working Group, bringing together our support functions and operations to foster and promote a better working environment for our employees and our suppliers. The group conducted an internal human rights risk assessment to assess our processes against international standards, Building Responsibly principles, and our clients’ human rights expectations. The assessment also looked at the standardization of our processes across the Company and at our human rights expectations towards our suppliers. For example, we have developed Suppliers and Subcontractors Integrity expectations including commitment to human rights principles and have started deploying these expectations with our partners, requiring adherence to the same in the execution of their operations. Also, we continue to assess how our company-wide due diligence processes and monitoring processes could be reinforced in this area.

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Corporate Governance

The Board believes that the purpose of corporate governance is to facilitate effective oversight and management of the Company to maximize shareholder value in a manner consistent with our vision statement, purpose, core values, Foundational Beliefs, Code of Business Conduct, and all applicable legal requirements.

The Board provides accountability, objectivity, perspective, judgment, and, in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to our shareholders, the fundamental role of the Board is to ensure continuity of leadership; the implementation, understanding, and pursuit of a sound strategy for the success of our Company; and the availability of financial and management resources and the implementation of control systems to carry out that strategy.

Governance Guidelines and Key Board Practices

Our Corporate Governance Guidelines (“Governance Guidelines”) contain general principles and practices regarding the function of the Board and its committees. The Governance Guidelines establish a framework to guide the Board in its oversight responsibilities in a manner that is independent of management and aligned with the interests of our shareholders. The Board reviews these governance practices, the laws of England and Wales under which we are incorporated, the regulations, directives, and decisions of the European Union, the rules and listing standards of the NYSE, and the regulations of the SEC, as well as best practices recognized by governance authorities, to benchmark the standards under which it operates.

Key Elements and Practices

►	Composition of the Board. Our Board seeks to attract professionals who are not only qualified under the governance rules pertinent to our Company but also bring diversity of thought and experience. Our ESG Committee considers multiple factors when determining whether a candidate is qualified to serve on our Board in order to achieve a balance between fresh perspectives and the deep knowledge and experience of our more tenured directors. As such, our ESG Committee often considers a candidate’s:

► Experience in corporate management, as a board member of another publicly held company, and in finance and accounting and/or compensation practices
► Professional and academic experience relevant to our industry
► Leadership skills
► Cultural perspective and diversity of thought
► Ability to commit the time required for service on our Board

►	Board and Committee Evaluations. Each year our directors complete a self-evaluation to determine whether the Board and its committees are functioning effectively. Additionally, each of the Audit, Compensation and Talent, and ESG Committees conducts a separate evaluation of its own performance and the adequacy of its charter. These evaluations include an assessment of the diversity of talents, expertise, and occupational and personal backgrounds of the Board members. The ESG Committee receives comments from all directors and reports the results of the evaluations annually to the Board, as well as recommendations for improvements in the overall performance of the Board and its committees.

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►	New Director Orientation and Continuing Education. An orientation program has been developed for new nonexecutive directors, which includes written materials and meetings with our executive officers. The orientation program is designed to provide general information about our Board and its committees; a review of director duties and responsibilities; and comprehensive information about our industry, operations, strategies, and challenges. The Board believes that ongoing education is important for maintaining an effective Board. Accordingly, our Board encourages directors to participate in ongoing education, and reimburses directors for expenses incurred in connection with such education programs.

►	Retirement Policy. As further described in our Governance Guidelines, a non-executive director whose birth date occurs prior to July 1 must retire at the annual general meeting of shareholders of the Company during the year of such director’s 72nd birthday, and a non-executive director whose birth date occurs on or after July 1 must retire at the annual general meeting of shareholders of the Company the year following such director’s 72nd birthday. Our Board may waive this policy on a case-by-case basis on the recommendation of the ESG Committee if it deems a waiver to be in the best interests of the Company and its shareholders.

►	Director Share Ownership Requirements. Within five years following initial election to the Board, directors are required to own Ordinary Shares with a value equal to or more than five times the Company’s annual cash retainer paid to directors.

Shareholder Engagement

The Company annually seeks feedback through engagement with shareholders, and we continued this practice in 2021. Our relationship and ongoing dialogue with our shareholders is an important part of our Board’s corporate governance commitment. For our 2021-2022 engagement, we contacted proxy advisory firms and our top shareholders representing approximately 46% of our Ordinary Shares outstanding. Management, and in some instances, our ESG Committee Chair, held meetings with proxy advisory firms and shareholders representing approximately 16% of our Ordinary Shares outstanding.

Through these engagements, the Company received feedback on our strategic and financial performance, executive compensation, Board composition, and governance topics, as well as important environmental and social issues. Some shareholders did not require a meeting as they either indicated their support for our ESG, compensation, and governance practices or did not have questions regarding our ESG, compensation, or governance practices.

Furthermore, in early 2022, we also engaged our shareholders in order to discuss more broadly our Board leadership structure and diversity, general Board practices, our executive compensation program, and our sustainability efforts. We welcomed our shareholders’ feedback and suggestions in maintaining the balance between strengthening the link between pay and performance, retaining and motivating our executives, and appropriately compensating our executives for outperformance, while increasing long-term shareholder value.

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Board Alignment with Shareholder Feedback

What We Heard	What We Did
Reinforce the link between incentive measures and business strategy and market conditions

►   The majority of our long-term equity plan for our executive officers continues to be performance-based, consisting of 70% Performance Share Unit awards (“PSUs”) and 30% Restricted Stock Unit awards (“RSUs”).

► We updated our Compensation Peer Group and Relative TSR Peer Group to reflect changes in our business environment.

►    We introduced ESG Performance as a measure in our annual cash incentive plan, in order to drive accountability and strengthen the link between our compensation program and our ESG commitments and objectives. This measure will make up 25% of our annual cash incentive plan and will pay out based on the achievement of our ESG 2021-2023 scorecard objectives.

►    We will continue to include Adjusted EBITDA as a Percentage of Revenue and Free Cash Flow from Operations as measures in the annual cash incentive plan, with an objective to increase our operating profitability, leverage cost efficiencies, maintain the financial health and liquidity of the Company, and drive shareholder value creation.

►    In 2022, we will reintroduce Return On Invested Capital (“ROIC”) as a performance measure in addition to relative TSR in the annual long-term incentive award grant. We believe that ROIC, combined with relative TSR, strongly align with shareholder interests and are meaningful ways to drive long-term performance.

►    We adjusted the 2022-2024 relative TSR payout scale to pay at target when achieving a 50th percentile position versus our TSR Peer Group. This change will more closely align payouts with equity returns experienced by shareholders.

Increased focus on sustainability and business impact of climate change

►    In 2021, we announced our 50 by 30 initiative which is our commitment to reduce emissions from our own operations, with a target of 50% reduction of CO2 equivalent emissions by 2030 (Scopes 1 and 2). Our Scope 3 target is currently being defined.

►    We are transitioning our business toward the energy transition, evolving with our client-base, with the establishment of New Energy Ventures which will primarily focus on greenhouse gas removal, offshore floating renewables, and hydrogen.

Creation of Shareholder value

►    We completed the Spin-off of Technip Energies in 2021, occurring by way of a pro-rata dividend to the Company’s shareholders of 50.1% of Technip Energies shares. Each of the Company’s shareholders received one Technip Energies share for every five shares of the Company.

Effective Board size and importance of balanced Board leadership

►    Upon completion of the Spin-off, we reduced the size of our Board from 15 to 10 directors, which was further reduced to 9 at last year’s Annual Meeting. We continue to balance our Board leadership between our Executive Chair and Lead Independent Director.

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Leadership Structure of the Board

The Board believes that our shareholders are best served by a Board that has the flexibility to adjust our leadership structure to the evolving needs of the Company. In 2019, with the completion of the post-merger integration, the Board determined that combining the roles of Chair and CEO, paired with a strong Lead Independent Director, would be in the best interests of our shareholders. Pascal Colombani served as our Lead Independent Director until the closing of our Spin-off, at which time Claire S. Farley was appointed as the Board’s Lead Independent Director.

Each of the Chair’s and Lead Independent Director’s specific responsibilities are listed below:

Executive and Board Leadership

Douglas J. Pferdehirt Chair of the Board and CEO
Key Responsibilities
► All strategic and operational aspects of the Company
► Serving as the principal external spokesperson for the Company with analysts, investors, media, and clients
► Managing all executives of the Company
► Leading the Board
► High-level government and client engagement

Independent Leadership
Claire S. Farley Lead Independent Director
Key Responsibilities
► Approving Board meeting schedules and agendas
► Presiding over all meetings of the Board at which the Chair and CEO is not present
► Calling meetings of the Board, as necessary ► Presiding over executive sessions of the independent directors
► Acting as the liaison between the independent directors and the Chair and CEO ► Monitoring and reporting to the Board any conflicts of interests of directors
► Participating in the Company’s shareholder engagement program, when required

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Our Board believes that a combined Chair and CEO leads to a more decisive and effective leadership, both within and outside the Company. The CEO is the individual with primary responsibility for managing the Company’s day-to-day operations and is best positioned to chair regular Board meetings as the Board discusses key business and strategic issues for the benefit of the Company and its shareholders.

This leadership structure is balanced by the oversight of the remaining members of our Board, each of whom is an independent director, and ensures that the Board functions independently. Moreover, only independent directors serve on our Audit Committee, Compensation and Talent Committee, and ESG Committee. In addition, the Board nominated Ms. Farley to continue to serve as Lead Independent Director, who has the ability to call meetings of the Board and presides over executive sessions of the Board.

For transparency and alignment, our Compensation and Talent Committee consults all independent directors in setting our CEO’s compensation, but the authority to approve our CEO’s compensation remains with the fully independent Compensation and Talent Committee. In addition, our CEO’s annual performance objectives are reported and evaluated by both the Compensation and Talent Committee and the ESG Committee to ensure a comprehensive, inclusive, and diverse analysis and evaluation of our CEO’s annual performance.

Finally, the Board believes that the Company’s Governance Guidelines, and the quality, stature, and substantive business knowledge of the Board, as well as the Board’s culture of open communication and transparency with the CEO and senior management, are conducive to Board effectiveness with a combined Chair and CEO position.

As our Company evolves, the Board will regularly evaluate the Board leadership structure to ensure it continues to meet the needs of the Company, and to ensure that it provides strong, independent oversight for our shareholders. In particular, as part of this evaluation, the Board will consider the outcomes of the annual Board and committee selfevaluation process and feedback received from shareholders, in addition to other factors, including the current state of the Company’s strategy and operations, recent Company performance, market and industry factors, and peer company practices.

Board Composition and Criteria for Board Membership

Our Board seeks directors whose complementary and diverse knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in areas critical to the Company. These include expertise in the energy and engineering industry, strategic planning and business development, business operations, sustainability and emerging technologies, finance and audit, corporate governance, and other areas important to the Company’s strategy and oversight. Our Board also assesses director age, tenure, and Board continuity and strives to achieve a balance between the perspectives of new directors and those of longer-serving directors with institutional insights.

Criteria for Board Membership in Governance Guidelines

Our Governance Guidelines state that candidates for our Board, in order to be nominated by our ESG Committee, must be qualified and eligible to serve under applicable law, our articles of association (“Articles”), and the NYSE rules, and should have:

►	A high level of personal and professional integrity
►	Strong ethics and values
►	The ability to make mature business judgments

In addition, the Governance Guidelines provide that the ESG Committee may consider additional factors when determining whether a candidate is qualified to serve on our Board, including the candidate’s:

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►	Experience in corporate management, as a board member of another publicly held company, and in finance and accounting and/or compensation practices
►	Professional and academic experience relevant to our industry
►	Leadership skills
►	Cultural perspective and diversity of thought
►	Ability to commit the time required for service on our Board

Board Composition, Refreshment, and Succession Planning

The ESG Committee regularly evaluates the composition of our Board and considers whether the Board has the right set of backgrounds, experience, skills, diversity, and qualifications to effectively oversee our Company’s strategy and our executives’ execution of that strategy. One of the key goals of our Board composition is to ensure we have the right skills and experience on our Board to execute our strategic goals successfully and efficiently. As such, the Board actively considers diversity of backgrounds, experience, skills, geography, and perspectives, including gender and cultural diversity, in the recruitment and nomination of directors. Our current directors possess a diversity of such skills, experience, and expertise that are relevant to our business, such as the following:

►	Executive leadership
►	Industry experience
►	Corporate governance and legal
►	Strategy and risk management
►	Cultural and gender diversity
►	Sustainability and emerging technologies
►	Outside public company board service
►	Finance and audit
►	Acquisition, divestment, and investment portfolio management

From 2019 through 2021, our ESG Committee, with the assistance of Spencer Stuart, a nationally recognized director search firm, identified, screened, and assessed the capabilities of potential new director candidates. This resulted in the Company identifying and appointing new Board members in 2019, 2020, and 2021: Mr. Yearwood and Mses. Øvrum and Zurquiyah, respectively, as part of our ongoing Board refreshment focus.

In addition to evaluating directors’ skills and experience that tie directly to our business strategy, the ESG Committee also regularly considers any changes in the professional status, independence, outside commitments, and other public company directorships of our directors to assess the potential impact of these changes on the Board’s effectiveness.

As further described in our Governance Guidelines, a non-executive director whose birth date occurs prior to July 1 must retire at the annual general meeting of shareholders of the Company during the year of such director’s 72nd birthday, and a non-executive director whose birth date occurs on or after July 1 must retire at the annual general meeting of shareholders of the Company the year following such director’s 72nd birthday. Our Board may waive this policy on a case-by-case basis on the recommendation of the ESG Committee if it deems a waiver to be in the best interests of the Company and its shareholders.

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Board and Committee Evaluations

The Board believes that a rigorous evaluation process is an essential component of strong corporate governance practices. The ESG Committee reviews regularly the Board’s composition, including the key skills and experience represented on the Board, to ensure it meets the changing needs of the business, also taking into consideration the outcomes of the annual Board and committee self-evaluation process, feedback received from shareholders, and evolving market best practices with respect to governance.

The ESG Committee’s annual evaluation process to evaluate Board effectiveness includes a full Board evaluation and committee evaluations.

Process is Initiated	Evaluation Distributed	Analysis	Presentation of Results
The ESG Committee reviews and approves the process to evaluate the performance of the Board of Directors and its three committees.

Questionnaires are distributed through a third-party web-based platform. The process encourages candid responses from our directors and promotes productive discussions.

Questionnaires solicit feedback on issues, including:

►    Board/Committee operations

►    Succession planning

►    Committee composition, processes, and effectiveness

►    Board dynamics

►    Director preparation, participation, and contribution

►    Management preparation and communications

		Completed questionnaires are analyzed and summarized by Company management and reported to the ESG Committee Chair.	The ESG Committee Chair reviews the results of the evaluations with the full Board and each committee to determine areas of opportunity.

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Board Commitments

In conjunction with our Board and committee evaluations, our ESG Committee is responsible for ensuring that our directors possess and demonstrate a willingness to devote the required time and attention to Board duties and to otherwise fulfill the responsibilities required of directors.

As noted above, a majority of our directors serve on no more than two other public company boards of directors. Our ESG Committee and our Board believe that each of our directors has demonstrated, and will continue to demonstrate, her or his expertise and ability to dedicate sufficient time to carry out Board duties effectively and diligently. Our directors’ outside board service or other commitments did not limit their ability to devote the required time and attention to their duties as directors of the Company as evidenced by the 100% attendance rate at our 2021 Board meetings for all our current directors.

In assessing our directors’ ability to devote the required time to his or her Board duties, the ESG Committee reviews the nature of the other companies on which they serve, including whether any board service is with a company that is either affiliated with their employer or affiliated with one of their other directorships. The Committee also discusses with each director the time commitments and expectations of his or her other board duties to ensure that he or she can continue to serve the Company and its shareholders effectively.

Mr. Carvalho Filho’s duties as a director of Companhia Brasileira de Distribuicão (Grupo Pão de Açúcar) (“GPA”) include serving on the board of a GPA affiliate, Cnova N.V. GPA has a 34% ownership interest in Cnova N.V. and three out of nine directors on Cnova N.V.’s board of directors are appointed by GPA. As such, Mr. Carvalho Filho’s role and time commitment at these two companies differs from serving on two traditional, unrelated publicly traded companies. Notably, Mr. Carvalho Filho has attended 100% of all Board meetings since the formation of TechnipFMC. His preparedness for meetings and active engagement with our Board and management continues to demonstrate his commitment to our Company and its shareholders.

Ms. Zurquiyah currently serves on the boards of directors of two other public companies: CGG S.A., for which she also serves as the chief executive officer, and Safran S.A. As a diverse director, Ms. Zurquiyah contributes her unique global background and leadership experience, oil and gas industry expertise, and experience in sustainability and technology, to our Company. Ms. Zurquiyah has demonstrated commitment to our Company and its shareholders since her election and has attended all Board and Committee meetings. In addition, in line with guidelines of certain institutional investors, Ms. Zurquiyah has informed the Company that she intends to resign from the board of directors of Safran S.A. before the end of 2022.

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Shareholder Recommendations for Future Candidates

Shareholders may submit recommendations for future candidates for election to the Board for consideration by the ESG Committee by writing to us at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, Attention: Corporate Secretary. All recommendations from shareholders will be reviewed by the ESG Committee. The ESG Committee evaluates nominees recommended by shareholders in the same manner in which it evaluates other nominees. Please see “Criteria for Board Membership in Governance Guidelines” above.

Board Diversity

Our Board of Directors demonstrates a broad range of diversity, across gender and race or ethnicity, in addition to their diversity of skills and experiences. The following charts show the composition of our Board by gender and racial or ethnic diversity.

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Enterprise Risk Management

Executive management is responsible for the day-to-day management of the risks the Company faces, while our Board, as a whole and through its various committees, has responsibility for the oversight of risk management for the Company. The Company has an Enterprise Risk Management (“ERM”) process and framework to identify and evaluate varying levels of risk and their potential impact on the Company, as well as steps to further mitigate those risks. As part of the ERM framework, our senior management, led by our CEO, undertakes a process that identifies, categorizes, and analyzes the relative severity and likelihood of the various risks to which the Company is or may be subject. In addition, our Board and its committees receive periodic reports from senior management that identify and assess significant enterpriserelated risks and address mitigation strategies and plans implemented or proposed for each key risk.

In addition, while the Board has ultimate responsibility for overall risk management oversight, it has designated each of its three Board committees with oversight of certain risks within their own areas of responsibility, as indicated in the table below.

Audit	Compensation and Talent	ESG

► Legal and regulatory compliance related to financial statements and disclosures

► Financial reporting and internal controls

► Liquidity

► Contract management

► Cybersecurity

► Other risks, such as taxes and foreign exchange

► Insurance

► Legal and regulatory compliance related to compensation and benefits

► Compensation policies and practices (including employee benefit plans and administration of equity plans)

► Procedures for management succession

► Diversity and inclusion

► Legal and regulatory compliance related to corporate governance ► Director succession ► Crisis management preparedness ► Environmental, social, and governance

Health, Safety, and Environment (“HSE”) risks and mitigating actions are reported to the Board of Directors by our Chair and CEO for consideration and advice. HSE is one of the core risk areas for our Company and therefore the Board of Directors has determined that the responsibility for this area is shouldered by our Chair and CEO.

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Committees of the Board of Directors

In 2020, to better reflect our focus on corporate responsibility and sustainability at the Board level, the originally named Nominating and Corporate Governance Committee’s charter was substantially expanded to include oversight of the Company’s policies, programs, and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, and ESG risk management. The charter of this committee, now our ESG Committee, was amended to refine its focus on ESG matters, with responsibility for reviewing and monitoring the development and implementation of ESG targets, standards, metrics, or methodologies, and reviewing the Company’s public disclosures with respect to ESG matters.

This year, to enhance our commitment to our employees, we changed the name of our Compensation Committee to the Compensation and Talent Committee, and the Committee’s charter was expanded to include oversight of succession planning of executive officers and senior management, with an enhanced focus on training and development and diversity and inclusion across TechnipFMC.

We also amended the charter of our Audit Committee to include responsibility for reviewing the metrics of certain health, safety, and environmental matters. Oversight for health, safety, environmental, and security matters remains with the full Board.

Accordingly, our Board currently has an Audit Committee, a Compensation and Talent Committee, and an ESG Committee, each of which comprises a minimum of three directors selected by the Board upon recommendation of the ESG Committee. Each member of our Audit Committee, Compensation and Talent Committee, and ESG Committee, which includes all members of our Board other than our Chair and CEO, meets the independence standards as defined under the NYSE’s listing standards and SEC rules, as applicable. Additionally, each member of our Audit Committee qualifies as an “audit committee financial expert,” as defined by SEC rules.

The Board receives regular updates from its committees on individual categories of risk, including strategy, financial/ operations, cybersecurity, people, technology, investment, legal/compliance, political/legislative/regulatory, and corporate responsibility and sustainability. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, which is reviewed annually, and may be viewed on our website at www.technipfmc.com under the heading “About us > ESG.”

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Audit Committee

2021 Meetings: 6
Current Members	Primary Responsibilities
Kay G. Priestly (Chair) Eleazar de Carvalho Filho Sophie Zurquiyah	► Oversight of the financial management and control of the Company, as well as oversight of the Company’s independent registered public accounting firm
► Monitoring the Company’s financial reporting process
► Reviewing the Company’s consolidated financial statements and internal controls with management and the independent auditor
► Monitoring the Company’s compliance with its internal accounting and control policies, as well as legal and regulatory requirements to the extent such compliance relates to the consolidated financial statements and financial disclosures
► Selecting, subject to shareholder approval, the Company’s independent auditor, and reviewing the qualifications, independence, performance, and remuneration of such independent auditor
► Reviewing the effectiveness and performance of the Company’s internal audit function
► Considers risks relating to cybersecurity and receives regular reports on the Company’s cyber readiness, adversary assessment, risk profile status, and any countermeasures being undertaken or considered by the Company
► Reviewing the effectiveness of processes for reviewing and escalating financialrelated allegations reported through the Company’s allegation hotline
► Reviewing certain Company metrics on health, safety, and environmental matters

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Compensation and Talent Committee

2021 Meetings: 5
Current Members	Primary Responsibilities
John O’Leary (Chair)[1] Claire S. Farley John Yearwood	► Reviewing, evaluating, and approving the agreements, plans, policies, and programs of the Company to compensate its independent directors, the Chair and CEO, and other officers
► Consistent with equity plans approved by the Company’s shareholders, reviewing, evaluating, and approving all equity awards by the Company to executive officers and approving the number of equity securities or equity derivatives that the CEO is authorized to allocate to all other employees at his discretion
► Reviewing the compensation disclosures in the Company’s U.K. annual report and proxy statement for the Company’s annual general meeting of shareholders
► Producing the Compensation and Talent Committee Report to be included in the Company’s proxy statement
► Reviewing, evaluating, and approving the directors’ remuneration policy and the directors’ remuneration report
► Reviewing and evaluating potential successors for executive officers and others in senior management
► Reviewing and evaluating global strategy on diversity and inclusion
► Otherwise discharging the Board’s responsibilities related to compensation of the Company’s executive officers and directors

(1)	Mr. O’Leary was appointed as Compensation and Talent Committee Chair effective May 20, 2021.

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ESG Committee

2021 Meetings: 4
Current Members	Primary Responsibilities
Peter Mellbye (Chair) Margareth Øvrum John Yearwood	► Advising and making recommendations to the Board regarding corporate governance and ESG practices and initiatives and overseeing the Company’s progress in implementing its practices and programs
► Monitoring the development and implementation of the Company’s compliance program (including procedures for allegation reporting, investigation, and remediation) to ensure that the Company operates in compliance with the principles of ethical conduct and good governance
► Identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and recommending director nominees to the Board for election at the annual general meeting of shareholders or for appointment to fill vacancies on the Board
► Recommending directors to serve on each committee of the Board and recommending the Lead Independent Director
► Leading the Board in the annual performance evaluation of the Board and its committees

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Board Meetings and Attendance

Our Board met in person or by telephone conference six times in 2021.

* Post February 16, 2021.

From January 1, 2021, prior to the Spin-off on February 16, 2021, the Company held one Board meeting, which all directors attended except for Arnaud Caudoux, who excused himself. James Ringler attended all Board meetings in 2021 for which he was a director of the Company.

All remaining directors attended 100% of our Board meetings and 100% of their committee meetings in 2021.

We encourage our directors to attend the annual general meeting of shareholders. Due to the COVID-19 travel restrictions and precautions, none of our directors was able to attend our 2021 Annual Meeting.

Director Independence

Annual Review of Independence

The ESG Committee conducts an annual review of the independence of Board members and reports its findings to the full Board, which then makes a determination as to the independence of each director, as defined under the standards adopted by the NYSE. These standards specify certain relationships that are prohibited in order for a director to be deemed independent. In addition to these objective standards, our Board makes a subjective determination of independence by evaluating all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with whom the director has an affiliation.

The Board has not adopted a policy that deems a director to be non-independent after a certain tenure on the Board as we believe our retirement policy and natural turnover will achieve the appropriate balance between long-term directors with deep institutional knowledge and new directors who bring fresh perspectives and diversity to our Board. Our Board reviews director tenure in connection with its director independence determinations. If all of our director nominees are elected at the Annual Meeting, the average tenure of our independent directors will be three years as the Board believes prior service on our legacy companies differed in breadth and scope from current service on our Board.

The Board’s independence determinations included a review of all 2021 commercial transactions, relationships, and arrangements between us and our subsidiaries, affiliates, and executive officers with entities associated with our directors or members of their immediate family. Such transactions, relationships, and arrangements are summarized below.

►

The Board considered that Mses. Farley, Øvrum, and Priestly, and Messrs. Mellbye, O’Leary, and, Yearwood, each served as directors or executive officers at companies that have had commercial business relationships with the Company in 2021, all of which were ordinary course commercial transactions.

►	Margareth Øvrum – Ms. Øvrum is a member of the Board of Directors of FMC Corporation, our former parent

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company. Our Company and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001.

Independence Determination

In determining that none of the relationships noted above affected the independence of any of the interested directors, the ESG Committee considered the nature of the transactions, the dollar amounts involved, and the respective director’s role, if any, in the transaction.

Based on the report and recommendation of the ESG Committee, the Board has affirmatively determined that each of our non-executive directors is “independent” as defined under the NYSE listing standards. As such, following our Annual Meeting, eight of our nine directors will be non-executive, independent directors. In addition, the Board has affirmatively determined that all of the members of the Audit Committee and Compensation and Talent Committee satisfy the enhanced independence criteria required for such members under regulations adopted by the SEC and NYSE listing standards.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

From January 1, 2021, the members of the Compensation and Talent Committee of the Board were Claire S. Farley, John O’Leary, Joseph Rinaldi, James M. Ringler, and John Yearwood, and from February 16, 2021 the members of the Compensation and Talent Committee of the Board were Claire S. Farley, John O’Leary, and John Yearwood. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries or had any relationships requiring disclosure with us or any of our subsidiaries. None of our executive officers has ever served on the board of directors or the compensation committee (or board committee performing equivalent functions) of any other entity that has had any executive officer serving as a member of our Board or Compensation and Talent Committee.

Communications with Directors

To provide our shareholders and other interested parties with a direct and open line of communication to our Board, a process has been established for communications with any member of the Board, including our Lead Independent Director, the Chair of any of our committees, or with our non-employee directors as a group, by sending such written communication to c/o Lead Independent Director, TechnipFMC plc, Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom. Please visit our website at www.technipfmc.com for any changes to our principal headquarters address. All communications will be received, processed, and then directed to the appropriate member(s) of our Board, other than, at the Board’s request, certain items unrelated to the Board’s duties, such as spam, junk mail, solicitations, employment inquires, and similar items.

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Director Compensation

This section describes the Company’s compensation programs that apply to our non-executive directors. The compensation of our Chair and CEO, Douglas Pferdehirt, is included in the “Executive Compensation Discussion and Analysis” section below because he is a named executive officer (“NEO”) under U.S. Securities and Exchange Commission (“SEC”) rules.

Non-executive Director Compensation

Compensation for our non-executive directors was developed by the Compensation and Talent Committee with the assistance of its compensation consultant as of February 2021, Willis Towers Watson, and approved by the Board. The program, which comprises cash compensation and Restricted Stock Units (“RSU”) awards, is designed to reflect the practices of both U.S. and European companies as determined by reference to the peer groups discussed in “Executive Compensation Discussion and Analysis.”

The directors’ compensation program is intended to provide a competitive package that enables the Company to attract and retain highly skilled individuals with relevant experience and the necessary time and ability to serve on the board of a company of our size, complexity, and geographical breadth. The program balances the practices within our market norms in our core geographies, and the varied expectations of our diverse shareholder base. Given the global talent pool that our directors represent, the program is also designed to provide sufficient flexibility in the form of compensation delivered to meet the needs of individuals who are located in different countries and the travel that is often required to attend meetings, while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Key Non-executive Director Compensation Practices
TechnipFMC uses an independent consulting firm to recommend changes in compensation for nonexecutive directors.
Any changes to our director compensation program are reviewed and approved by our Compensation and Talent Committee, comprising independent directors.
Any changes to our director compensation program recommended by our Compensation and Talent Committee must be ratified by a vote of our full Board.
Our Directors’ Remuneration Policy reflects sector and geographic (U.S. and European) peer groups as well as both U.S. and European compensation practices, given the global nature of the Company, our NYSE listing, and our U.K. incorporation.
Our Directors’ Remuneration Policy provides for an annual cap on total remuneration (i.e., cash and equity awards) of $500,000.
Each non-executive director is subject to a share ownership requirement of 5x the annual cash retainer.

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Components of Non-executive Director Compensation

The following table describes the components of the Company’s non-executive director compensation program for 2021 pursuant to our Directors’ Remuneration Policy, which was approved at last year’s Annual Meeting.

Compensation Element	Compensation
Annual Cash Retainer	$100,000
Annual Equity Grant

$175,000 in RSUs, vesting after one year of service and settled in Ordinary Shares on a date elected by the non-executive director that is either (a) after a period of one to 10 years from the grant date or (b) upon their separation from Board service. The elections are made prior to the beginning of the grant year and are irrevocable after December 31 of the year prior to grant.

Annual Chair Fee	$20,000 for Audit Committee $15,000 for Compensation and Talent Committee $10,000 for ESG Committee
Annual Lead Independent Director Fee	$50,000
Committee Meeting Fee	$2,500 per committee meeting
Other Benefits	Reimbursement of travel and other related expenses incurred in connection with attending Board and committee meetings Assistance with the annual individual U.K. tax return

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Non-executive Director Compensation Table

The following table details the total compensation for our current and former non-executive directors for the year ended December 31, 2021. Our Chair and CEO, Mr. Pferdehirt, is not included in the table below as he was an employee during 2021 and did not receive any additional compensation for his service as a director.

Current Members of the Board of Directors

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[2]	All Other Compensation ($)[3]	Total($)
	Annual Cash Retainer ($)	Additional Fees ($)[1]
Eleazar de Carvalho Filho	100,000	7,500	175,000	446	282,946
Claire S. Farley	100,000	53,539	175,000	-	328,539
Peter Mellbye	100,000	17,500	175,000	-	292,500
John O’Leary	100,000	16,500	175,000	446	291,946
Margaret Øvrum[4]	100,000	7,500	247,924	875	356,299
Kay G. Priestly	100,000	27,500	175,000	2,523	305,023
John Yearwood	100,000	15,000	175,000	284	290,284
Sophie Zurquiyah[5]	75,000	5,000	175,000	1,410	256,410

(1)	Includes the amount of fees paid for attendance at committee meetings and additional fees paid to the Chair of each Board committee and to the Lead Independent Director.
(2)	RSU grants were valued using the closing price on the NYSE of the Company’s Ordinary Shares on April 1, 2021 of $7.98 per share, in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The annual RSU grant vests after one year of service but is settled in Ordinary Shares. Subject to Company blackout rules, the non-executive director selects a settlement date that is either (a) after a period of 1 to 10 years from the grant date or (b) upon their separation from Board service. The RSUs are forfeited if a director ceases service on the Board prior to the vesting date of the RSUs, except in the event of death or disability. Unvested RSUs will be settled and are payable in Ordinary Shares upon the death or disability of a director or in the event of a change in control of the Company. The aggregate outstanding RSUs held by each of the Company’s non-executive directors on December 31, 2021 was 581,383 (184,570 of which were vested but not yet settled in Ordinary Shares as of December 31, 2021). Dividend equivalents will accumulate on the RSUs to the extent the Company pays dividends on its Ordinary Shares.
(3)	Includes assistance for annual individual U.K. tax preparation.
(4)	Ms. Øvrum joined the Board of Directors on October 1, 2020. She received a prorated grant of RSUs for her service in 2020 as part of her annual grant in 2021.
(5)	Ms. Zurquiyah joined the Board of Directors on April 1, 2021.

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Former Members of the Board of Directors

On February 16, 2021, TechnipFMC separated into two independent, publicly traded companies, TechnipFMC and Technip Energies. Upon the completion of the Spin-off, Ms. Debon and Messrs. Caudoux, Colombani, Houssin, and Rinaldi resigned from our Board and joined the Board of Directors of Technip Energies.

Mr. Piou resigned from the Board, effective February 16, 2021. Mr. Ringler retired from the Board on May 20, 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)[24]	Total($)
	Annual Cash Retainer ($)	Additional Fees ($)[1]
Arnaud Caudoux[3]	-	-	-	-	-
Pascal Colombani	12,778	14,722	-	2,750	30,250
Marie-Ange Debon	12,778	2,556	-	2,239	17,572
Didier Houssin	12,778	-	-	2,239	15,017
Olivier Piou[4],	12,500	-	-	352,182	364,682
Joseph Rinaldi	12,778	-	-	2,985	15,762
James M. Ringler	25,000	6,250	-	446	31,696

(1)	Includes annual cash retainer, prorated for days of service in 2021.
(2)	Includes the amount of fees paid for attendance at committee meetings and additional fees (prorated for days of services in 2021 paid to the Chair of each Board committee and to the Lead Independent Director.
(3)	Mr. Caudoux waived his cash and equity remuneration because of the policies of his employer, Bpifrance.
(4)	All other compensation includes fees assistance for annual individual U.K. tax for all the former directors with the exception of Mr. Caudoux. For Mr. Piou, the value includes assistance for U.K. tax return and a cash settlement in connection to his resignation from the Board on February 15, 2021 related to RSUs that were originally granted on March 9, 2020 and due to vest on March 9, 2021.

Other Benefits

Each non-executive director receives reimbursement for travel and other related expenses incurred in connection with attending Board and committee meetings.

Director Share Ownership Requirements

To further align the interests of non-executive directors with the interests of the Company’s shareholders, each nonexecutive director is subject to a share ownership requirement.
Ownership Requirement	5x the annual cash retainer
Covered Share Interests	Ordinary Shares and RSUs that the director owns and/or has a beneficial interest in
Time for Achievement	Five years from initial appointment

All of our directors met their pro-rated share ownership requirements as of December 31, 2021.

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Impact of Spin-off on Director Stock Awards

For Ms. Debon and Messrs. Colombani, Houssin, and Rinaldi, vesting for their RSUs granted on March 9, 2020 was accelerated to a date two weeks prior to the Spin-off date (February 2, 2021). All of their vested equity awards were distributed to them on February 2, 2021, upon separation from service from our Board.

Mr. Piou resigned from the Board of Directors on February 15, 2021. In recognition of his contribution to the Spin-off transaction, he was paid a cash settlement in lieu of vesting of his RSUs granted on March 9, 2020, which would have vested on March 9, 2021.

For our current Board, their RSUs granted on March 9, 2020 were adjusted using an adjustment ratio, calculated as the ratio of the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately prior to the Spin-off to the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately after the Spin-off. The vesting date of March 9, 2021 remained the same. Our current directors’ vested but undistributed 2017, 2018, and 2019 RSUs were also adjusted using the adjustment ratio.

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Executive Compensation Discussion and Analysis

Our executive compensation programs are designed to directly link our executives’ pay to their performance and the achievement of TechnipFMC’s overall performance and business strategies to create and preserve value for our shareholders.

In 2021, our Executive Officers led the successful completion of the Spin-off of Technip Energies and the emergence of TechnipFMC as an industry-leading, fully integrated technology and services provider, unlocking significant long-term growth potential and shareholder value. The ability to focus on our distinct and expanding market opportunities and customer base and our compelling and distinct investment profile has poised us for significant growth opportunities and positioned us to capitalize on the energy transition.

During the year, we continued our successful transformation of the subsea industry through our integrated model, expanded our strategic alliances and partnerships, transformed our operating model through industrialization and standardization and advanced technology and innovation through digital integration. We introduced New Energy Ventures, where we will accelerate and grow our contribution to the energy transition. We also continued our commitment to ESG with our three-year ESG scorecard and our 50 by 30 commitment – targeting a 50% reduction in Scope 1 and 2 CO2 equivalent emissions by 2030.

The Compensation and Talent Committee took several actions in 2021 to align with the Company’s business objectives and shareholder interests, align with our ESG goals, and position the business for future success.

Compensation Actions in 2021 That Supported Key Business Strategies

Introduced ESG Performance as a performance measure in our 2021 Annual Incentive Plan

►	In 2021, we directly linked our three-year strategic objectives around our ESG scorecard to the Annual Incentive Plan. The scorecard includes specific, measurable and challenging goals to reduce our environmental impact, to support the communities where we live and operate, to improve and respect diversity and inclusion in our Company, to reinforce our health and safety culture, and to reaffirm our commitments to respecting human rights and to corporate governance.

►	25% of the Annual Incentive Plan payout will be based on performance relative to this scorecard, thus creating a meaningful link between ESG results and executive compensation.

►	Our ESG scorecard provides transparency, and linking the results to compensation ensures accountability.

Aligned Annual Incentives to Financial Strategic Priorities

►	We included Adjusted EBITDA as a Percentage of Revenue and Free Cash Flow as performance measures in our Annual Incentive Plan, each component weighted at 25%

►	Adjusted EBITDA as a Percentage of Revenue reflects profitability and sustainability of our business and drives us to leverage cost efficiencies. Generation of cash is a key priority to maintain our financial health and liquidity of the Company, generate returns to shareholders and provide us with capital to make strategic investments in the future.

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Continued to align Long-Term Incentive Compensation with Shareholder Returns

►	70% of the 2021 Long-Term Incentive Grant is performance-based and based on achievement of 2021-2023 relative TSR targets.

►	A higher weighting of performance-based equity compared to market prevalence strengthens the alignment of our program with shareholder interests.

Ended Temporary Reduction in Compensation

►	In May 2020, in response to the business downturn during the COVID-19 pandemic, the Compensation and Talent Committee temporarily reduced the base salary for our Chair and CEO by 30% and for other executive officers by 20%. The previous salaries were reinstated on January 1, 2021. Other than this reinstatement, no increases in base salaries or incentive targets were awarded to the NEOs in 2021.

Incentivized executive officers to ensure stability and continuity to execute on our strategy post Spin-off

►	Our executive officers are critical to our future success as they provide deep company and industry expertise. These executives have been responsible for our transformation into a fully integrated leader in technology and innovation and the successful completion of the Spin-off and have well positioned the Company for future growth and the energy transition.

►	One of the key priorities for the Compensation and Talent Committee was retention, motivation and continuity of the executive team to achieve ambitious organizational transformation and strategic growth, in a backdrop of significant volatility and uncertainty in the energy industry. While there were no changes to base salary or incentive targets, the Compensation and Talent Committee awarded a one-time enhancement to the Long-Term Incentive grants for Mr. Pferdehirt and Mr. Rounce to enhance the retention provided from unvested long-term incentives and recognize their contributions to the Spin-off transaction.

2022 Changes to our Executive Compensation Program Based on Shareholder Feedback

Our Compensation and Talent Committee values shareholder feedback and carefully considers the results of shareholder advisory votes and input received during shareholder engagement. At our 2021 annual general meeting, 84.6% of votes cast approved our 2020 executive compensation program as disclosed in our 2021 Proxy Statement. Our Board and executive leadership were pleased with the support of our executive compensation program and continued to engage with our shareholders to receive valuable input on our program.

Listed below are key changes to our executive compensation program in 2022, both as part of our annual review process as well as in response to shareholder feedback:

Include Return On Invested Capital (“ROIC”) in our Performance Based Long-Term Incentive Plan

►	We will reintroduce ROIC as a performance measure for the 2022 long-term incentive award grant, in addition to relative TSR (each weighted at 50% of our performance based Long-Term Incentive Plan).

►	ROIC will be calculated based on a three-year average net operating profit after tax divided by a three-year average invested capital, and will assess our profitability and how effectively the Company uses capital over the three-year period to generate income.

►	The relative TSR metric is based on equity returns, both share price performance and dividend distributions relative to an external peer group.

►	We believe an equal weighting of ROIC and relative TSR provides clear line of sight for our executive officers to long-term financial performance and shareholder value creation, and is strongly supported by our shareholders.

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Increase the rigor of the Relative TSR payout scale in our Long-Term Incentive Plan

►	We will increase the rigor of the relative TSR payout scale in our long-term incentive plan. For the 2022-2024 plan, the relative TSR component of the plan will pay at target when achieving a 50th percentile position versus our relative TSR Peer Group (our current plan pays out at target when achieving a 42nd percentile position versus our relative TSR Peer Group). This change will more closely align payouts with equity returns experienced by shareholders.

Named Executive Officers

Douglas J. Pferdehirt Age: 58 Position Held in 2021: Chair and Chief Executive Officer	Alf Melin Age: 52 Position Held in 2021: Executive Vice President and Chief Financial Officer from January 25, 2021 to December 31, 2021
Justin Rounce Age: 55 Position Held in 2021: Executive Vice President and Chief Technology Officer	Barry Glickman Age: 53 Position Held in 2021: President, Surface
Jonathan Landes Age: 49 Position Held in 2021: President, Subsea	Maryann T. Mannen Age: 59 Position Held in 2021: Executive Vice President and Chief Financial Officer from January 1, 2021 to January 24, 2021, departed from TechnipFMC on January 24, 2021

2021 Performance and Impact on Executive Compensation

Executive Compensation Highlights

Our vision to enhance the performance of the world’s energy industry is supported by the relentless drive of every individual at TechnipFMC. We are united by one single purpose: to bring together the scope, knowledge, and determination to transform our clients’ project economics. Our executive compensation is designed to help us achieve our vision by:

►	Motivating our executive officers to achieve and exceed our short-term and long-term goals and objectives.

►	Aligning the interest of our executive officers with the interests of our shareholders by focusing our executive compensation program on drivers of sustainable shareholder value and by ensuring a majority of executive compensation is at-risk.

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►	Providing market competitive levels of compensation to help us retain and attract exceptionally talented individuals who can deliver on our vision.

What We Do:	What We Don’t Do

► Pay for performance by aligning performance measures with our strategy and shareholder interests

► Majority of NEO compensation is performance-based, “at-risk” long-term compensation

► Maintain a clawback policy in the event of malfeasance or fraud

► Require robust executive and director share ownership requirements

► Engage an independent, external compensation consultant

► Benchmark compensation against relevant global and industry peer groups

► Cap PSU payout at target when relative TSR exceeds peers’ TSR but absolute TSR is negative

► No single-trigger vesting upon a change-in-control

► No guaranteed bonuses

► No uncapped incentives

► No tax gross-ups on any severance payments

► No excessive perquisites, benefits, or pension payments

► No discounting, reloading, or repricing of stock options

► No hedging and pledging of Company securities

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2021 Pay Programs Emphasize Pay-for-Performance

Our executive compensation incentive mix is intended to create a balance between achieving both short-term and long-term interests of the business through short-term and long-term compensation and link the interests of our NEOs with shareholders through significant at-risk-compensation.

(1)	Data excludes Maryann Mannen as she resigned from the company in January 2021.
(2)	RSUs are included in variable pay because their delivered value is based on share price at vesting.

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As intended by our pay-for-performance program, our 2021 executive compensation was directly impacted by our performance against key financial, operational, ESG, and individual measures.

►	Total target compensation is made up of salary, an annual cash incentive, and long-term equity incentives.

►	Our compensation program is strongly linked to performance, and a majority of our NEOs’ pay is variable, at-risk compensation.

►	Total target compensation is benchmarked relative to appropriate peer groups by our independent compensation consultant, FW Cook. Our consultant considers market median data, as well as other factors including the experience, tenure, role criticality, and performance of the incumbent NEOs.

►	The 2021 Annual cash incentive was based on Adjusted EBITDA as a Percentage of Revenue (25%), Free Cash Flow from Operations (25%), ESG scorecard measures (25%) and individual performance in areas of strategic significance (25%).

►	Payouts for the financial portion are based on quantifiable performance. There is no payout if Company performance is below a minimum level of performance due to our emphasis on paying for performance. Payouts increase with increasing levels of performance and there is a cap on payout at maximum performance. Performance targets and goals are predetermined, communicated in advance, and disclosed publicly.

►	Payout for the individual performance indicators are based on rigorous, individual goal setting and year-end evaluation of performance.

►	PSUs comprise the majority of the 2021 long-term equity incentive grant (70%) with vesting contingent on relative TSR performance, measured over the three-year (2021-2023) performance period.

►	Payouts for the 2021 PSU plan are based on performance. There is no payout if Company performance is below a minimum level of performance, and there is a cap on payout at maximum performance. In addition, in the case of negative absolute TSR performance, payouts are capped at target, even if our TSR performance relative to our Relative TSR Peer Group (as defined below) is above target. Performance targets and goals are pre-determined, communicated in advance, and disclosed publicly.

►	The remainder (30%) of the 2021 long-term equity incentive grant is delivered in the form of RSUs. The delivered value of RSUs to NEOs is also based on share price performance.

►	All long-term equity incentive awards vest at the end of three years, providing a significant retention incentive to NEOs. 50% of after-tax RSUs must be retained for at least one year following vesting.

Executive Pay Programs aligned with Shareholders

Realizable pay aligned with shareholder experience

The industry downturn due to the COVID-19 pandemic had a meaningful impact on the Company’s financial and stock price performance over the past few years. Our Chair and CEO’s three-year average realizable compensation is projected to be approximately $3.2 million less than target compensation (or 24% below target) for compensation granted in 2019 and 2021.

Declines in stock price have a direct impact on the value of Long-Term Incentives (“LTI”) held by our executives. TSR is down approximately 56% between January 1, 2019 and December 31, 2021 and our Chair and CEO’s LTI granted between 2019 and 2021 is worth approximately 37% less than the original target value as of the applicable grant date.

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Target compensation reflects the average of fiscal 2019, 2020, and 2021 base salary rate, target bonus, and target value of long-term incentives granted.

Realizable compensation reflects the average of fiscal 2019, 2020, and 2021 base salary rate, actual bonus, in the-money value of stock options based on the Company’s December 31, 2021 closing stock price of $5.92, value of restricted stock units based on the Company’s December 31, 2021 closing stock price, and value of performance share units based on the Company’s December 31, 2021 closing stock price and assuming target performance.

TechnipFMC 2021 Performance

2021 marked the beginning of what we believe will be a multi-year upcycle for energy demand. We anticipate a strong inbound order cycle through at least 2025, which follows the solid inbound order growth of 24% experienced in the year. While oil and gas will remain an important part of the energy mix for an extended period of time, we also recognize that we are in the early stages of energy transition. To address these evolving markets, we have taken actions across multiple platforms and technologies to leverage our unique capabilities in technology development, integrated project delivery and life of project services. We are confident that as the transition accelerates, so too will the opportunity set for TechnipFMC.

In February, we completed the Spin-off of Technip Energies, creating two industry-leading, pure-play companies. The separation uniquely positioned TechnipFMC as a leading technology provider to the traditional and new energy industries. Our ability to drive real change in the energy industry will be driven by our core competencies of innovation, integration and collaboration.

TechnipFMC has transformed the subsea industry with our Subsea integrated Engineering, Procurement, Construction, and Installation (“iEPCI™”) business model. iEPCI™ improves project economics, enhances project performance, and reduces emissions, adding value to some of the largest capital investments in the world. We have experienced swift adoption of the model through a very diverse customer mix, with half of this group already becoming repeat clients of the integrated approach. The strong industry adoption has expanded our subsea alliances and partnerships, and we fully expect this trend to continue.

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TechnipFMC has accounted for approximately 70% of all announced iEPCI™ projects since we introduced the integrated model in 2016, demonstrating our leadership and success in this innovative offering. We were awarded additional iEPCI™ projects in 2021, with several significant milestones being achieved. We were awarded our first integrated project in Brazil for the Karoon Patola development. We also had two clients each for the first time award us integrated contracts, PETRONAS’ Limbayong project in Malaysia and Tullow’s Jubilee South East development offshore Ghana.

Subsea 2.0™, our innovative product platform that combines seamlessly with iEPCI™, received strong client acceptance throughout the year. Essentially all major operators that we have pursued have either adopted the new platform or are in the final stages of approval. Looking ahead, we expect more than 50% of our tree orders will utilize this platform over the next two years.

Market adoption of Subsea 2.0™ provides the volume paradigm that has enabled our successful implementation of Configure-to-Order, a proven operating model that has never been applied to the subsea industry. With this operating model we can leverage the efficiencies of standardization while still addressing the unique requirements of individual projects, all of which can be selected from a product catalog that enables efficient manufacturing and servicing of our equipment.

Looking beyond Configure-to-Order, we continue to focus on the introduction of new subsea technologies. We believe the electrification of subsea systems is an important milestone for the subsea market. Electrification offers advantages to all subsea wells and is particularly well suited for the development of long tie-backs, gas fields, water injection, and carbon transportation and storage. Our Subsea 2.0™ system already contains most of the products required for electrification and extends into our complete integrated field offering, e2.0™. This integrated offering extends across multiple technology frontiers and provides cost and efficiency benefits while also reducing the carbon footprint of traditional energy developments.

We are advancing technology and innovation through digital integration, where we can drive clients’ sustainable growth with sustainable solutions. In Surface Technologies, our E-Mission™ solution is the next level of optimization for production facilities. Using process automation and data, the system provides constant monitoring and adjustments in real time to minimize flaring by up to 50%, while maximizing oil production. In Subsea, our GEMINI® ROV system is transforming the industry through technology differentiation and optimized services through the integration of remotely operated vehicles, manipulators and tooling that enables a transition to highly-automated subsea robotics.

We recently completed the acquisition of the remaining shares of Magma Global to accelerate the development of breakthrough composite pipe technologies for both traditional and new energy industries. The technology acquired is a key enabler for offshore energy transition developments, such as transportation of green hydrogen, as pioneered by TechnipFMC’s Deep Purple™ offshore energy system, and transportation of CO2 utilizing an integrated carbon transportation and storage solution.

In November, we hosted the Company’s Analyst Day, where we highlighted several of our key strategic initiatives, including our ability to leverage our subsea expertise to the development of novel offshore energies as well as carbon transportation and storage. With the introduction of our New Energy Ventures, we will accelerate and grow our contribution to the energy transition through three main pillars: greenhouse gas removal, offshore floating renewables, and hydrogen. We will leverage our extensive experience in project integration to approach these new opportunities in renewable energies with a new execution model, iONE™. We are making solid and tangible progress in establishing a clear path for TechnipFMC in the energy transition.

Prior to year-end, we were awarded our largest-ever Surface Technologies contract by Abu Dhabi National Oil Company, a 10-year framework agreement for wellheads, trees and associated services. The longevity of the agreement demonstrated the client’s confidence in our ability to comprehensively broaden our capabilities in-country, positioning us well for future work in this important and growing region.

Lastly, our continued focus on cash generation resulted in $523 million of free cash flow in 2021. Over the course of the

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year, we also monetized a significant portion of our ownership stake in Technip Energies for proceeds of approximately $900 million, with an additional $135 million sold in January 2022. Strong cash generation and an improved capital structure will ultimately provide us with the flexibility needed for both sustainable shareholder distributions as well as the strategic investments we may pursue to ensure TechnipFMC remains a market leader today and in the energy future of tomorrow.

Key Strategic Achievements in 2021

We have summarized some of our key 2021 results and achievements below.

Subsea[1]

► Inbound orders increased 24% year-over- year, including award of first iEPCI™ project in Brazil

► Strong industry adoption of iEPCI™ expanded our number of alliances and partnerships

► Extended Subsea 2.0™ across portfolio to include all system level components and all-electric system

Surface Technologies[1]

► Inbound orders increased 69% year-over- year, with a multi-year contract from ADNOC, the segment’s largestever award

► International revenue increased to 69% of segment, led by higher activity in the Middle East

► Advanced digital transformation with the introduction of E-Mission™ solution for reduction of greenhouse gas emissions

(1)	Reported financial results for the 12 months ended December 31, 2021 and inbound and backlog as of December 31, 2021 are as reported in our Form 10-K.

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Market Leadership

Subsea

► Achieved inbound orders of $5 billion, including contract awards for:

► ExxonMobil Yellowtail project in Guyana

► Petrobras Búzios 6-9 fields project in Brazil

► Tullow Jubilee South East project in Ghana

► Awarded three frame agreements by Petrobras for the multi-year manufacture of flexible pipe and related services

► Entered into global commercial agreement with Saipem to expand the potential market for iEPCI™ opportunities, while delivering on our commitment to an asset-light model

► Awarded first iEPCI™ project in Brazil for the Karoon Patola field

► Successful implementation of Configure-to-Order, a revolutionary operating model to the subsea industry, enabled by strong market adoption of Subsea 2.0™ product platform

► Achieved significant milestone of manufacturing and delivering 700 trees in Brazil and 1,300 trees in Scotland

► Joined partnership to develop a concept study for green hydrogen production from offshore wind power, called BEHYOND project, leveraging our Deep Purple™ system

Surface Technologies

► Achieved inbound orders of $1.8 billion driven by increased international award activity

► International business highlights:

► Awarded largest-ever Surface Technologies contract for wellheads, trees and associated services by ADNOC, underscoring our relationship of over four decades

► Successful expansion of our manufacturing capabilities in Saudi Arabia, furthering our partnership with Saudi Aramco

► North America business highlights:

► Further market adoption of iComplete™ ecosystem, enabling significant cost savings versus traditional work scope

► Continued digital transformation to monitor, measure and reduce the carbon footprint of oil and gas operations through our E-Mission™ solution

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Performance Impact on Annual Cash Incentive

The annual cash incentive comprises 13% and 21% of 2021 total target variable compensation for our CEO and other NEOs, respectively. Our NEOs achieved a payout ranging from 149% to 162% of target for the annual cash incentive, based on the following:

►	The total payout for the business performance indicators (which make up 75% of the annual cash incentive plan) was set at 162% by the Compensation and Talent Committee:

►	Performance for Adjusted EBITDA as a Percentage of Revenue was set at 167%.

►	Performance on Free Cash Flow Conversion measures was set at 200%.

►	2021 performance towards our 2021-2023 ESG objectives was set at 120%.

►	The payout for the individual annual performance indicators (which makes up 25% of the annual incentive plan) ranged from 110% to 160%.

2019 and 2020 Long-Term Incentives

Pursuant to the Spin-off, all applicable outstanding 2019 and 2020 TechnipFMC PSU and RSU awards for the NEOs were adjusted based on the ratio of the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately prior to the Spin-off to the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately after the Spin-off. In addition, the 2019 and 2020 TechnipFMC PSU awards were converted to RSUs (at target) subject to continued service on the original vesting dates, as measurement of performance against the set goals was not possible following the Spin-off. The vesting dates and payment conditions for the 2019 and 2020 awards otherwise remained the same.

For detailed information regarding our 2021 results, please see our Form 10-K, which reports our results using U.S. generally accepted accounting principles (“GAAP”), and our U.K. Annual Report and Accounts, which reports our results using international financial reporting standards (as adopted by the United Kingdom).

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Good Governance and Compensation Practices Aligned with Shareholders

Our compensation practices are designed to align with shareholder interests and incorporate strong governance practices that support the guiding principles of our executive compensation program, which include the following:

►	Attract talented individuals by providing market competitive levels of compensation

►	Retain our leaders by incentivizing them to deliver on our vision

►	Support our pay-for-performance philosophy

►	Link the interests of our executive officers with the interests of the Company and shareholders

►	Align executive officers’ interests with our long-term financial and strategic objectives

►	Maintain flexibility to better respond to the cyclical energy industry

►	Encourage prudent risk-taking by our executives

What We Do:	What We Don’t Do

► Pay for performance by aligning performance measures with our strategy and shareholder interests

► Majority of NEO compensation is performance-based, ”at-risk“ long-term compensation

► Maintain a clawback policy in the event of malfeasance or fraud

► Require robust executive and director share ownership requirements

► Engage an independent, external compensation consultant

► Benchmark compensation against relevant global and industry peer groups

► Cap PSU payout at target when relative TSR exceeds peers’ TSR but absolute TSR is negative

► No single-trigger vesting upon a change-in-control

► No guaranteed bonuses

► No uncapped incentives

► No tax gross-ups on any severance payments

► No excessive perquisites, benefits, or pension payments

► No discounting, reloading, or repricing of stock options

► No hedging and pledging of Company securities

Shareholders have provided support for say-on-pay

We received more than 84% of shareholder support for our say-on-pay proposal at our 2021 annual general meeting of shareholders and have averaged more than 78% shareholder support over the past four years. The Compensation and Talent Committee strongly values the opinions of our shareholders as expressed in the say-on-pay vote and believes that the support received in 2021 and over the past five years demonstrates a strong alignment of our compensation program with our shareholders’ interests.

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Compensation Governance

Role of the Compensation and Talent Committee

Our Compensation and Talent Committee, comprising of independent non-executive directors, oversees our executive compensation program and determines the compensation for our executive officers on behalf of the Board. The Compensation and Talent Committee is responsible for, among other things, reviewing, evaluating, and approving:

►	The agreements, plans, policies, and programs of the Company to compensate its independent directors, Chair and CEO, and other officers, as applicable;

►	All awards of equity securities or equity derivatives to executive officers of the Company, as well as the total number of equity securities or equity derivatives to be allocated to all other employees at the discretion of the CEO, consistent with equity plans approved by the Company’s shareholders; and

►	The Company’s global strategy and initiatives related to executive succession planning for designated senior leadership roles and inclusion and diversity efforts.

The Compensation and Talent Committee also reviews the Company’s incentive compensation arrangements to ensure that they do not incentivize excessive risk-taking and evaluates compensation policies and practices that could mitigate any such risk.

Additional information on the roles and responsibilities of the Compensation and Talent Committee is provided in the section “Corporate Governance — Committees of the Board of Directors — Compensation and Talent Committee,” and the charter of the Compensation and Talent Committee may be viewed on our website at www.technipfmc.com under the heading “About us > ESG.”

Role of the Compensation and Talent Committee’s Independent Consultant

Under its charter, the Compensation and Talent Committee has the sole authority to retain and terminate any compensation consultant, outside counsel, or any other advisors engaged to assist in the evaluation of compensation of directors or executive officers, including the sole authority to approve the consultant’s fees and its terms. The Compensation and Talent Committee considers appropriate standards in selecting its compensation consultants consistent with NYSE rules, SEC rules, and requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Following the 2017 merger of Technip and FMC Technologies through February 2021, the Committee retained Willis Towers Watson as its executive compensation consultant. Willis Towers Watson provided information and advice to the Compensation and Talent Committee on 2021 executive and director compensation and related governance matters. This included evaluating our 2021 director and executive compensation programs against general market and peer data, providing updates on current executive compensation trends and applicable legislative and governance activity, and where appropriate, assisted with the design of elements of 2021 compensation programs. In 2021, Willis Towers Watson was paid $124,500 in fees related to executive compensation services.

In February 2021, the Compensation and Talent Committee considered the independence of Willis Towers Watson pursuant to the SEC rules and NYSE listing standards. At the request of the Compensation and Talent Committee, Willis Towers Watson prepared a letter providing data on the following factors relevant to assessing independence: (a) other services provided to the Company by Willis Towers Watson; (b) fees paid by the Company as a percentage of Willis Towers Watson’s total revenue; (c) policies and procedures maintained by Willis Towers Watson that are designed to prevent a conflict of interest; (d) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Talent Committee; (e) any Ordinary Shares owned by the individual consultants involved in the engagement or their immediate family members; and (f) any business or personal

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relationships between our executive officers and Willis Towers Watson or the individual consultants involved in the engagement. The Compensation and Talent Committee also considered that the Willis Towers Watson consultants advising the Compensation and Talent Committee derived no economic benefit from the fees paid for the non-executive compensation services. The Compensation and Talent Committee discussed these considerations and concluded in February 2021 that the work of Willis Towers Watson and the consultants involved in the engagement did not raise any conflict of interest.

In late 2020, the Compensation and Talent Committee conducted a search of leading compensation consulting firms, including in-depth interviews with management and members of the Compensation and Talent Committee. As an outcome of this search, the Committee engaged FW Cook as its executive compensation consultant effective March 2021. During 2021, FW Cook provided advice to the Compensation and Talent Committee on a new Compensation Peer Group to establish the market value of executive jobs and inform pay practices post Spin-off. In addition, FW Cook advised the Committee on 2022 director and executive compensation matters, updates on current executive compensation trends and applicable legislative and governance activity. In 2021, FW Cook was paid approximately $171,000 in fees related to executive compensation services. In accordance with its annual practice and pursuant to the SEC rules and NYSE listing standards, the Committee will review and consider the independence of FW Cook in 2022.

The Annual Process

Each year the Compensation and Talent Committee approves an annual calendar which sets out the key activities in accordance with its charter. The key activities of the committee in 2021 were as follows:

Q1	Q2-Q3	Q4

Approve compensation decisions and equity awards for directors and officers

Approve Company performance achievements for prior year in relation to annual and long-term incentive plans

Review and discuss executive compensation strategy, structure, and programs

Approve annual compensation disclosures in Company proxy statement and U.K. annual report

Review executive officer share ownership guidelines and compliance Discuss shareholder engagement outcomes and review annual meeting vote results

Review internal governance policies (e.g., claw-back, insider trading policy, anti-hedging, pledging) and compliance

Approve equity programs, annual equity budget for non-executives, and impact on shareholder dilution

Review of peer compensation practices

Provide feedback on potential framework for annual and longterm incentive plans for the upcoming fiscal year

Compensation Decisions

2021 Compensation Peer Groups Pre-Spin-off

We compete with energy industry companies, as well as with other industries and professions, for executive-level talent. In making decisions about target compensation levels, the Compensation and Talent Committee reviews data from peer group proxy statements as well as general industry and industry-specific market surveys.

In making decisions about 2021 target compensation levels, the Compensation and Talent Committee reviewed data from two distinct peer groups:

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►	The Global Peer Group comprises a broadly equal weighting of U.S. and European headquartered companies, of similar size to the Company (in terms of revenue) who compete for executive talent in capital intensive industries similar to the Company, including the oil and gas industry, construction and engineering, and industrial manufacturing.

►	The Industry Peer Group is focused more closely on our sub-industry and is drawn from companies in the oilfield services and oil exploration and production sectors, as well as heavy engineering organizations with greater (but not exclusive) focus on North America.

The Compensation and Talent Committee did not place a specific weight on the data from either peer group, but considered the data in light of all the circumstances relevant to each executive under review, as well as the Company’s compensation philosophy.

For both sets of peers, we used a range of selection criteria that include, among other factors, financial measures such as revenue and market capitalization, number of employees, company size, industry, end markets, complexity, geographic footprint, and headquarters location.

Accordingly, the companies below comprised the 2021 Compensation Peer Group, including both global and industry peers.

Pre-Spin-off Compensation Peer Group Constituents
Air Liquide S.A.	Ingersoll-Rand plc
Alstom S.A.	Jacobs Engineering Group Inc.
Apache Corporation	John Wood Group plc
Baker Hughes Company	National Oilwell Varco, Inc.
Caterpillar Inc.	Petrofac Limited
ConocoPhillips	Repsol, S.A.
Cummins Inc.	Saipem S.p.A.
Devon Energy Corporation	Schlumberger Limited
Dover Corporation	Subsea 7 S.A.
Enbridge, Inc.	Transocean Ltd.
Fluor Corporation	VINCI S.A.
Halliburton Company

Companies in bold comprise the Industry Group.

Post-Spin-off Compensation Peer Group

Following the separation of TechnipFMC and Technip Energies, the Compensation and Talent Committee reviewed its approach to setting the Compensation Peer Group based on its industry peers as a standalone, fully integrated technology. In looking for potential peer companies, our Compensation and Talent Committee focused on companies with reasonably similar business characteristics, which included:

►	Applicable Industry Focus – Prioritize public companies with energy or engineering and construction elements that trade on major U.S. stock exchanges

►	Relevant Size Range – Revenue between 1/3 to 3x TechnipFMC’s projected 2021 revenue, market capitalization, and assets following the Spin-off

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►	Global Sprawl and Complexity – Non-US revenue greater than 33% of total revenue and total employees between 1/3 to 3x TechnipFMC’s projected employees following the Spin-off

►	Comparable Business Characteristics – Similar margin profile, sales per full-time employee, and asset intensity

►	Comparable Qualitative Characteristics – Prioritized companies that are logistically and technically complex, mature stage businesses, and business-to-business focused

Following our review, we selected the following companies, which were used to benchmark executive compensation following the Spin-off and during the first quarter of 2022.

Post Spin-off Compensation Peer Group Constituents
AECOM	National Oilwell Varco, Inc.
APA Corp.	Oceaneering International
Baker Hughes	Quanta Services, Inc.
ChampionX Corp.	Schlumberger Limited
Chart Industries, Inc.	Transocean Ltd.
Devon Energy Corporation	Valmont Industries
Dover Corporation	Weatherford International plc
Fluor Corporation
Halliburton Company
Jacobs Engineering Group Inc.
KBR, Inc.

Companies in blue bold comprise new post Spin-off peers. ConocoPhillips, Cummins, John Wood, McDermott International, Saipem SpA, and Subsea 7 S.A. were peers and were removed from the list due to the aforementioned analysis.

Setting Target Executive Compensation

In determining the target compensation package for each NEO, the Compensation and Talent Committee compares each element and combined total of an NEO’s compensation to data for relevant roles within the Compensation Peer Group. To provide additional perspectives, the Compensation and Talent Committee also considers internal relativities between the CEO and the NEOs.

In setting target compensation, the Compensation and Talent Committee also considers market median data, as well as other factors including the experience, tenure, role criticality, and performance of the incumbent NEOs. In addition, any changes to the CEO’s target compensation are in accordance with the shareholder-approved Directors’ Remuneration Policy.

No executive participates in any discussion that relates to his or her own compensation.

►	The Compensation and Talent Committee, in partnership with its independent advisor, determines and approves any changes to compensation for the Chair and CEO, who is not present during these discussions.

►	The CEO recommends changes to compensation for the other NEOs without them present, which are approved by the Compensation and Talent Committee with input from its independent compensation consultant.

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Use of Compensation Tally Sheets

The Compensation and Talent Committee uses tally sheets to ensure they receive the information necessary to evaluate the total compensation of an NEO. Tally sheets list each component of an executive’s compensation throughout a range of alternative scenarios (e.g., termination, change-in-control transaction, etc.). The compensatory amounts include cash compensation, accumulated deferred compensation balances, outstanding equity awards, benefits, perquisites, and any other item, as well as projected values of equity awards under various performance and termination scenarios, realized stock option and stock gains, and total wealth accumulation.

Establishing Performance Measures and Goals

In setting performance goals, the Compensation and Talent Committee considers the Company’s annual financial plans, strategic initiatives, and projections, which are impacted by the following factors:

►	The overall business climate and the cyclical nature of our business

►	Underlying market conditions for our products and services

►	Volatility in commodity prices

►	Our competitors’ performance

►	Anticipated changes in customer activity

►	Our prior-year performance

These inputs inform discussions regarding both the targets and the ranges around the targets to ensure the goals are sufficiently difficult without incentivizing inappropriate risk taking.

Elements of 2021 Executive Compensation

Our executive compensation program is comprised of short-term and long-term components that link executives’ pay to their performance and their advancement of TechnipFMC annual and long-term performance and business strategies. In addition, the programs also align the executives’ interests with those of shareholders and encourage retention of high-performing executives.

The table below summarizes these elements, along with their purpose and key characteristics.

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Element	Purpose	Key Characteristics
Base Salary	To provide market competitive compensation for the role	► Fixed cash compensation ► Reflects major responsibilities of an NEO’s role ► Set with reference to market median, based on responsibility, experience, and performance
Annual Cash Incentive	To drive and reward the achievement of short-term Company strategic goals and individual contributions

► Variable cash compensation

► Target value based on role, set with reference to market median

► Paid based on achievement of business performance targets (75%) and individual performance targets (25%)

► 2021 business performance targets were Adjusted EBITDA as a Percentage of Revenue (25%), Free Cash Flow from Operations (25%), ESG scorecard measures (25%), and individual performance measures (25%)

► Actual payout can range from 0% to 200% of target

Performance Share Units (“PSUs”)	To drive and reward the achievement of longterm results and align interests of NEOs with shareholders’ interests

► Payout linked to the achievement of TechnipFMC relative TSR for the 2021 to 2023 performance period

► Realized value based in part on post-grant share price appreciation

► Actual payout can range from 0% to 200% of target

Restricted Stock Units (“RSUs”)	Further align NEOs’ interests with the interests of our shareholders by incentivizing them to increase share price, while reinforcing the retention impact of our compensation program	► Realized value based in part on post-grant share price appreciation ► 50% of after-tax RSUs must be retained for at least one year following vesting ► Three-year cliff vesting period
Health and Welfare Benefits, Retirement Benefits, and Perquisites	To facilitate the performance of the role and ensure a market competitive total compensation package

► Health and welfare benefits, the same as benefits offered to other employees of the Company in the respective countries

► Retirement savings offered through participation in our 401(k) and non-qualified defined contribution plans for eligible U.S. NEOs, similar to plans offered to other U.S. employees

► Limited perquisites including financial planning, tax assistance, use of company cars, club memberships, executive physicals, and security services where necessary

► Limited participation in other programs dependent on geography and tenure (non-U.S.-based NEO)

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Base Salary

We provide our NEOs with a market competitive base salary to compensate them for services performed during the year. We set base salary by referencing market median total target compensation. When setting an individual NEO’s base salary, we consider factors such as individual performance, experience, and contributions to the business, while staying within an appropriate range of the market median for the role.

The Compensation and Talent Committee reviews base salary for NEOs on an annual basis. For the CEO, the Compensation and Talent Committee determines and approves any changes, with input from the committee’s independent compensation consultant. For the other NEOs, the CEO recommends changes to the Compensation and Talent Committee with the support of the committee’s compensation consultant, and the Compensation and Talent Committee approves the changes. The NEOs do not participate in discussions or decisions relating to their own or the other NEOs’ compensation.

In May 2020, we temporarily reduced the annual base salary for the CEO by 30% and other executive officers by 20% in response to the change in business environment due to the COVID-19 pandemic and sharp decline in oil prices. The temporary reduction ended on January 1, 2021 and salaries were reinstated to pre-May 2020 levels, with the exception of Mr. Melin who received an adjustment on January 25, 2021 in relation to his appointment to Executive Vice President and Chief Financial Officer. The Compensation and Talent Committee elected to make no other increases to base salaries in light of challenging industry conditions and continued market uncertainty caused by the COVID-19 pandemic.

The table below provides the annualized base salaries for each NEO (with the exception of Ms. Mannen, who resigned on January 24, 2021), with the effective dates noted below:

Named Executive Officer	January 1, 2020	January 1, 2021	% Change
Douglas J. Pferdehirt	$1,236,000	$1,236,000	0%
Alf Melin[1]	$410,000	$650,000	59%
Justin Rounce	$600,000	$600,000	0%
Jonathan Landes	$475,000	$475,000	0%
Barry Glickman	$536,000	$536,000	0%

(1)	Mr. Melin’s salary as of January 1, 2021 was $410,000 and was increased to $650,000 following his promotion to Chief Financial Officer, effective January 25, 2021.

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Annual Cash Incentive

2021 Annual Cash Incentive Targets

We provide our NEOs with an annual cash incentive to drive and reward the achievement of short-term Company strategic goals and individual contributions. Each NEO has an annual cash incentive target, set as a percentage of base salary. Each NEO can earn 0% to 200% of their annual cash incentive target, depending on Company and individual performance.

The Compensation and Talent Committee reviews and approves target annual cash incentive percentages for the NEOs annually, based on a review of market median total compensation data for our peers. The targets are set at appropriate levels to incentivize executive officers to achieve the short-term financial, ESG goals for the Company, as well as individual goals. The annual cash incentive also ensures that we provide executive officers with market-competitive levels of total compensation.

The following were the 2020 and 2021 annual cash incentive targets for our NEOs, with the exception of Ms. Mannen, who left the Company on January 24, 2021. Mr. Melin’s target bonus percentage was increased upon his promotion to CFO. The Compensation and Talent Committee elected to make no other increases to target bonus percentages in light of challenging industry conditions and continued market uncertainty caused by the COVID-19 pandemic.

Named Executive Officer	2020	2021	Increase
Douglas J. Pferdehirt	135%	135%	0%
Alf Melin[1]	50%	100%	50%
Justin Rounce	100%	100%	0%
Barry Glickman	100%	100%	0%
Jonathan Landes	100%	100%	0%

(1)  Mr. Melin was promoted to Chief Financial Officer, effective January 25, 2021 and received an increase in his Annual Cash Incentive target as a result.

Annual Cash Incentive Performance Indicators

75% of the annual cash incentive is based on business performance indicators (“BPI”), and 25% is based on individual annual performance indicators (“API”).

75% BPI Assessment of overall Company performance based on business performance indicators	+	25% API Assessment of individual performance based on qualitative factors reflected in the executive director's annual performance objectives

BPI Component – 75% of Annual Cash Incentive

The BPI components are intended to drive the achievement of key financials and ESG objectives. Each component is assessed independently from the other components and has a maximum possible payout of 200% of target. Furthermore, if performance with respect to any BPI fails to meet the threshold level the payout is 0%.

Target Setting for BPI Measures

Performance targets related to our annual cash incentive are set at “stretch” targets that are considered difficult and

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challenging but achievable with superior execution based on our long-range plans. Given the cyclical nature of our industry sector, as well as the variability in some of our metrics caused by the lifecycle progression of a few very large projects, our targets can vary in absolute terms when compared to prior year targets but are set to ensure that achievement will require the same or improved execution to achieve the targets.

In setting performance goals, the Compensation and Talent Committee considers the Company’s annual financial plans, strategic initiatives, and projections, which are impacted by the following factors:

►	The overall business climate and the cyclical nature of our business

►	Underlying market conditions for our products and services

►	Volatility in commodity prices

►	Our competitors’ performance

►	Anticipated changes in customer activity

►	Our prior-year performance

These inputs inform discussions regarding both the targets and the ranges around the target to ensure the goals are sufficiently difficult without incentivizing inappropriate risk taking.

2021 Measures and Results

The 2021 BPI measures for the annual cash incentive are outlined below:

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BPI Measure % Weighting	2021 Goal	Definition	Why it matters
Adjusted EBITDA as a Percentage of Revenue % 25% Weighting	7.8%	Adjusted earnings before interest, taxes, depreciation, and amortization, calculated as a percentage of revenue	Reflects our performance in leveraging cost efficiencies, and driving profitability improvement, which help create a sustainable business
Free Cash Flow 25% Weighting	$100 million	Cash provided by operating activities, less capital expenditures	Measures our ability to generate cash as an indicator of the financial health and liquidity of the Company
ESG Performance 25% Weighting	Year 1 progress towards 3-year ESG objectives	Performance relative to the TechnipFMC ESG scorecard	Directly links our compensation program to our ESG commitments and objectives, including our 2021-2023 ESG scorecard

The 2021 BPI goals and the 2021 results for Adjusted EBITDA as a Percentage of Revenue and Free Cash Flow are outlined below.

2021 BPI Measure	2021 Goals[1]			2021 Performance[2]
	Threshold Performance	Target Performance	Maximum Performance	Performance %	Payout %
Adjusted EBITDA as a Percentage of Revenue % 25% Weighting	6.3%	7.8%	9.3%	8.8%	167%
Free Cash Flow 25% Weighting	$—	$100 million	$200 million	$523 million	200%

(1)	Financial targets and actual performance based on Adjusted EBITDA exclude non-recurring charges and credits, such as impairments, restructuring costs, integration costs, foreign exchange impact, as well as other items identified in TechnipFMC’s quarterly and annual financial statements. Free cash flow is defined as cash provided by operating activities less capital expenditures. For the calculation of adjusted EBITDA, please refer to “Non-GAAP Measures” beginning on page 47 of our Form 10-K, which amount is further reduced by $15.8 million to adjust for foreign exchange gains that are excluded from our calculation of adjusted EBITDA performance for compensation purposes. For the calculation of free cash flow, please refer to “Liquidity and Capital Resources” beginning on page 51 of our Form 10-K.

(2)	Payout for performance between the threshold, target, and maximum payouts are interpolated on a straight-line basis. The final weighted payout percentage for BPI is rounded to the nearest whole percent for calculating the annual cash incentive payout.

In accordance with established guidelines, the goals are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures, and foreign exchange movements. These changes are intended to ensure that performance is measured on a like-for-like basis relative to the goals that were set.

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2021 results for the ESG scorecard

The ESG Committee carefully reviewed the Company’s progress during 2021 towards the achievement of its 2021-2023 ESG scorecard objectives and assessed the Company has exceeded expectations for 2021 in making progress towards its 2023 targets. Based upon this assessment, the Compensation and Talent Committee recommended a payout of 120% for the ESG component of the 2021 Annual Cash Incentive. For further information on the results of the first year of our 2021-2023 scorecard, please see the section entitled “Environmental, Social, and Governance.”

API Component – 25% of Annual Cash Incentive

Each February, the individual performance goals are established for each NEO.

These objectives are set at “stretch” levels (i.e., objectives that are difficult and challenging but should be achievable with superior execution) and are set using a rigorous evaluation process. If an NEO failed to achieve any of his or her objectives, the API multiple would likely be 0%, absent any mitigating factors. If the NEO met some, but not all, of the objectives, the API multiple would fall between the range of 0% to 200%, depending upon the number of objectives accomplished, their relative importance and difficulty as determined by the Compensation and Talent Committee, and any factors that may have prevented achievement of certain objectives.

For 2021, the NEOs received API ratings ranging from 110% to 160% for the year, with an average rating of 143%.

In determining the 2021 API rating for our Chair and CEO, the Compensation and Talent Committee took into account a comprehensive view of his performance and contributions, including performance on key objectives and results. This includes leading the successful completion of the Spin-off of Technip Energies and the emergence of TechnipFMC as an industry-leading, fully integrated technology and services provider, unlocking significant long-term growth potential and shareholder value. In addition to this achievement, Mr. Pferdehirt expanded our strategic alliances and partnerships, introduced New Energy Ventures, generated strong Adjusted EBITDA as a Percentage of Revenue performance and free cash flow, and committed to our ESG goals with our three-year ESG scorecard.

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Objectives	Key Achievements	Performance Assessment
		Below Expectations	Meets Expectations	Exceeds Expectations
Mr. Pferdehirt
Strategy & Growth (35%) ► Implement strategy for energy transition ► Establish strategic partnerships ► Advance technology

► Completed Spin-off of Technip Energies

► Established six strategic alliances to enable growth of NEV

► Identified NEV Leader and added role to the Executive Leadership Team

► Launched integrated offering: iONE™

► Continued to advance Technology Leadership with Subsea 2.0™, GEMINI® ROV, introduction of E-Mission™ solution, acquisition of Magma Global to accelerate development of composite pipe technologies.

✔

Execute on Key Deliverables (20%)

► Subsea: growth

►  Meet inbound revenue targets

►  Develop strategy to significantly increase Subsea Services revenue

► Surface: strengthen market position

►   Secure key alliances and contracts

► Exceeded inbound targets for Subsea business

► Developed strategy to significantly increase Subsea Services revenue

► Secured three alliances for Surface

► Secured 12 digital / ESG contracts (iComplete™ and iProduction™)

✔
Personal Development (10%) ► External presence – active leadership in Gender and Racial Equity	► Elevated from Regional Advisory Board to Global Board of Advancing Women in Energy ► Actively engaged and sponsored TechnipFMC Fellow in CEO Action for Racial Equity		✔

Continued overleaf >

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Objectives	Key Achievements	Performance Assessment
		Below Expectations	Meets Expectations	Exceeds Expectations
Mr. Pferdehirt
Top Team and Company Culture (15%) ► Succession planning: ► ELT positions ► Implement ELT team-performance program and metrics ► Culture – Implement engagement survey and action plan

► Promoted a diverse set of leaders to ELT positions

► Initiated ELT team performance programs and metrics with new ELT members

► Completed engagement survey, identified focus areas, and implemented action plan

			✔

Promoting Foundational Beliefs

► Integrity – ensure highest level of compliance and response

►  Sustainability – achieve metrics; equity, community engagement and environment

► QHSES – Fully implement and expand Pulse (HSES) and Impact Quality (Quality) transformation programs

► Actively contributed to advancements in gender and racial equity in EWiE and CEO Action Advisory Boards

► Actively led TechnipFMC as a top contributor to both United Way and American Heart Association

► Promoted energy transition through active industry

     engagement

► Achieved Zero Fatalities in 2021 and a 45%

     reduction in Serious Injuries

► Increased client satisfaction rating in 2021

				✔
Overall Rating for Mr. Pferdehirt			160%

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Individual performance assessments for the other NEOs are summarized below. Ms. Mannen is excluded because she did not participate in the annual cash incentive plan in 2021.

NEO	Summary of 2021 Objectives and Key Achievements
Alf Melin Chief Financial Officer

Mr. Melin’s 2021 individual performance objectives reflected his responsibilities as our new Executive Vice President and Chief Financial Officer effective January 25, 2021. Mr. Melin’s 2021 achievements included co-leading the completion of the Spin-off of Technip Energies, guiding the Company’s financial strategy post-Spin-off to a significant reduction in the Company’s net debt position, and the achievement of our 2021 Adjusted EBITDA as a Percentage of Revenue and free cash flow targets.

Justin Rounce Executive Vice President and Chief Technology Officer	Mr. Rounce’s 2021 individual performance objectives reflected his responsibilities as our Executive Vice President and Chief Technology Officer in leading our research and innovation, product engineering, procurement and sourcing, manufacturing, quality, safety, security, IT, digital, and corporate development. Mr. Rounce’s 2021 objectives and achievements included co-leading the execution of the Spin-off of Technip Energies, advancing the Company’s industrialization and transformation activities, ensuring manufacturing performance, leading new product development projects and processes, supporting the development of business process changes including digital transformation, and growing strategic alliances to support the energy transition.
Barry Glickman President, Surface	Mr. Glickman’s 2021 individual performance objectives reflected his responsibilities as President of Surface. Mr. Glickman’s 2021 achievements included leading the recovery of our Surface business following the 2020 downturn, exceeding inbound, profit, and cash flow targets, and accelerating adoption of new technologies and solutions.
Jonathan Landes President, Subsea

Mr. Landes’s 2021 individual performance objectives reflected his responsibilities as President of Subsea. Mr. Landes’ 2021 objectives and achievements included the establishment of new customer and strategic alliances, winning and renewing several key long-term contracts that will enable continued growth, delivery on Subsea segment cash flow, inbound and EBITDA targets, rollout of programs that reduced serious injuries and improved safety, and establishing key strategic partnerships to expand our growth into the energy transition.

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Determination of 2021 Payouts under the Annual Cash Incentive Plan

Each executive’s target annual cash bonus is a percentage of his or her base salary for the year. For example, assuming an NEO has a base salary of $600,000, a 100% target bonus, a BPI rating of 162%, and an API rating of 125%, the executive’s annual cash bonus would be calculated as follows:

Component	Base Salary	Weighting	Target Bonus %	Rating	Payout
BPI:	$600,000	x 75%	x 100%	x 162% =	$729,000
API:	$600,000	x 25%	x 100%	x 125% =	$187,500
Total Cash Incentive Compensation					$916,500

Long-Term Equity Incentives

Annual long-term equity incentive awards, granted in the form of TechnipFMC equity, represent the largest component of each NEO’s annual target compensation opportunity, grounded in our compensation philosophy of paying for performance and aligning executives’ interests with those of our shareholders. Awards are made in the form of two complementary vehicles, PSU awards and RSU awards, providing a balanced focus on performance, sustainable long-term value creation, and retention.

Chart above does not include the additional one-time long-term incentive grant made to the CEO in 2021.

The Compensation and Talent Committee reviews and approves equity awards for the NEOs on an annual basis. The awards are based on market competitiveness on total target compensation and aim to provide appropriate levels of retention and incentives for achieving the Company’s long-term goals.

For 2021, the Compensation and Talent Committee set the target value of equity awards for each NEO with reference to market median total compensation data.

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Named Executive Officer	2021 LTI Target (% of Base)	2021 LTI Target Value
Douglas J. Pferdehirt	785%	$9,700,000[1]
Alf Melin	300%	$1,950,000
Justin Rounce	300%	$2,550,000[2]
Barry Glickman	250%	$1,340,000
Jonathan Landes	250%	$1,187,500

(1)	Excludes one-time long-term incentive grant of $2,910,000.

(2)	Excludes one-time long-term incentive grant of $750,000.

Additional One-Time Long-Term Incentive Grants:

Our executive officers are critical to our future success as they provide deep Company and industry expertise. These executives have been responsible for our transformation into a fully integrated leader in technology and innovation, successful completion of the Spin-off, and have well positioned the Company for future growth and the energy transition.

One of the key priorities for the Committee was retention and continuity of the executive team during a period of significant volatility and uncertainty in the energy industry. While there were no changes to base salary or incentive targets, the Committee awarded a one-time enhancement to the long-term incentive grants for Mr. Pferdehirt and Mr. Rounce to enhance the retention provided from unvested long-term incentives and recognize their contributions to the Spin-off transaction.

The additional 2021 grant for Mr. Pferdehirt had a grant date fair value of $2,910,000, which represents 30% of his regular annual target award, and was comprised of the following awards:

►	$776,000 in PSUs tied to 2021-2023 Relative TSR Performance; and

►	$2,134,000 in four-year cliff vesting RSUs, 50% of which he is required to retain for at least one year following vesting.

The additional one-time grant was structured such that (1) a majority of the award vests after four years (one year longer than the vesting period of the annual grant), thus enhancing the retentive value of the program and (2) including the one-time additional award, at least 60% of Mr. Pferdehirt’s long-term incentive grant for the 2021 is performance-based.

The additional 2021 grant for Mr. Rounce had a grant date fair value of $750,000 and was comprised of the following awards:

►	$525,000 in PSUs tied to 2021-2023 Relative TSR Performance; and

►	$225,000 in three-year cliff vesting RSUs, 50% of which he is required to retain for at least one year following vesting.

2021 Performance Stock Unit Awards (70% of Equity Award)

The Compensation and Talent Committee sets the performance targets associated with PSU awards prior to the beginning of each three-year performance period. For awards in 2021, PSU awards comprised 70% of the total long-term equity award and payout will be based on relative TSR performance for the three-year period.

The volatility in the oil and gas business environment, as well as our Spin-off, made it challenging to set meaningful financial targets. Therefore, in 2021, relative TSR, was selected as a single performance measure.

We believe that relative TSR is a meaningful measure of our long-term performance and motivates our NEOs to achieve superior share price compared to our key competitors, thus aligning their interests with shareholder interests. We further reinforce this by requiring a minimum threshold of relative performance for payout and by capping payout in the case of negative TSR.

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PSU Measure	Weighting	Definition	Why It Matters
Relative TSR	70% of total long- term equity	Relative TSR: Cumulative three-year increase in volume-weighted-average price and reinvested dividends relative to peers	Assesses our overall performance in the eyes of our shareholders and the broader stock market, relative to companies with which we compete for customers and investors that are subject to similar macro-economic factors

The relative TSR performance for our 2021 PSU awards will be measured against a group of 10 companies (“Relative TSR Peer Group”) that the Compensation and Talent Committee believes best reflects the companies that we compete with for both investments and customers. The financial and operational performance of these companies is therefore most directly relevant to TechnipFMC, and we are all subject to similar macro-economic factors.

2021 Relative TSR Peer Group
Aker Solutions ASA Baker Hughes Forum Energy Technologies, Inc. Halliburton Company	National Oilwell Varco, Inc. Oceaneering International, Inc. Oil States International, Inc. Schlumberger Limited	Subsea 7 S.A. Weir Group PLC

In comparison to our prior Relative TSR Peer Group, the following companies were removed due to no longer being comparable peers post-Spin-off: Saipem Spa, Fluor Corporation, and John Wood Group plc. Aker Solutions ASA, Forum Technologies, Inc., and Weir Group PLC were added.

The vesting date for the 2021 PSU awards is March 1, 2024, with a performance period of February 16, 2021, being the date of the Spin-off, through December 31, 2023.

The Compensation and Talent Committee approved the following targets in relation to the 2021 PSU awards:

Performance Achievement	Relative TSR Performance	Payout (% of earned PSUs)
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	42nd percentile	100%
Maximum or above	75th percentile or greater	200%

Note: If the Company’s absolute TSR is negative for the performance period, the payout in respect of the TSR element will be capped at target, regardless of our relative performance.

For performance achievement between the levels identified above, payout percentage will be interpolated on a straight- line basis.

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2021 Time-Based RSU Awards (30% of Equity Award)

Time-based RSU awards further align NEOs’ interests with the interests of our shareholders by incentivizing them to increase share price, while reinforcing the retention impact of our compensation program.

RSUs are subject to three-year cliff vesting terms, with no phased vesting, meaning the NEO must remain employed through the vesting date of March 1, 2024, with exceptions only for retirement, death, and disability. Once vested, the executive receives ownership and the voting rights of the underlying Ordinary Shares.

The number of RSUs granted to each of the NEOs was determined by dividing the target value set for each executive officer by the closing price of the Company’s Ordinary Shares on the NYSE on the grant date.

On vesting, 50% of the after-tax number of RSUs must be held for a period of at least one year to incentivize NEOs to retain the shares and increase share price, further aligning NEOs’ interests with those of our shareholders.

Treatment of Outstanding 2019 and 2020 Long-Term Equity Incentives at Spin-off

On February 16, 2021, TechnipFMC completed its Spin-off and separated into two independent, publicly traded companies, TechnipFMC and Technip Energies.

Pursuant to the Spin-off, all applicable outstanding 2019 and 2020 TechnipFMC PSU and RSU awards for the NEOs were adjusted based on the ratio of the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately prior to the Spin-off to the closing price of TechnipFMC Ordinary Shares on the NYSE on the date immediately after the Spin-off. In addition, the 2019 and 2020 TechnipFMC PSU awards were converted to RSUs (at target) subject to continued service on the original vesting dates as measurement of performance against the set goals was not possible following the Spin-off. The vesting dates and payment conditions for the 2019 and 2020 awards otherwise remained the same.

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Looking Ahead – 2022 Incentive Plans

2022 Annual Cash Incentive Plan
Our 2022 annual cash incentive plan will be based on the measures outlined in the table below.

Performance Measure	Weighting	Definition	Why It Matters
Adjusted EBITDA as a Percentage of Revenue	25%	Adjusted earnings before interest, taxes, depreciation, and amortization, calculated as a percentage of revenue	Reflects the performance and sustainability of the business, leveraging cost efficiencies, and driving profitability improvement
Free Cash Flow from Operations	25%	Cash provided by operating activities, less capital expenditures	Measures our ability to generate cash as an indicator of the financial health and liquidity of the Company
ESG Performance	25%	Performance relative to the TechnipFMC ESG scorecard	Directly links our compensation program to our ESG commitments and objectives, including our 2021-2023 ESG scorecard
Individual API Metrics	25%	Performance relative to individual performance goals established at the beginning of the year	Objectives are set at “stretch” levels and are focused on key strategic projects and objectives, as well as self-development goals

In 2021, we provided a comprehensive overview of our ESG efforts to our investors, including new initiatives to be realized through 2023 and a commitment to deliver a 50% reduction in Scope 1 and 2 equivalent GHG emissions by 2030. In order to directly link our compensation program to our ESG commitments and objectives, we will continue to include an ESG measure in our 2022 annual cash incentive plan at 25% weighting.

Performance for this measure will be based on a scorecard that measures our performance against our 2021-2023 ESG objectives. These objectives include the following:

►	Environmental – our carbon footprint (including scope 3 reduction target and carbon intensity reduction target), our clients’ carbon footprint, recycled and reused waste targets

►	Social – fair representation by gender and nationality, awareness and culture, inclusive leadership training, and community/STEM initiatives

►	Governance – HSE leadership, human rights due diligence, and ethics and compliance training

We will continue to include Adjusted EBITDA as a Percentage of Revenue and Free Cash Flow from Operations as measures in the annual cash incentive plan, with an objective to increase our operating profitability, leverage cost efficiencies, maintain the financial health and liquidity of the Company, and drive shareholder value creation.

We will continue to use individual API metrics in order to incentivize executives to focus on key strategic projects and objectives, as well as personal development goals.

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2022 Long-Term Equity Incentive Plan
Our 2022 Long-Term Equity grant will be based on the measures outlined in the table below.

Long-Term Equity	Weighting	Vesting	Performance Measure	Why It Matters
Performance Stock Units	70% of total long-term equity	Three-year cliff vesting	Relative TSR (50%): ROIC (50%) Performance is measured over a three-year period and subject to three-year cliff vesting	TSR assesses our overall performance in the eyes of our shareholders and the broader stock market, relative to companies with which we compete for customers and investors that are subject to similar macro-economic factors

ROIC Measures our profitability as well as our effective utilization of capital
Restricted Stock Units	30% of total long-term equity	Three-year cliff vesting	N/A	Further align NEOs’ interests with the interests of our shareholders by incentivizing them to increase share price, while reinforcing the retention impact of our compensation program

We believe that both ROIC and relative TSR closely align with value creation and are meaningful measures of our longterm performance and motivate our NEOs to generate returns and achieve superior share price performance compared to our key competitors, thus aligning their interests with shareholder interests. We further reinforce this by requiring a minimum threshold of relative performance for payout and by capping payout in the case of negative TSR.

The relative TSR performance for our 2022 PSU awards will be measured against a Relative TSR Peer Group that the Compensation and Talent Committee believes best reflects the companies that we compete with for both investments and customers. The financial and operational performance of these companies are most directly relevant to TechnipFMC, and we are all subject to similar macro-economic factors.

The following are the targets in relation to the 2022 PSU awards:

Relative TSR Performance
Performance Achievement	Relative TSR Performance	Payout (% of earned PSUs)
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum or above	75th percentile or greater	200%

Note: If the Company’s absolute TSR is negative for the performance period, the payout in respect of the TSR element will be capped at target, regardless of our relative performance.

For performance achievement between the levels identified above, payout percentage will be interpolated on a straightline basis.

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Return On Invested Capital
The targets for the Return On Invested Capital measure will be disclosed at the end of the performance period.

Indirect Compensation
The final element of our compensation comprises market-aligned benefits and perquisites. These are intended to both facilitate the performance of our NEOs in their roles while ensuring we are market competitive in what we provide.

Retirement Benefits
Eligibility for retirement savings plan participation depends on an NEO’s tenure and the country in which he or she is based. The majority of our NEOs participate in the U.S. Qualified and Non-Qualified Savings Plans on the same terms as other eligible employees.

Plan	Eligibility	Features
U.S. Qualified Savings Plan	U.S. employees working more than 30 hours a week All U.S. NEOs are eligible

► Employees can contribute between 1% and 75% of eligible compensation (salary and eligible incentives) on a pre- and after-tax basis up to statutory limits for tax qualified plans

► Company matches 100% of the first 5% of eligible contributions Participants are 100% vested in their contributions and matching contributions

► Employees receive an additional 2% non-elective Company contribution that vests after three years of service

► For annual compensation that exceeds the limit required for the plan to be qualified, the Company contributes 5% of such excess to the employee’s non-qualified savings plan (see below)

U.S. Non-Qualified Savings Plan	U.S. executives and other eligible senior employees All U.S. NEOs are eligible

► The Company contributes an amount equal to any missed Company contribution under the U.S. Qualified Savings Plan on annual compensation that exceeds the maximum limit required for the plan to be qualified

► Intent of the plan is to ensure eligible employees receive the same contribution as a percentage of eligible earnings from the Company regardless of their compensation level

► Terms mirror those of the U.S. Qualified Savings Plan

► Participants can contribute up to 75% of their eligible compensation (salary and eligible incentives) on a pre-tax basis

► Company matches 100% of the first 5% of eligible contributions

► Participants are 100% vested in their contributions and matching contributions

► Employees receive an additional 2% non-elective Company contribution that vests after three years of service

► All vested funds must be distributed upon an employee’s separation from service with the Company; provided, however, that there is a six-month delay for key employees

Continued overleaf >

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Plan	Eligibility	Features
U.S. Pension Plan	U.S. employees of FMC Technologies with five years of service prior to January 1, 2010 Ms. Mannen and Mr. Melin are the only eligible NEOs

► A tax-qualified defined benefit plan

► Pension based on final average pay, calculated as the highest 60 consecutive months of pay (base salary and annual cash incentive) in the final 120 months of service

► Benefit accruals frozen for non-union employees effective December 31, 2017

U.S. NonQualified Pension Plan	U.S. executives and other eligible senior employees of FMC Technologies with five years of service prior to January 1, 2010 Ms. Mannen and Mr. Melin are the only eligible NEOs

► A non-qualified defined benefit pension plan

► Pension based on final average pay, calculated as the highest 60 consecutive months of pay (base salary, annual cash incentive, and employee contributions made to the U.S. Non-Qualified Savings Plan) in the final 120 months of service up to statutory limits for tax qualified plans

► Benefit accruals frozen for non-union employees effective December 31, 2017

Perquisites
The Company also provides limited perquisites to NEOs, facilitating the performance of their roles and to ensure a competitive total compensation package. The perquisites we provide to our executives may include financial planning and personal tax assistance, personal use of Company automobiles, dining club memberships and country club memberships, car allowances, executive physicals and other minor expenses associated with their business responsibilities. The value of perquisites deemed to be personal is imputed as income to an executive officer, and we do not gross up for the taxes due on such imputed income. Additional allowances or benefits may be granted to NEOs, if considered appropriate and reasonable.

Reflecting the safety concerns associated with their roles, the Company provides a security program for our executive officers. The Compensation and Talent Committee believes this is in the best interests of shareholders as the personal safety and security of our executive officers is critical to the stability of the Company. The security program was developed based on a risk assessment determined to be appropriate by our security team and an external consultant. We do not consider the security measures provided to our executive officers to be a personal benefit, but rather reasonable and necessary expenses for the benefit of the Company. However, in accordance with SEC disclosure rules, the aggregate incremental cost of these services is reported in the Summary Compensation Table.

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TechnipFMC Proxy Statement 2022

Other Compensation, Benefits, and Considerations

Executive Severance Benefits
It is our policy to offer severance benefits to our executive officers because we believe that severance benefits provide important financial protection to executive officers in the event of involuntary job loss, are consistent with the practices of peer companies, and are appropriate for the retention of executive talent.

Our executive officers, including our NEOs, are entitled to severance benefits outside of a change-in-control context, the material terms of which are described in the chart below. Our general executive severance arrangements are consistent with the market practice of large public companies surveyed by our compensation consultant. Change-in-control severance benefits, as described below, and general severance benefits are exclusive of one another, and in no circumstance would any NEO receive benefits under both a change-in-control severance agreement and our general executive severance benefits.

Each of our NEOs is party to an Executive Severance Agreement, pursuant to which he or she is entitled to enhanced severance in the event of a qualifying termination in connection with a change-in-control event. We entered into the Executive Severance Agreements to ensure executives are incentivized to continue to work in the Company’s best interests during the period of time when a change-in-control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. The Compensation and Talent Committee believes it is appropriate to provide executives with the assurance that they will not be adversely affected by a change-in-control transaction without fair compensation, except in the case of termination for cause. The material terms of the Executive Severance Agreements are described in the chart below.

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Separation Scenario	Provisions under TechnipFMC Executive Severance Agreement or Relevant Equity Award Agreements
Termination without cause

► Cash severance equal to 18 months of base salary and target annual cash incentive

► Pro-rated target annual cash incentive for the year of termination

► 18 months of medical and dental benefits continuation

► Outplacement assistance as appropriate

► Financial planning and tax preparation assistance for the final calendar year of employment

► Severance benefits subject to compliance with non-disclosure, non-compete, and nonsolicitation covenants

► Equity treated pursuant to the terms of the applicable plan

► No tax gross-ups on any payments

Retirement	► Outstanding equity settled on the originally scheduled date ► Outstanding PSUs will remain subject to the original performance conditions, measured at the originally scheduled date
Death or disability	► Accelerated vesting of all granted and outstanding equity awards, with outstanding PSUs vesting at target
Qualifying termination without cause or resignation for good reason following a change-in-control event

► Double trigger requirements, meaning a change-in-control event must occur, followed by a qualifying termination within 24 months

► “Qualifying termination” defined as termination by the Company without cause, or if the executive terminates employment for good reason (e.g., material change in responsibilities, material reduction in salary and/or benefits, significant change in location of employment)

► Cash severance equal to two to three times the greater of the executive’s annual base salary on the date of the agreement or the date of termination and two to three times the greater of his or her average actual annual cash incentive paid in the three years prior to termination or his or her target annual cash incentive for the year the executive is terminated

► Pro-rated target annual cash incentive for the year of termination

► Amount equal to the premiums payable for health and welfare coverage for 24 to 36 months

► Up to $50,000 in outplacement assistance

► Accelerated vesting of all granted and outstanding equity awards, with outstanding PSUs vesting at target

► “Best-after-tax” cutback for 280G excise tax calculations, with no tax gross-ups on any payments

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TechnipFMC Proxy Statement 2022

Compensation Risk
As part of a robust approach to risk mitigation, the Company operates a number of policies that apply to our NEOs, and in many instances to broader employee populations. These policies are intended to align our NEOs with the long-term interests of our shareholders and encourage them to make decisions that expose the Company to an appropriate level of risk within our agreed framework.

Claw-back Policy
The Company has adopted a compensation recovery claw-back policy that enables us to recoup and/or cancel previously awarded compensation in defined situations.

Covered Employees	► Executive officers subject to the reporting requirements of Section 16 of the Exchange Act ► By definition, this includes all NEOs
Covered Compensation	► Cash incentive compensation ► Equity awards
Triggering Events

► Illegal acts including fraud, material theft of Company assets, bribery, and corruption

► Gross negligence

► Willful misconduct, including conduct that requires the Company to materially restate its quarterly or annual financial or operating results

Compensation and Talent Committee Authority

► Determine whether a triggering event has occurred

► Cancel previously granted compensation in part or in whole, whether vested or deferred Clawback previously earned compensation by requiring the executive officer to repay the Company any gain realized or payment received

► Reduce or offset future incentive compensation

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TechnipFMC Proxy Statement 2022

Share Ownership and Retention Requirements
The Compensation and Talent Committee oversees the operation of share ownership guidelines that apply to our executive officers. All executive officers, including all NEOs, met their pro-rata ownership and retention requirements under the Company’s policy in 2021.

Share Ownership Requirements	► CEO: 6x base salary ► CFO: 5x base salary ► Other executive officers: 3x base salary
Qualifying Share Interests	► Ordinary shares owned outright ► PSU awards where the performance period is final and approved ► Unvested RSUs
Time for Achievement	► Five years from the effective date of appointment ► Pro-rata requirement of 20% per year applies within the first five years
Consequences for Non-achievement	► At the discretion of the Board of Directors
Retention Requirement	► 50% of the after-tax RSUs must be retained for at least one year following vesting ► Applies regardless of whether an executive has met the ownership requirement

Insider Trading and Speculation in Company Stock
Our officers, directors, and employees are prohibited from engaging in discretionary transactions involving our securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations. All such individuals are also prohibited from directly or indirectly speculating in Ordinary Shares, including derivative transactions, hedging and pledging activities, short selling, selling or purchasing options in Ordinary Shares, and borrowing against Ordinary Shares. Our Insider Trading Policy aims to align management’s economic ownership risk with those of shareholders.

Tax Considerations
Although the Compensation and Talent Committee considers the accounting and tax treatment of the various forms of compensation, the accounting treatment and tax deductibility of compensation have not had and will not have a material impact on the Company’s executive compensation program. Our Compensation and Talent Committee will continue to structure our compensation program in the best long-term interests of our shareholders.

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TechnipFMC Proxy Statement 2022

Summary Compensation Table for the Year Ended December 31, 2021

The following table summarizes the compensation earned by each of the NEOs from all sources for services rendered in all of their capacities to the Company during the fiscal year ended December 31, 2021.

Name and Principal Position as of 12/31/2021	Year	Salary ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity IncentivePlan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)	Total Excluding Accounting Charge ($)[7]
	2021	1,236,000	17,629,477	—	2,694,789	0	373,416	21,933,683	20,251,576
Douglas J. Pferdehirt Chair and CEO	2020	988,800	9,966,772	—	1,668,600	0	296,429	12,920,601	12,920,601
	2019	1,236,000	8,877,924	1,939,995	2,903,364	0	393,923	15,351,206	15,351,206
Alf Melin Chief Financial Officer	2021	650,000	2,589,929	—	988,915	(8,626)	56,783	4,277,001	4,239,168
	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
Justin Rounce Executive Vice President and Chief Technology Officer	2021	600,000	3,649,495	—	969,000	—	111,776	5,330,270	5,018,136
	2020	520,000	1,849,497	—	600,000	—	115,910	3,085,407	3,085,407
	2019	600,000	1,647,411	359,997	999,000	—	37,436	3,643,844	3,643,844
Jonathan Landes President, Subsea	2021	475,000	1,593,115	—	755,250	—	57,588	2,880,953	2,841,990
	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
	2021	536,000	1,979,163	—	798,640	—	97,695	3,411,498	3,186,072
Barry Glickman President, Surface	2020	464,533	1,335,740	—	482,400	—	147,611	2,430,284	2,430,284
	2019	—	—	—	—	—	—	—	—
Maryann T. Mannen Former Chief Financial Officer	2021	71,652	—	—	—		43,782	115,434	115,434
	2020	695,933	—	3,185,248	652,438	892,547	171,107	5,597,273	5,597,273
	2019	797,917	2,837,216	619,999	1,308,583	1,058,285	218,713	6,840,713	6,840,713
(1)	Salary represents contractual annual base salary. For Ms. Mannen, salary is base salary earnings for time worked in 2021. In 2020, we temporarily reduced the annual base salary for the Chair and CEO and other executive officers in response to the change in business environment due to the COVID-19 pandemic and sharp decline in oil prices. The temporary reduction ended on January 1, 2021 and previous base salary was reinstated.
(2)	In accordance with SEC regulations for the Summary Compensation Table, the “Stock Awards” column includes:
i. For each year, the sum of the aggregate grant date fair value of time-based RSUs and PSUs subject to either market-based (TSR) or performance-based (ROIC) vesting conditions. Determination of fair value was made in accordance with FASB ASC Topic 718. With respect to PSUs subject to performance-based (ROIC) vesting conditions and time-based RSUs, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards. With respect to PSUs subject to TSR market-based vesting conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Form 10-K.
ii. For 2021, the following incremental compensation expense was recognized for Messrs. Pferdehirt, Melin, Rounce, Landes, and Glickman, under FASB ASC Topic 718 as a result of the modification to all outstanding PSUs granted in 2019 and 2020 to remove the performance vesting condition in connection with the Spin-off (the “Modification Value”). Such modification impacted all employees with performance-based awards granted in 2019 and 2020 as measurement of performance against the set goals was not possible following the Spin-off. The vesting dates for these awards remained unchanged and the original fair market value of these awards are included in the 2019 and 2020 rows of the “Stock Awards” column.

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NEO	Accounting Charge related to modification of 2019 and 2020 PSUs ($)
Doug Pferdehirt	1,682,107
Alf Melin	37,833
Justin Rounce	312,134
Jonathan Landes	38,963
Barry Glickman	225,426

The maximum award value of PSUs granted in 2021 subject to market-based conditions are shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the PSUs.

	Pferdehirt	Melin	Rounce	Landes	Glickman
2021	$15,131,995	$2,729,990	$3,569,997	$1,662,489	$1,875,986

(3)	Represents the grant date fair value of stock options determined in accordance with FASB ASC Topic 718 using the Black-Scholes method as disclosed in our Form 10-K.
(4)	Represents Short-Term Incentive Program remuneration earned in 2021 and paid on March 11, 2022.
(5)	The amounts shown in the Change in Pension Value column reflect the actuarial increase in the present value of the NEO’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. pension programs) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those disclosed in our Form 10-K.
(6)	The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2021 represent:

Mr. Pferdehirt – contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $305,339 financial planning and personal tax assistance of $19,657, security services of $23,441, personal use of Company automobile of $19,057, club dues of $5,344, and Company-paid life insurance premium of $578.

Mr. Melin – contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $55,313, security services of $1,176 and Company-paid life insurance premium of $295.

Mr. Rounce – contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $111,206, security services of $289, and Company-paid life insurance premium of $280.

Mr. Landes – contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $55,313, security services of $2,053 and Company-paid life insurance premium of $222.

Mr. Glickman – contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $96,268, security services of $1,176, and Company-paid life insurance premium of $251.

Ms. Mannen – was paid $40,393 for earned, unused paid-time off, financial planning and personal tax assistance of $3,090, and Company-paid life insurance premium of $298.

(7)	To supplement the disclosure required by the SEC, this column reflects the equivalent compensation elements actually awarded to each NEO year over year, absent the one-time accounting charge related to the conversion of 2019 and 2020 performance-based awards (the value of such awards was reflected in the Stock Awards columns for those years) to time based awards which was a unique and one-time charge relating to the Spin-off. It is not a substitute for the amounts reported under Total. For 2021, Total Excluding Accounting Charge represents: (1) total compensation, as determined under applicable SEC rules consistent with prior years, minus (2) the accounting charge related to the conversion of 2019 and 2020 performance-based awards to time-based awards.

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TechnipFMC Proxy Statement 2022

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2021 to each NEO.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Possible Payouts under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise
Name	Award Type[1]	Grant Date	Threshold ($)	Target ($)[2]	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)[3]
Douglas J. Pferdehirt	Annual Incentive	2021	1,668,600		3,302,543
	RSU[4]	4/1/2021							267,418			2,134,000
	RSU	4/1/2021							364,661			2,909,995
	PSU - TSR	4/1/2021					948,120	1,896,240
	Modification Value[5]	2/16/21										1,682,107
Alf Melin	Annual Incentive	2021		858,860	1,300,000
	RSU	4/1/2021							73,308			584,998
	PSU - TSR	4/1/2021					171,052	342,104				1,967,098
	Modification Value5	2/16/21										37,833
Justin Rounce	Annual Incentive	2021		810,000	1,200,000
	RSU	4/1/2021							95,864			765,001
	PSU - TSR	4/1/2021					223,684	447,368				2,572,366
	Modification Value5	2/16/21										312,133
Jonathan Landes	Annual Incentive	2021		641,250	950,000
	RSU	4/1/2021							44,642			356,243
	PSU-TSR	4/1/2021					104,166	208,332				1,197,909
	Modification Value5	2/16/21										38,964
Barry Glickman	Annual Incentive	2021		723,600	1,072,000
	RSU	4/1/2021							50,375			401,993
	PSU - TSR	4/1/2021					117,543	235,086				1,351,745
	Modification Value5	2/16/21										225,426
(1)	“RSU” awards are time-based restricted stock unit awards, “PSU-TSR” awards are market-based restricted stock unit awards based on the TSR performance measure. The annual awards vest on April 1, 2024.
(2)	Each target award as a percentage of base salary: Mr. Pferdehirt – 135%; Mr. Melin - 100%; Mr. Rounce – 100%; Mr. Landes - 100%; and Mr. Glickman – 100%.
(3)	Grant date fair values were determined in accordance with FASB ASC Topic 718. With respect to PSUs subject to market-based (TSR) vesting conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Form 10-K.
(4)	Mr. Pferdehirt’s grant of 267,418 RSUs will vest on April 1, 2025.
(5)	Reflects the incremental compensation expense recognized for Messrs. Pferdehirt, Melin, Rounce, Landes, and Glickman in 2021, under FASB ASC Topic 718 as a result of the modification of 2019 and 2020 PSUs to remove the performance vesting conditions in connection with the Spin-off.

Ms. Mannen is excluded because she left the Company on January 24, 2021 and did not receive an equity grant in 2021.

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For a description of the material terms of the RSU awards, including the vesting schedules and a description of the performance targets and potential award amounts for PSUs and the modification of previously granted PSUs in connection with the Spin-off, please see the descriptions set out in the section entitled “Executive Compensation Discussion and Analysis.” Dividend equivalents, where allowed, are accumulated on RSU and PSU awards and are payable only if and when the RSUs and PSUs vest.

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TechnipFMC Proxy Statement 2022

Outstanding Equity Awards at Fiscal Year-End Table

Shown below is information for each of the NEOs with respect to outstanding equity awards at December 31, 2021.

		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable1	Incentive Award Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/€)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)2	Incentive Award Plan Awards: Number of Unearned Shares, Units, or Other Rights that have Not Vested (#)	Incentive Award Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have Not Vested ($)[2]
Douglas J. Pferdehirt	6/20/2017	286,529	—		20.89	6/20/2027		—
	2/26/2018	245,973	—		23.78			—
	3/8/2019[2]	—	438,045		16.47		471,369	2,790,504
	3/9/2020[3]	—	—				1,330,643	7,877,407
	4/1/2021[3]	—	—				267,418	1,583,115
	4/1/2021[4]	—	—				364,661	2,158,793	948,120	5,612,870
Alf Melin	6/26/2017	7,176	—		20.89	6/26/2027		—
	6/14/2018	6,584	—		25.24	6/14/2028		—
	3/8/2019[3]	—	—				16,196	95,880
	3/9/2020[3]	—	—				36,580	216,554
	4/1/2021[4]	—	—				73,308	433,983	171,052	1,012,628
Justin Rounce	3/8/2019[2]	—	81,286		16.47		87,469	517,816
	3/9/2020[3]	—	—				246,922	1,461,778
	4/1/2021[4]	—	—				95,864	567,515	223,684	1,324,209
Jonathan Landes	6/26/2017	10,873	—		20.89	6/26/2027		—
	6/14/2018	7,317	—		25.24	6/14/2028		—
	3/8/2019[3]	—	—				16,682	98,757
	3/9/2020[3]	—	—				37,677	223,048
	4/1/2021[4]	—	—				44,642	264,281	104,166	616,663
Barry Glickman	2/28/2017	27,193	—		25.37	2/28/2027		—
	2/26/2018	35,340	—		23.78	2/26/2028		—
	3/8/2019[2]	—	58,706		16.47		63,171	373,972
	3/9/2020[3]	—	—				178,331	1,055,720
	4/1/2021[4]	—	—				50,375	298,220	117,543	695,855
(1)	Schedule for unexercised options, shares of units that have not vested. - Reflects March 8, 2019 grants of stock options that vest on March 8, 2022.
(2)	2019 and 2020 PSU grants were converted to RSUs at target due to the Spin-off.
- Reflects March 8, 2019 RSU grants that vest on March 8, 2022.
- Reflects March 9, 2020 grants of RSUs, as applicable, that vest on March 9, 2023.
(3)	Mr. Pferdehirt’s grant of 267,418 RSUs will vest on April 1, 2025.
(4)	Reflects April 1, 2021 grant of RSUs and PSUs, as applicable, that vest on March 1, 2024.
(5)	The market value of PSUs that have not vested is calculated using the closing price of the Company’s Ordinary Shares on the NYSE of $5.92 on December 31, 2021.

Ms. Mannen is excluded because she left the Company on January 24, 2021 and her outstanding equity awards were forfeited.

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Option Exercises and Stock Vested Table

Shown below is information for each of the NEOs with respect to options to purchase Ordinary Shares exercised in 2021 and RSU and PSU awards that vested in 2021.

Named Executive Officer	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Douglas J. Pferdehirt	—	—	128,069	1,052,727
Alf Melin	—	—	5,466	44,931
Justin Rounce	—	—	—	—
Jonathan Landes	—	—	6,075	49,937
Barry Glickman	—	—	18,398	151,232

(1) The value of the vested shares does not include dividends earned.

Ms. Mannen did not exercise any options in 2021 and none of her stock awards vested in 2021.

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Pension Benefits Table

The table below shows the present value of accumulated benefits payable to Mr. Melin and Ms. Mannen, who were the only NEOs who participated in a Company pension plan. The table includes the number of years of service credited to Mr. Melin and Ms. Mannen using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for Mr. Melin and Ms. Mannen includes years of service pre-Merger with FMC Technologies and its former parent company. The U.S. Pension Plan values are the present value of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2021 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name[1]	Number of Years of Credited Service as of December 31, 2021	Present Value of Accumulated Benefit as of December 31, 2021 ($)[2]	Payments During Last Fiscal Year
Alf Melin	U.S. Pension Plan	18.7	$794,050	$—
U.S. Non-Qualified Pension Plan		18.7	$726,616	$—
Maryann T Mannen	U.S. Pension Plan	31.7	$1,776,703	$—
U.S. Non-Qualified Pension Plan		31.7	$—	$7,866,366

(1)	Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, only Ms. Mannen and Mr. Melin participated in the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan. Effective December 31, 2017, future benefit accruals were frozen under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.
(2)	The following assumptions were used to calculate the present value of accumulated benefits as of December 31, 2021:
•	Sum of present value of U.S. Pension Plan benefit accrued through freeze date of December 31, 2017 plus present value of nonqualified DB benefit accrued through freeze date of December 31, 2017.
•	Present value of U.S. Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2021 FASB ASC Topic 715 disclosure assumptions (2.9%, Pri-2012 adjusted with modified MP-2020 projection scale) and reflecting discounting of present value back to December 31, 2021 FASB ASC 715 interest only (2.9%).
•	Present value of U.S. Non-Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2021 FASB ASC Topic 715 disclosure assumptions (1.9%, 417(e) 2021 for lump sums) and reflecting discounting of present value back to December 31, 2021 FASB ASC Topic 715 Interest only (2.9%).
•	Unreduced benefits are first available at age 62 (for Mr. Melin, assuming continued employment with TechnipFMC until that time) under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.

US Pension Plan

Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation through the date on which benefit accruals were frozen, December 31, 2017. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:
i	1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached), plus 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base, multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

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ii	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and
(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan include the base salary and annual cash incentive paid by the Company to the executives for each plan year, subject to certain IRS limits. Equity compensation, such as RSU, PSU, and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included. Eligible earnings were frozen as of December 31, 2017.

Early Retirement

The U.S. Pension Plan’s “early retirement” eligibility is on or after the participant’s 55th birthday with 10 years of service. A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by one-third of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by one-half of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits, such as 75% and 100% joint and survivor annuities, level income, and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity, 11.4% from the normal retirement benefit for the 75% joint and survivor annuity, and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his or her benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year U.S. Treasury Rate in effect for October of the year prior to termination and 6%. Distribution was made to Ms. Mannen six months after her separation from service because she was a “key employee” as defined by section 409A of the U.S. Internal Revenue Code.

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Non-Qualified Deferred Compensation Table

Pursuant to the Company’s U.S. Non-Qualified Savings Plan, certain of our U.S.-based employees, including our NEOs, may defer up to 75% of base salary and annual cash incentive. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds. The Company’s matching contribution will be made in the same investment allocations that the participant selects for his or her contributions to the plan. In addition, the NEOs who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base salary and annual cash incentive payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2,3]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Douglas J. Pferdehirt	289,177	285,039	492,865	—	5,140,023
Alf Melin	6,269	31,413	81,332	—	616,291
Justin Rounce	59,792	93,303	32,853	—	424,273
Jonathan Landes	2,799	35,013	89,616	—	422,889
Barry Glickman	24,120	75,968	50,631	—	945,856
Maryann T. Mannen	—	—	—	1,104,804	—

(1)	All amounts are included in Salary and Non-Equity Incentive Plan Compensation reported for the NEOs in the Summary Compensation Table.
(2)	All contributions made by the Company for the NEOs are included in All Other Compensation for the NEOs in the Summary Compensation Table.
(3)	The total amount includes a contribution made on March 15, 2021 attributable to the 2020 plan year and excludes a contribution that was made on March 15, 2022 attributable to the 2021 plan year.
(4)	The following amounts have been reported in the Summary Compensation table in previous years: Mr. Pferdehirt $4,072,953 and Mr. Rounce $238,327.

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Potential Payments upon Termination

The compensation and benefits payable to each of the NEOs in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our NEOs receive additional compensation benefits either in the event of their death or disability, retirement, or involuntary not-for-cause termination as discussed in this section, or, alternatively, in the event of a change-in-control. Termination payments and change-in-control payments are mutually exclusive, and our NEOs are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability, or Retirement

In the event of the death or disability of an NEO during active employment with the Company, all outstanding equity awards vest on the first business day following death or disability. This death or disability benefit also exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of an NEO’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement, normal vesting schedule.

The following table shows the value to each of the NEOs if death or disability had occurred on December 31, 2021.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2021

Long-Term Incentive Compensation

Name	Performance-Based Restricted Stock Units ($)[1]	Stock Options/SARs ($)[2]	Time Vested Restricted Stock Units Unvested and Accelerated ($)	Total ($)
Douglas J. Pferdehirt	5,612,870	$0	14,409,819	20,022,689
Alf Melin	1,012,628	$0	746,417	1,759,045
Justin Rounce	1,324,209	$0	2,547,110	3,871,319
Jonathan Landes	616,663	$0	586,086	1,202,749
Barry Glickman	695,855	$0	1,727,912	2,423,766

(1)	Assumes PSUs are paid at target (100%).
(2)	Unvested stock options vest and become exercisable in the event of death or disability. All stock options plans have an exercise price that is greater than the Company’s stock price on December 31, 2021.
(3)	Ms. Mannen is excluded because she left the Company prior to December 31, 2021.

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Payments Made in an Involuntary Termination

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2021, and, as a result, are based on amounts earned through such time and are estimates only of amounts that would be paid out to the NEOs in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can be determined only at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination

Not in Connection with a Change-in-Control Occurring on December 31, 2021

	Compensation		Benefits and Perquisites
Name	Severance Payment ($)[1]	Pro-rated Target Annual Cash Incentive ($)[2]	Equity Award and Long-Term Incentive Acceleration ($)	Medical, Dental, Life Insurance and Disability Benefits ($)[3]	Financial Planning and Tax Preparation Assistance ($)[4]	Outplacement Services ($)	Value of Additional Pension Service ($)	Total ($)
Douglas J. Pferdehirt	4,356,900	1,668,600	—	30,308	19,657	50,000		$6,125,466
Alf Melin	2,291,250	877,500	—	26,182	—	50,000	$1,520,666	$4,765,598
Justin Rounce	2,115,000	810,000	—	30,308	—	50,000		$3,005,308
Jonathan Landes	1,674,375	641,250	—	21,217	—	50,000		$2,386,842
Barry Glickman	1,889,400	723,600	—	30,308	—	50,000		$2,693,308

(1)	Severance payment equal to 18 months base salary and target annual cash incentive.
(2)	Pro-rated target annual cash incentive for the year of termination.
(3)	18 months of medical and dental benefits continuation.
(4)	Financial planning and tax preparation assistance for the year of termination.

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Payments Made in the Event of a Qualifying Termination upon a Change-in-Control

Under the terms of our NEOs’ executive severance agreements, our NEOs are entitled to receive severance benefits if they experience a Qualifying Termination within 24 months following a change-in-control event. A “Qualifying Termination” is an involuntary termination of the NEO’s employment by the Company for reasons other than cause, disability, or death, or a voluntary resignation for good reason, in each case during the 24-month period following a change-in-control event.

The amounts shown in the table below are calculated using the assumption that each NEO incurred a Qualifying Termination upon a change-in-control event that was effective as of December 31, 2021. As a result, such amounts are based on amounts earned through such time and are only estimates of amounts that would be paid out to the NEOs in the event of such a termination. The actual amounts that would be paid if such a termination were to occur can only be determined at the time of such NEO’s actual termination.

Executive Benefits and Payments for a Qualifying Termination upon Change-in-Control occurring on December 31, 2021

	Compensation				Benefits and Perquisites
Name	Severance Payment ($)[1]	Pro-rated Target Annual Cash Incentive or Agreed Bonus ($)[2]	Equity Award and Long-Term Incentive Acceleration ($)[3]	Non- Compete Payments ($)	Medical, Dental, Life Insurance, and Disability Benefits ($)[4]	Financial Planning and Tax Preparation Assistance ($)	Outplacement Services ($)	Value of Additional Pension Service ($)[5]	Total ($)
Douglas J. Pferdehirt	8,713,800	1,668,600	20,022,689		62,352	19,657	50,000		30,537,098
Alf Melin	2,600,000	877,500	1,759,045		35,499	0	50,000	1,520,666	6,842,710
Justin Rounce	2,400,000	810,000	3,871,319		40,973	0	50,000		7,172,291
Jonathan Landes	1,900,000	641,250	1,202,749		28,734	0	50,000		3,822,732
Barry Glickman	2,144,000	723,600	2,423,766		40,913	0	50,000		5,382,279

(1)	The amount represents three times base salary and target annual cash incentive for Mr. Pferdehirt, and two times base salary and annual cash incentive for Messrs. Melin, Rounce, Landes, and Glickman.
(2)	Pro-rated target annual cash incentive for the year of termination.
(3)	Assumes PSUs are paid at target.
(4)	Three years of benefits continuation for Mr. Pferdehirt and two years of benefits continuation for Messrs. Melin, Rounce, Landes, and Glickman.

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CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K as promulgated by the SEC, we are providing the following information about the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for our last completed fiscal year, 2021.

Methodology

Determined the Employee Population

We identified our median employee from our employee population as of October 1, 2021, which consisted of approximately 19,420 individuals globally, with 3,285 employees being in the United States. As permitted under the SEC’s 5% “de minimis exemption,” we excluded employees in Algeria (1), Cameroon (26), China (41), Congo-Brazzaville (1), Equatorial Guinea (12), Gabon (2), Guyana (59), Kazakhstan (21), Mozambique (26), Saudi Arabia (159), Tunisia (5), and Vietnam (4). After these exclusions, our employee population used in determining our median employee was 19,063 employees.

Identified the Median Employee

In identifying the median employee, we first identified a median base salary using annualized 2021 base salary for the October 1, 2021 employee population. This population was further refined into the most represented job classifications. From this subset, we computed the total taxable earnings paid to our employees in the most recently completed taxable year in their respective jurisdictions as our consistently applied compensation measure, as permitted by SEC rules. This included base salary, overtime pay, and annual incentive awards for each employee.

We applied an exchange rate as of December 31, 2021, to convert all international currencies into U.S. dollars. Using this methodology, we determined that the Median Employee was a non-exempt, full-time employee located in the U.S.

Calculated CEO Pay Ratio

For 2021, the annual total compensation of our CEO for purposes of determining the pay ratio was $21,933,683 and the annual total compensation of our median employee was $102,269. As a result, for 2021, the ratio of the annual total compensation of our CEO to the total annual compensation of our median employee was approximately 214:1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies are likely not comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and likely utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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Compensation and Talent Committee Report

The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation and Talent Committee of the Board of Directors:

John O’Leary, Chair

Claire S. Farley

John Yearwood

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Audit Committee Report

Management is responsible for the preparation of our financial statements and our financial reporting processes, including the systems of internal controls and disclosure controls and procedures. PwC, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards, and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee of the Board of Directors has:

►	reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2021, and PwC’s evaluation of our internal control over financial reporting;
►	discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the U.S. Securities and Exchange Commission; and
►	received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2021.

Submitted by the Audit Committee of the Board of Directors:

Kay G. Priestly, Chair

Eleazar de Carvalho Filho

Sophie Zurquiyah

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Proposals 1(a) - 1(i) — Election of Directors

What am I voting on?

Upon the recommendation of the ESG Committee, the Board has nominated the candidates below for election at the Annual Meeting. The matrix below indicates the key qualifications and attributes of each of our director nominees, as well as additional demographic information. Detailed biographies for each of our director nominees are in the section “Director Nominees” below.

	Pferdehirt	Carvalho Filho	Farley	Mellbye	O’Leary	Øvrum	Priestly	Yearwood	Zurquiyah
Skills, Experience and Attributes
Skills, Experience and Attributes
Executive/Board Experience
Oil & Gas Industry
International Experience/Geographic Diversity
Strategy, M&A, Risk Management
Governance/Legal
Executive Compensation
Sustainability/Emerging Technologies
Finance/Accounting Expertise
Independent Director
Other Public Company Boards	0	4	2	1	0	3	2	2	2
Committee Membership
Audit[1]							Chair
Compensation					Chair
ESG				Chair
Demographic Background
Age (Years)	58	64	63	72	66	63	66	62	55
Board Tenure (Years)	5	5	5	5	5	1	5	3	1
Gender Diversity (Female or Male)	M	M	F	M	M	F	F	M	F

(1) All members of the Audit Committee are “audit committee financial experts” as defined by the applicable rules of the SEC.

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Our Board has implemented a mandatory retirement age of 72, as set forth in the Company’s Governance Guidelines. Pursuant to our retirement policy, Mr. Mellbye is subject to retirement at the Annual Meeting. However, to ensure continuity following the completion of the Spin-off transaction, and in light of Mr. Mellbye’s deep institutional knowledge and valuable contributions to the Board, the ESG Committee recommended, and the Board unanimously approved, a waiver of the retirement policy in order to nominate Mr. Mellbye to an additional one-year term. In reaching its decision, the Board considered Mr. Mellbye’s extensive skills, experience, and industry and Company knowledge as one of the Company’s longest tenured directors. The Board determined that waiving the retirement policy for Mr. Mellbye would ensure the continued strong, and effective independent leadership of the Board and ease the transition of the Board following the Spin-off transaction. Mr. Mellbye recused himself from all committee and Board discussions of the waiver.

Each of the director nominees has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board, if elected. Each director nominee elected at the Annual Meeting will serve for a one-year term expiring at the 2023 Annual Meeting or until the earliest to occur of (i) his or her successor is elected and qualified, or (ii) his or her earlier death, retirement, resignation, or removal in accordance with the Articles.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” the election of each director nominee.

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Director Nominees
Our Board comprises a diverse group of leaders in their respective fields. Each director is individually qualified and has made, and continues to make, unique and substantial contributions to our Board. The Board and its ESG Committee believe the skills, experience, perspective, and diversity of the director nominees provide the Company with business acumen and a range of perspectives to engage each other and management to address effectively the Company’s evolving strategy, risk-mitigation and other needs, and represent the best interests of the Company’s shareholders.

The biographies below describe the skills, qualities, and experience of the nominees that led the Board and the ESG Committee to determine that it is appropriate to nominate these directors.

Douglas J. Pferdehirt Chair and CEO Age: 58 Director Since: 2017 Legacy Director Since: 2016

Career Highlights

► Mr. Pferdehirt has served as our CEO since the merger of FMC Technologies, Inc. and Technip S.A. and as our Chair since May 1, 2019.

► He was previously President and Chief Executive Officer of FMC Technologies.

► Prior to joining FMC Technologies in 2012, he spent 26 years at Schlumberger Limited in a succession of executive leadership positions, including Executive Vice President of Corporate Development and Communications, President of Schlumberger’s Reservoir Production Group, Vice President of Investor Relations and Communications, President of North and South America, and Vice President of Oilfield Services U.S. Gulf of Mexico.

Key Skills & Qualifications

► Strong executive leadership skills, including experience as Chief Executive Officer of FMC Technologies

► Deep knowledge of the Company’s strategy, markets, technology, and operations

► Extensive oil industry experience

► Financial, risk management, strategy, and M&A expertise

► Commitment to our quality, health, safety, environment, and social responsibility

► Thorough understanding of the different cultural, political, and regulatory requirements in countries where the Company has a significant presence

► Valuable link between the Company’s management and the Board that aids the Board in performing its oversight role

Other Public Company Directorships

► Current: None

► Formerly Held in Past Five Years: FMC Technologies, Inc.

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Eleazar de Carvalho Filho Independent Age: 64 Director Since: 2017 Legacy Director Since: 2010 Committees: Audit

Career Highlights

► Mr. Carvalho Filho has been a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009 and is also a Founding Partner of Sinfonia Consultoria Financeira e Participações Ltda. since August 2012, both of which are financial advisory and consulting firms.

►  He served as Chief Executive Officer and Managing Partner of Unibanco Investment Bank, a Brazilian investment bank, from April 2008 to March 2009.

► Mr. Carvalho Filho was a consultant for BHP Billiton Metais SA, a global natural resources company, from 2006 to 2011.

► He was a Founding Partner of Iposeira Capital Ltda., established in 2003, as well as STK Capital Gestora de Recursos Ltda., established in 2010, which are independent advisory and asset management companies.

Key Skills & Qualifications

► Executive management experience, including as chief executive officer and founding/managing partner of international investment organizations

► Financial, strategy, risk management, and M&A expertise

► Commitment to our quality, health, safety, environmental, and social responsibility

► International investment experience

► Experience as a board member of public and private companies with international operations

► Contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience

Other Public Company Directorships

► Current: Brookfield Renewable Corporation, Oi S.A., Companhia Brasileira de Distribuicão (Grupo Pão de Açúcar), and its affiliate, Cnova N.V.

► Formerly Held in Past Five Years: FMC Technologies, Inc. and Brookfield Renewable Partners L.P.

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Claire S. Farley Lead Independent Director Age: 63 Director Since: 2017 Legacy Director Since: 2009 Committees: Compensation

Career Highlights

► Ms. Farley has been a Senior Advisor of KKR, a global investment firm, since 2015 and served as Vice Chair of the Energy business from 2016 until her retirement in 2021.

► She began her affiliation with KKR in September 2010 as a co-founder of RPM Energy, LLC, a privately owned oil and gas exploration and development company, which partnered with KKR.

► Prior to founding RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor, and was Co-President of Jefferies Randall & Dewey from February 2005 to July 2008.

► Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from September 2002 until February 2005, when Randall & Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company.

► Ms. Farley has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production, and Chief Executive Officer of Hydro-Texaco, Inc.

► Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation from October 1999 to January 2001 and Trade-Ranger Inc. from January 2001 to May 2002.

Key Skills & Qualifications

► Executive management experience, including as chief executive officer of several major organizations

► Oil and gas exploration and production experience

► Financial, strategy, and M&A expertise

► Experience as a board member of public and private companies with international operations

Other Public Company Directorships

► Current: LyondellBasell Industries N.V., Crescent Energy

► Formerly Held in Past Five Years: FMC Technologies, Inc., Anadarko Petroleum Corporation

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Peter Mellbye Independent Age: 72 Director Since: 2017 Legacy Director Since: 2013 Committees: ESG (Chair)

Career Highlights

► Mr. Mellbye served as Executive Vice President, Development & Production, International, of Statoil ASA, an international oil and gas company, from January 2011 until his retirement in September 2012.

► He was Executive Vice President, Production & International Exploration of Statoil from August 2004 to January 2011.

► From 1992 to 2004, Mr. Mellbye was Statoil’s Executive Vice President, Natural Gas, and, from 1990 to 1992, he served as Senior Vice President, Natural Gas.

► He joined Statoil in 1982 as Vice President, Gas Marketing, a position he held until 1990.

► Mr. Mellbye worked in the Norwegian Ministry of Trade and Industry from 1975 to 1979 before joining the Norwegian Trade Council, where he worked from 1979 to 1982.

Key Skills & Qualifications

► Experience as a senior officer of a major oil and gas company with international operations

► Experience as a board member of public and private companies with international operations

► Sustainability, strategy, governance, risk management, and M&A expertise

► Extensive experience working in Norway, a country in which the Company has significant operations

► Contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience

Other Public Company Directorships

► Current: Otovo AS

► Formerly Held in the Past Five Years: FMC Technologies, Inc.

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John O’Leary Independent Age: 66 Director Since: 2017 Legacy Director Since: 2007 Committees: Compensation (Chair)

Career Highlights

► Mr. O’Leary has served as Chief Executive Officer of Strand Energy, a Dubai-based company specializing in business development in the oil and gas industry, since January 2007.

► From 2004 to 2006, he was a partner in Pareto Offshore ASA, a Norwegian consulting firm in the exploration and production sector.

► From 1997 to 2004, Mr. O’Leary served in various roles, most recently as President, for Pride International, Inc.,a company specializing in onshore and offshore drilling, which acquired his former company, Forasol-Foramer N.V.

► He previously served as Vice Chair for Marketing for Forasol-Foramer from 1990 to 1998, and, prior to that, served as Development and Partnerships Manager from 1985 to 1989.

► He began his career as a trader in the Irish National Petroleum Corporation before joining Total S.A. as a drilling engineer in 1980.

Key Skills & Qualifications

► Significant industry and leadership experience gained as an executive in international oil and gas companies

► Strategy, risk management, and M&A expertise

► Experience as a board member of public and private companies with international operations

► International experience in countries where the Company has a significant presence

Other Public Company Directorships

► Current: None

► Formerly Held in the Past Five Years: Technip S.A.

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Margareth Øvrum Independent Age: 63 Director Since: 2020 Committees: ESG

Career Highlights

► Ms. Øvrum has more than 39 years of experience at Equinor (formerly Statoil), a Norwegian energy company, where she served as Executive Vice President of Equinor ASA, Development and Production Brazil, until her retirement in December 2020.

► Ms. Øvrum has held a succession of leadership positions at Equinor, including President, Equinor Brazil, from 2018 to 2020; Executive Vice President of Technology, Projects, and Drilling from 2011 to 2018, Executive Vice President of Technology and New Energy for Statoil Hydro, from 2007 to 2011, Executive Vice President of Technology and Projects, from 2004 to 2007, and Executive Vice President of Health, Safety, and the Environment, during 2004.

► She has also held numerous management and operations positions since 1982, including Senior Vice President, Operations Support, Exploration and Production, Norway from 2000 to 2003, Senior Vice President, Operations, Veslefrikk, from 1996 to 1999, Offshore Installation Manager from 1993 to 1996, Production and Maintenance Superintendent from 1991 to 1993, Department Head, Operations Technology from 1989 to 1991, Section Head, Maintenance and Activity Planning from 1988 to 1989, and Strategic Analysis, Production and Maintenance, from 1982 to 1987.

► Ms. Øvrum began her career at Equinor in 1982 in Strategic Analysis, and in 1993, became the first female and the youngest platform manager of the company’s Gulfaks field in the North Sea.

Key Skills & Qualifications

► Significant management and operational experience as an executive of a major oil and gas company with international operations

► Strategy and operational expertise, including sustainability and technology experience

► Experience as a board member of public and private companies with international operations

► Extensive experience working in Norway, a country in which the Company has significant operations

► Contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience

Other Public Company Directorships

► Current: FMC Corporation, Harbour Energy plc, Transocean Ltd.

► Formerly Held in the Past Five Years: Alfa Laval AB, Atlas Copco AB

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Kay G. Priestly Independent Age: 66 Director Since: 2017 Legacy Director Since: 2015 Committees: Audit (Chair)

Career Highlights

► Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources Ltd., an international mining company focused on copper, gold, and coal in the Asia Pacific region, from May 2012 until her retirement in December 2014.

► She previously served as Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group - Rio Tinto plc and Rio Tinto Limited), a global metal and mining corporation, from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012.

► From 2006 to 2008, she was Vice President, Finance, and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations.

► Ms. Priestly served as Vice President, Risk Management, and General Auditor for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006.

► Ms. Priestly began her career with global professional services firm Arthur Andersen, where she progressed from staff accountant to partner, holding various management and leadership positions, including serving on the global executive team as Global Managing Partner - People. During her 24 years with Arthur Andersen, she provided tax, consulting, and M&A services to global companies across many industries, including energy, mining, manufacturing, and services.

Key Skills & Qualifications

► Executive management experience as a chief executive officer and senior officer of major organizations with international operations

► Financial, strategy, risk management, and M&A expertise

► Extensive consulting experience

► Experience in a variety of industries that provides diversity of perspective

► Thorough understanding of different cultural, political, and regulatory requirements through her extensive energy and mining experience, including in countries where the Company has a significant presence

Other Public Company Directorships

► Current: Stericycle, Inc. and SSR Mining Inc.

► Formerly Held in Past Five Years: FMC Technologies, Inc., New Gold Inc.

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John Yearwood Independent Age: 62 Director Since: 2019 Committees: Compensation, ESG

Career Highlights

► Mr. Yearwood served as President, Chief Executive Officer, and Chief Operating Officer of Smith International, Inc., a Houston-based company specializing in the provision of services and the manufacturing of products used by the drilling industry from 2009 until August 2010, when the company merged with Schlumberger Limited.

► Prior to joining Smith International, Inc., he spent more than 26 years at Schlumberger Limited in a succession of executive leadership positions, including President of North and South America Oilfield Services from 2004 to 2006, Vice President, Finance, WesternGeco and OFS Controller from 2000 to 2004, and Vice President, Marketing from 1999 to 2000.

► He began his career serving in numerous management and technical positions for Schlumberger and Dowell Schlumberger, a joint venture with Dow Chemical.

Key Skills & Qualifications

► Significant executive management experience as an executive of a major oil and gas company with international operations

► Experience as a board member of public and private companies with international operations

► Technology, strategy, governance, and M&A expertise

► Oil and gas exploration and production experience

► International experience in countries where the Company has a significant presence

► Diversity in geographic origin that enhances the Board’s perspective

Other Public Company Directorships

► Current: Nabors Industries Ltd. and its affiliate, Nabors Energy Transition Corp.

► Formerly Held in Past Five Years: None

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Sophie Zurquiyah Independent Age: 55 Director Since: 2021 Committees: Audit

Career Highlights

► Ms. Zurquiyah has been Chief Executive Officer of CGG S.A. ("CGG"), a global geoscience technology leader, since April 2018. Ms. Zurquiyah has held a succession of leadership positions at CGG, including as Senior Executive Vice President in charge of the Geology, Geophysics, and Reservoir segment.

► Ms. Zurquiyah joined Schlumberger Limited. in 1991 as an interpretation engineer and geophysicist and held successively senior positions before joining CGG in 2013. She served as Schlumberger’s Vice President of Technology Sustaining from August 2012 to January 2013, as well as its President, Data and Consulting Services from May 2009 to July 2012. Prior to this, she was Schlumberger’s Chief Information Officer from January 2007 to April 2009.

Key Skills & Qualifications

► Executive management experience, including as Chief Executive Officer of CGG

► Financial, technology, sustainability, and oil and gas drilling expertise

► Experience as a board member of public companies with international operations

► Contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience

Other Public Company Directorships

► Current: CGG S.A. and Safran S.A.

► Formerly Held in Past Five Years: None

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Proposal 2 — 2021
Say-on-Pay for NEOs

What am I voting on?
Executive compensation is an important matter to the Company, the Board, the Compensation and Talent Committee, and the Company’s shareholders. Our executive compensation program is reviewed by the Compensation and Talent Committee with the objective of developing a program that balances the Company’s implementation of business plans in the short term, while remaining focused on long-term strategy.

Our say-on-pay vote gives our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion. We currently include this advisory vote on an annual basis. While the say-on-pay vote is advisory and therefore not binding, our Board and Compensation and Talent Committee value the diverse perspectives of our shareholders, which we receive through a number of channels, including the say-on-pay vote. We carefully consider our shareholders’ feedback throughout the year in evaluating our executive compensation program. We are asking our shareholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Where can I find information about executive compensation?
The “Executive Compensation Discussion and Analysis” section of this Proxy Statement describes in detail our executive compensation program and decisions made by our Compensation and Talent Committee for 2021.

Is this vote binding on the Board or the Compensation and Talent Committee?
This vote is advisory only, pursuant to Section 14(a) of the Exchange Act, and our NEOs’ 2021 compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation and Talent Committee, and neither the Board nor the Compensation and Talent Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.

The Board values shareholders’ feedback, and the Compensation and Talent Committee will review and consider the outcome of the vote, as well as feedback received directly from shareholders from our shareholder engagement program, in connection with the ongoing review of the Company’s executive compensation program. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual general meeting of shareholders.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 3 — 2021 Directors’
Remuneration Report

What am I voting on?
All U.K. incorporated companies that are “quoted companies” under the Companies Act are required to submit their directors’ remuneration report to shareholders on an annual basis. As such, we are asking our shareholders to approve, on a non-binding advisory basis, the 2021 Directors’ Remuneration Report of our U.K. Annual Report and Accounts, which reports our 2021 executive and non-executive directors’ compensation. Please see the discussion under “Proposal 2–Say-on-Pay for NEOs” above for the reasons why the Board is recommending that the shareholders vote “FOR” the 2021 Directors’ Remuneration Report.

Is this vote binding on the Board or the Compensation and Talent Committee?
This vote is advisory only, pursuant to the Companies Act, and our directors’ entitlement to receive remuneration is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced, or withheld in the event the resolution is not passed.

The resolution and vote are a means of providing shareholder feedback to the Board. The Board values shareholders’ feedback, and the Compensation and Talent Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s executive director and non-executive director compensation programs.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 4 — Receipt of U.K. Annual Report and Accounts

What am I voting on?
Along with this Proxy Statement, the Company is providing its U.K. Annual Report and Accounts, including the related directors’ and auditor’s report, for the year ended December 31, 2021. Under the Companies Act, our shareholders must vote to receive the U.K. Annual Report and Accounts and related reports.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 5 — Ratification of U.S. Auditor

What am I voting on?
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s U.S. independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to ratification by the Company’s shareholders. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2022.

If this proposal is not approved, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of PwC.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

How much was the independent registered public accounting firm paid for 2021 and 2020?
Set forth below is summary information with respect to PwC’s fees for services provided in 2021 and 2020.

Type of Fees	2021 (in millions)	2020 (in millions)
Audit Fees	$12.24	$22.01
Audit-Related Fees		$3.53
Tax Fees	$0.1	$0.15
All Other Fees	$0.06	$0.17
Total	$12.34	$25.86

“Audit Fees” includes fees for audit services, which relate to the annual integrated audit of consolidated financial statements, foreign statutory audits, and reviews of interim financial statements in Quarterly Reports on Form 10-Q. For 2020, “Audit Fees” also include approximately $5.48 million in additional audit fees associated with the Spin-off transaction. “Audit-Related Fees” includes fees for audit-related services, which primarily consist of transactional services associated with the Spin-off and consultation on financial reporting standards in 2021 and 2020. “Tax Fees” includes fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters. “All Other Fees” includes fees for other services, including fees for services of expatriates and miscellaneous services.

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What are the Company’s pre-approval policies and procedures?
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between us and our independent registered public accounting firm that may relate to the independent registered public accounting firm’s independence.

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by PwC for 2021 and 2020 and the estimated costs of those services.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 6 — Reappointment of U.K. Statutory Auditor

What am I voting on?
Under the Companies Act, the Company’s U.K. statutory auditor must be reappointed at each meeting at which the U.K. annual report and accounts are presented to shareholders. The Company’s current U.K. statutory auditor is PwC. We are asking shareholders to approve the reappointment of PwC as the Company’s U.K. statutory auditor to hold office from the conclusion of the Annual Meeting until the next annual general meeting of shareholders at which accounts are laid.

If this proposal is not approved, the Board may appoint an auditor to fill the vacancy.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 7 — Approval of U.K. Statutory Auditor Fees

What am I voting on?
Under the Companies Act, the remuneration of the Company’s U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. The Company is asking its shareholders to authorize the Board and/or the Audit Committee to determine the remuneration of PwC in its capacity as the Company’s U.K. statutory auditor under the Companies Act for the year ending December 31, 2022. The Board delegates this authority to determine the remuneration of the Company’s U.K. statutory auditor to the Audit Committee in accordance with the Board’s procedures and applicable law.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 8 — Approval of the TechnipFMC plc 2022 Incentive Award Plan

What am I voting on?

The Company is requesting shareholders approve the TechnipFMC plc 2022 Incentive Award Plan (the “2022 Plan”). The Board approved the 2022 Plan on February 22, 2022, subject to and effective upon shareholder approval at the Annual Meeting.

The 2022 Plan is intended to replace our current equity incentive plan, the Amended and Restated TechnipFMC Incentive Award Plan (the “Current Plan”), which our Board terminated, subject to and effective upon shareholder approval of the 2022 Plan at the Annual Meeting. Upon shareholder approval of the 2022 Plan, the 2022 Plan will become effective and will supersede and replace in its entirety the Current Plan, and no further awards will be granted under the Current Plan; however, the terms and conditions of the Current Plan will continue to govern any outstanding awards granted thereunder. If the 2022 Plan is not approved by our shareholders, the 2022 Plan will not become effective and the Current Plan will remain in effect.

Why should I vote “YES” on this proposal?

Long-term equity incentives in the form of TechnipFMC equity awards represent the largest component of our executive’s annual target compensation opportunity and we use equity grants as a tool to attract, retain, and motivate high-caliber employees. If the 2022 Plan is not approved, then we will be limited in our ability to grant equity compensation to our directors, executives and employees, putting us at a competitive disadvantage in recruiting and retaining talent.

In considering the increase in the share increase for the A&R Plan the Compensation and Talent Committee and the Board also considered the following factors:

We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable

We continue to believe that equity awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards. However, we recognize that equity awards dilute existing shareholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize shareholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. The tables below show our responsible overhang and burn rate percentages.

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Overhang

The following table provides certain additional information regarding our equity incentive program and reflects all outstanding awards. The Current Plan is our only active equity incentive plan for purposes of granting new equity-based awards.

As of March 11 2022
Total number of Ordinary Shares subject to outstanding stock options	1,576,100
Weighted-average exercise price of outstanding stock options	$20.36
Weighted-average remaining term of outstanding stock options	6.14
Total number of Ordinary Shares subject to outstanding full value awards(1)	15,025,634
Total number of Ordinary Shares available for grant under the Current Plan	3,340,811
Total number of Ordinary Shares available for grant under other equity incentive plans	-
As of Record Date
Total number of Ordinary Shares outstanding	452,168,575
Per-share closing price as reported on NYSE	$7.47

(1)	This number is comprised of 10,816,553 restricted stock units subject to time-based vesting, and 5,785,152 restricted stock units subject to performance-based vesting (at target level of achievement).
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Burn Rate

In considering the share pool for the 2022 Plan, the Compensation and Talent Committee and the Board also considered our burn rate.

The “burn rate” at which the Company has awarded restricted stock units and options to employees, including the named executive officers, in the last three years is set out below. The “burn rate” is the sum of restricted stock unit and option awards granted divided by the number of weighted average common shares used in our basic earnings per share calculation.

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2019-2021.

	Fiscal 2019	Fiscal 2020	Fiscal 2021*
Share Option Awards granted	800,000	0	0
Full Value Awards granted	1,969,100	3,836,000	2,893,000
Performance-based Full Value Awards	597,600	1,364,400	111,300
Total	3,366,700	5,200,400	3,004,300
Weighted-average common shares	448,000,000	448,700,000	450,500,000
Gross burn rate	0.8%	1.2%	0.7%

*Excludes 2,134,300 Restricted Share Unit adjustment due to Technip Energies Spin-off.

Additionally, the 2022 Plan adopts certain best practices that are protective of shareholder dilution and value.

Key Features of the 2022 Plan

►	Dividend equivalents may only be paid upon vesting of the underlying award. The 2022 Plan permits dividend equivalents to be accrued on unvested awards but specifies for all awards that the dividend equivalents can be paid only upon vesting and are forfeited if the underlying award fails to vest.
►	Shareholder approval is required for repricing. The 2022 Plan specifically prohibits any ability to reprice outstanding stock options and stock appreciation rights or the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without prior shareholder approval.
►	No Reloads. The 2022 Plan specifies that no grants will be made that have an automatic refresh or “reload” feature.
►	No liberal change of control definition and “double trigger” acceleration. The 2022 Plan includes a change of control definition that does not have any potential interpretation that may create a “liberal” change in control. The 2022 Plan also provides that a “double trigger” will apply to awards that are assumed or continued upon a change in control (there is no automatic “single trigger” vesting).
►	Minimum vesting requirements. Subject to certain limited exceptions as set forth in the plan, awards generally will not vest earlier than the first anniversary of the date of grant. However, up to 5% of the available shares under the plan may be issued without regard to this vesting condition.
►	No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the 2022 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

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►	No liberal share recycling on appreciation awards. The 2022 Plan does not permit the recycling of shares used to satisfy the exercise price of options or used to satisfy tax withholding on options or stock appreciation rights. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the exercised award cease to be available under the 2022 Plan.
►	Material amendments require shareholder approval. The 2022 Plan requires shareholder approval for any material changes.
►	Claw-back policy. Awards granted under the 2022 Plan are subject to the Company’s comprehensive claw-back policy, as further described in the section entitled “Other Compensation, Benefits, and Considerations” of this Proxy Statement.

Summary of the Second Amended and Restated TechnipFMC Incentive Award Plan

The following description of certain features of the 2022 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2022 Plan, which is attached hereto as Appendix A.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries are eligible to receive awards under the 2022 Plan. The 2022 Plan is administered by the Board with respect to awards to non-employee directors and by the Compensation and Talent Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2022 Plan, including any vesting and vesting acceleration conditions. As of March 11, 2022, there are approximately 20,000 employees, eight non-employee directors, and 400 consultants eligible to receive awards under the 2022 Plan.

Shares Available

Subject to adjustment as set forth in the 2022 Plan and as described below, the aggregate number of Ordinary Shares which may be issued or transferred pursuant to awards under the 2022 Plan is equal to the sum of (i) 8,900,000; (ii) the number of our Ordinary Shares which remain available for grant under the Current Plan as of the effective date of the 2022 Plan; and (iii) any Ordinary Shares underlying outstanding awards under the Current Plan as of the effective date of the 2022 Plan (“Current Plan Awards”) that are forfeited or otherwise become available for grant as described below. Notwithstanding the foregoing and subject to adjustment as set forth in the 2022 Plan as described below, the maximum number of incentive stock options that may be granted under the 2022 Plan is 12,400,000. Any Ordinary Shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Ordinary Shares, treasury Ordinary Shares or Ordinary Shares purchased on the open market. After the effective date of the 2022 Plan, no awards may be granted under the Current Plan.

If an Award is forfeited, expires, converted to shares of another entity in connection with certain transactions, or is settled in cash, then the shares subject to the Award will then become available for grant again under the 2022 Plan. Shares withheld for taxes upon exercise or settlement of an option or stock appreciation right, shares used to pay the exercise price of an option, Awards settled in cash and the shares subject to a stock appreciation right that is not issued in settlement of such right count against the shares available for issuance under the plan and are not “recycled” into future Awards. Shares granted under the 2022 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock (“Substitute Awards”) will not reduce the shares authorized for grant under the 2022 Plan.

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Awards

The 2022 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, other incentive awards, stock appreciation rights, or SARs, and cash awards. Certain awards under the 2022 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in our Ordinary Shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

►	Stock Options. Stock options provide for the purchase of our Ordinary Shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). The plan administrator may provide that it can substitute a SAR for an option at any time prior to or upon exercise of the option or provide for the early exercise of an option in exchange for unvested shares of restricted stock with respect to any unvested portion of the option.
►	SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.
►	Restricted Stock and RSUs. Restricted stock is an award of nontransferable Ordinary Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Ordinary Shares in the future (or their value in cash), which may also remain forfeitable unless and until specified conditions are met. Delivery of the Ordinary Shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.
►	Stock Payments. Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested Ordinary Shares that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to, or derived from our Ordinary Shares or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

►	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on our Ordinary Shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will only be paid to a holder if the vesting conditions of the underlying award are satisfied and the award vests.

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Vesting; Minimum Vesting Requirement

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. Awards will vest no earlier than the first anniversary of the grant date, except for Substitute Awards, shares delivered in lieu of fully vested cash awards, awards to non-employee directors that vest on the earlier of the one year anniversary of the grant date or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or awards that result in the issuance of an aggregate of up to 5% of the Ordinary Shares available for grant as of the effective date of the 2022 Plan.

Certain Transactions

The plan administrator has broad discretion to take action under the 2022 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Ordinary Shares, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards. In the event of a “change in control” of the company (as defined in the 2022 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. If the surviving company continues, assumes, or substitutes outstanding awards, such awards will vest upon a termination of employment by the Company without “cause” or for “good reason” (as such terms are defined in the sole discretion of the plan administrator, or as set forth in the award agreement relating to such award) within 12 months following the closing of the change in control (or such longer period as set forth in an award agreement). Individual award agreements may provide for additional accelerated vesting and payment provisions.

Non-US Participants

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. The 2022 Plan includes French and UK sub-plans applicable to participants in those jurisdictions.

Claw-back Provisions, Transferability, and Participant Payments

All awards will be subject to the Company’s current claw-back policy, as described in the section entitled “Other Compensation, Benefits, and Considerations” of this Proxy Statement. In addition, all awards will be subject to the terms of applicable law that regulate or govern executive remuneration and compensation and the provisions of any additional claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow Ordinary Shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

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Plan Amendment and Termination

The Board may amend or terminate the 2022 Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the 2022 Plan. No award may be granted pursuant to the 2022 Plan after the tenth anniversary of the earlier of (i) the date on which the Board adopts the 2022 Plan and (ii) the date on which our shareholders approve the 2022 Plan.

Effective Date of 2022 Plan

The 2022 Plan will become effective upon approval by our shareholders.

New Plan Benefits

There are currently approximately 20,000 employees, eight non-employee directors and 400 consultants who would be eligible to receive awards under the 2022 Plan. The number of awards that an employee may receive under the 2022 Plan is in the discretion of the plan administrator, and no final determination has been made as to the type or amount of awards that will be granted in the future to specific individuals. However it is expected that awards made in future years will be very similar to the awards made in 2021 and described in tables in the Compensation Discussion and Analysis. No estimate of awards in subsequent years can be provided. Accordingly, in lieu of providing information regarding benefits that will be received under the 2022 Plan over its potential life, the following table provides information concerning the benefits that were received by the following persons and groups during 2021: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards[1]
Name and Position	Average Exercise Price ($)	Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)
Douglas J. Pferdehirt, Chief Executive Officer and Chair	-	-	12,609,993	1,580,199
Alf Melin, Chief Financial Officer	-	-	1,949,993	244,360
Justin Rounce, Executive Vice President and Chief Technology Officer	-	-	2,549,933	319,548
Jonathan Landes President, Subsea	-	-	1,187,488	148,808
Barry Glickman President, Subsea	-	-	1,339,986	167,918
All Current Executive Officers			21,166,391	2,652,430
All Current Directors (excludes executive officers)			772,895	96,854
All Current Employees (excludes executive officers)			18,424,032	2,308,776

(1)	The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 19 to our consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2021.

Share Price

On March 11, 2022, the closing price of a share of our Ordinary Shares as reported on NYSE was $7.47.

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Securities Authorized for Issuance Under Equity Compensation Plan

The following table provides certain information as of December 31, 2021 about Ordinary Shares that may be issued under our Incentive Award Plan (without regard to the 2022 Plan):

(share in thousands)	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,576.1	$20.17	14,352.3
Equity compensation plans not approved by security holders	-	-	-
Total	1,576.1	$20.17	14,352.3

What happens if this resolution is not approved?

If this proposal is not approved by our shareholders, the 2022 Plan will not become effective, and the Current Plan will remain in effect in accordance with its terms.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 9 — Authority to Allot Equity Securities

What am I voting on?

The authorizations requested in Proposals 9 and 10 are required as a matter of English law, are customary for public limited companies incorporated under the laws of England and Wales, and are not otherwise required for other companies listed on the NYSE or organized within the United States.

Unlike most companies listed on the NYSE with perpetual authority to issue shares under their charter or articles of association, our authority to issue shares is limited by the Companies Act. As such, the authorizations in Proposals 9 and 10, if approved, will expire at the earlier of (a) the conclusion of our 2023 Annual Meeting or (b) the close of business on July 29, 2023, which is 15 months after this year’s Annual Meeting.

Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.

Under the Companies Act, directors are, with certain exceptions, unable to allot, or issue, shares without being authorized either by the shareholders in a general meeting or by a company’s articles of association. Our directors’ existing authority to issue shares will expire on August 20, 2022, and the Company will not be able to issue shares after that date.

►	Proposal 9 authorizes our Board to issue a maximum number of equity securities (within the meaning of section 560 of the Companies Act), having an aggregate nominal value equal to the allotment amount, without further shareholder approval. In the absence of such approval, the issuance of any additional shares would require shareholder approval. Our Board would be authorized to issue:
(a)	up to one-third of our existing issued share capital with an aggregate nominal amount equal to $150,722,858 for general purposes; and
(b)	up to an additional one-third of our existing issued share capital with an aggregate nominal value of $150,722,858 for rights issues (i.e., shares issued pre-emptively to shareholders pro-rata to their holdings in order to raise new capital for the Company).
►	Proposal 10 authorizes our Board to issue shares for cash pursuant to Proposal 9, up to a limit, without first offering them to existing shareholders pro-rata to their existing holdings (i.e., “pre-emption rights”).

Unless previously renewed, revoked, or varied, the authority conferred by this Proposal 9 shall apply in substitution for all existing authorities under section 551 of the Companies Act and expire at the end of the next Annual Meeting (or, if earlier, until the close of business on July 29, 2023); provided, however, that, prior to such expiration, the Company may make offers or agreements that would or might require shares to be issued or rights to be granted after such expiration, and the Board may issue shares or grant rights to, subscribe for, or convert, any security into shares, in pursuance of any such offer or agreement as if the authorities conferred hereby had not expired.

The text of the resolution is as follows:

“THAT the Board of Directors of the Company be and they are hereby and unconditionally authorized to exercise all the powers in the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company:

a.	up to an aggregate nominal amount of $150,722,858; and

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b.	up to a further aggregate nominal amount of $150,722,858 provided such shares are equity securities (within the meaning of section 560 of the Companies Act) in connection with an offer by way of a rights issue:
►	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and
►	to holders of other equity securities as required by the rights of those securities or as the Board of Directors otherwise consider necessary,

and so that the Board may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply until the end of next year’s Annual Meeting (or, if earlier, until the close of business on July 29, 2023) but, in each case, during this period the Company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the Board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.”

When does this authorization expire?

The authorizations in Proposals 9 and 10, if approved, will expire at the earlier of (a) the conclusion of our 2023 Annual Meeting or (b) the close of business on July 29, 2023, which is 15 months after this year’s Annual Meeting.

As is the case with many U.K. companies, Proposals 9 and 10 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Proposal 10 — Authority to Allot Equity Securities without Pre-emptive Rights

What am I voting on?

As noted above, the authorizations requested in Proposals 9 and 10 are required as a matter of English law, are customary for public limited companies incorporated under the laws of England and Wales, and are not otherwise required for other companies listed on the NYSE or organized within the United States.

The authorizations in Proposals 9 and 10, if approved, will expire at the earlier of (a) the conclusion of our 2023 Annual Meeting or (b) at the close of business on July 29, 2023 (i.e., 15 months after the Annual Meeting).

Approval of this proposal does not affect any shareholder approval requirements of the NYSE for share issuances, such as in connection with certain acquisitions or in connection with raising additional capital. The Company will continue to be subject to NYSE shareholder approval requirements.

Proposal 10 is proposed as a special resolution, requiring at least 75% of votes cast in favor to pass.

As a company governed by the Companies Act, if and when we raise capital through the issuance of equity securities for cash, we are required to first offer such equity securities to existing shareholders in proportion to their existing shareholdings (i.e., “pre-emption rights”) pursuant to section 561 of the Companies Act. The Companies Act permits shareholders to waive, or “disapply,” these pre-emption rights, which is the purpose of this Proposal 10. Absent the approval of this Proposal 10, our flexibility to issue shares, such as for satisfying equity awards under our Amended and Restated Incentive Award Plan, would be severely limited.

The Company proposes that, subject to the passing of the resolution included in Proposal 9, the Board be generally empowered to issue equity securities for cash, without pre-emption rights, pursuant to the authority conferred by this Proposal 10.

In line with guidelines issued by the Pre-Emption Group (the “Guidelines”), a group comprising representatives of U.K.-listed companies, investment institutions, and corporate finance practitioners to monitor the operation of the Guidelines, Proposal 10 would limit our Board’s authority to issue shares up to an aggregate nominal amount of $45,216,857, being 10% of the Company’s issued share capital without pre-emption rights (i.e., on terms that would be dilutive to existing shareholdings), as follows:

(i)	up to 5% of the Company’s issued ordinary share capital (as of March 11, 2022) on an unrestricted basis for general purposes, and
(ii)	up to a further 5% of the Company’s issued ordinary share capital (as of March 11, 2022) for use in connection with an acquisition or specified capital investment announced either contemporaneously with the issue or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue. The authority to issue this additional 5% would not be used as a matter of routine, but only where the flexibility is merited by the nature of the transaction and is thought to be to the advantage of shareholders.

The Board has no current commitments or plans to issue additional shares of the Company under these authorities, other than pursuant to the TechnipFMC plc 2022 Incentive Award Plan, which is subject to shareholder approval at the Annual Meeting as discussed in Proposal 8 above.

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The text of the resolution is as follows:

“THAT, subject to Proposal 9 passing, the Board be given power to allot equity securities (as defined in the Companies Act) under the authority given by that resolution and/or to sell equity securities held by the Company as treasury shares for cash as if Section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited to the allotment of sale:

a.	in the case of allotments authorized by paragraph (a) of Proposal 9 (i) in connection with a pre-emptive offer, and (ii) other than in connection with a pre-emptive offer, up to an aggregate nominal amount of $45,216,857 and
b.	in the case of the authority granted under paragraph (b) of Proposal 9, of the equity securities to be issued in connection with a rights issue,

such power to apply until the end of next year’s Annual Meeting (or, if earlier, until the close of business on July 29, 2023) but, in each case, during this period the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the Board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.”

When does this authorization expire?

The authorizations in Proposals 9 and 10, if approved, will expire at the earlier of (a) the conclusion of our 2023 Annual Meeting or (b) the close of business on July 29, 2023, which is 15 months after this year’s Annual Meeting.

As is the case with many U.K. companies, Proposals 9 and 10 will be proposed each year as our Board believes occasions may arise from time to time when it would be beneficial for shares to be issued without shareholder approval and for shares to be issued for cash without making a pre-emptive offer.

How does the Board recommend that I vote? The Board recommends that you vote “FOR” this proposal.

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Transactions with Related Persons

The Company’s ESG Committee considers questions of possible conflicts of interest for related persons and recommends to our Board the appropriate resolution of any conflict of interest or any related person transaction. In reviewing and approving any related person transactions, our ESG Committee follows procedures pursuant to which transactions are reviewed, approved, or ratified.

Under the SEC rules, “related persons” include any director, executive officer, director nominee, or greater than 5% shareholder of the Company, and their immediate family members. Our review procedures apply to any transaction in which:

(a)	the Company is a participant;
(b)	any related person has a direct or indirect material interest; and
(c)	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K, as promulgated by the SEC.

The ESG Committee is responsible for reviewing, and where appropriate, approving or ratifying any related person transaction involving the Company or its subsidiaries and related persons. The committee approves only those transactions that are in our best interests and the best interests of our shareholders, and considers factors such as: (a) the benefit of the transaction to us and our shareholders; (b) any alternatives to the transaction; and (c) whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.

In addition, our Governance Guidelines and Code of Business Conduct require directors and executive officers to disclose potential conflicts of interest, and directors must recuse themselves from discussing or voting on any issue for which they may have a conflict. Directors and executive officers also complete an annual questionnaire that contains questions regarding related person transactions.

In 2021, we were not a participant in any transaction, or series of related transactions, in which any “related person” had, or will have, a direct or indirect material interest and in which the amount involved exceeded $120,000.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 7, 2022, the number of our Ordinary Shares beneficially owned by each of our NEOs, directors, and all directors and executive officers as a group. No director or NEO beneficially owns more than 1% of our Ordinary Shares, as designated in the “Percent of Class” column in the table below.

Name	Shares	Percent of Class[1]
Eleazar de Carvalho Filho	72,672[3]	*
Claire S. Farley	102,976[3]	*
Barry Glickman	239,719[2]	*
Jonathan Landes	22,478[2]	*
Maryann Mannen	301,477[2]	*
Alf Melin	17,628[2]	*
Peter Mellbye	59,460[3]	*
John O’Leary	75,667[3]	*
Margareth Øvrum	-[3]	*
Douglas J. Pferdehirt	1,574,946[2]	*
Kay G. Priestly	57,628[3]	*
Justin Rounce	137,743[2]	*
John Yearwood	42,010[3]	*
Sophie Zurquiyah	-[3]	*
All directors and executive officers as a group (17 persons)	2,422,724[4]	*
*	Less than 1%
(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 452,168,575 Ordinary Shares outstanding on March 11, 2022.
(2)	Includes: (i) Ordinary Shares owned by the individual; and (ii) Ordinary Shares subject to stock options that are exercisable within 60 days of March 7, 2022. Mr. Pferdehirt’s ownership includes 80,304 Ordinary Shares held by a family trust for the benefit of his children, and his spouse is trustee of the family trust. The Ordinary Shares included in item (ii), in the aggregate, amount to 585,649 Ordinary Shares for Mr. Pferdehirt, 3,868 Ordinary Shares for Mr. Melin, 56,457 Ordinary Shares for Mr. Rounce, 118,480 Ordinary Shares for Mr. Glickman, 4,288 Ordinary Shares for Mr. Landes, and 301,477 Ordinary Shares for Ms. Mannen.
(3)	Includes Ordinary Shares owned by the individual and Ordinary Shares subject to RSUs credited to individual accounts of non-employee directors under our incentive plan. As of March 7, 2022, the number of Ordinary Shares subject to RSUs credited to each non-employee director under the incentive plan was 21,929, except for Ms. Øvrum, who has 31,067 credited shares. The annual RSU grant vests after one year of service but is settled in Ordinary Shares on a date elected by the non-executive director that is either (a) after a period of 1 to 10 years from the grant date or (b) upon their separation from Board service. RSUs granted prior to 2021 vested after one year of service and will be settled upon separation from Board service. Directors have no power to vote or dispose of shares underlying the RSUs until they are distributed. Until such distribution, these directors have an unsecured claim against us for such units.

(4)	Includes, in the aggregate, stock options to purchase 1,205,022 Ordinary Shares that are currently exercisable by our NEOs and two other executive officers.

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The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our Ordinary Shares, based on information contained in Schedules 13G or 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares	Percent of Class[1]
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	23,516,585[2]	5.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	51,191,139[3]	11.3%
T. Rowe Price Mid-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	23,010,360[4]	5.1%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	25,861,455[5]	5.7%
(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 452,168,575 Ordinary Shares outstanding on March 11, 2022.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group, Inc. and its subsidiaries have shared voting power over 2,854,697 Ordinary Shares, sole dispositive power over 19,706,843, Ordinary Shares, and shared dispositive power over 3,809,742 Ordinary Shares.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc. have sole voting power over 18,731,895 Ordinary Shares and sole dispositive power over 51,191,139, Ordinary Shares.
(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, T. Rowe Price Mid-Cap Value Fund, Inc. have sole voting power over 23,010,360 Ordinary Shares.
(5)	Based solely on a Schedule 13G filed with the SEC on February 14, 2022, Ameriprise Financial, Inc. has shared voting power over 14,200,375 Ordinary Shares and shared dispositive power over 25,861,455 Ordinary Shares.

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Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our Ordinary Shares, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of all such reports. Based solely upon a review of the forms filed and written representations provided by executive officers and directors, we believe that all Section 16(a) reporting requirements were satisfied during 2021 on a timely basis.

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Proposals for the 2023 Annual General Meeting of Shareholders

If a shareholder wishes to submit a proposal for possible inclusion in our 2023 Proxy Statement and form of proxy for our 2023 Annual Meeting, the notice must be in proper form, comply with Rule 14a-8 of the Exchange Act, and be received no later than November 18, 2023, at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, Attention: Corporate Secretary.

Without prejudice to the rights of a shareholder of record under the Companies Act, if a shareholder wishes to submit a proposal at our 2023 Annual Meeting other than for inclusion in our 2023 Proxy Statement and form of proxy, our Articles require the shareholder to deliver written notice thereof, setting forth the information specified in our Articles, to the Corporate Secretary at our principal executive offices no earlier than December 30, 2022 and no later than January 29, 2023; provided, however, that the subject of the proposal must otherwise be a proper matter for shareholder action. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after April 29, 2023, however, a shareholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of: (a) the 90th day prior to such annual meeting; or (b) the 10th day following the day on which we first make a public announcement of the date of such meeting. A copy of our Articles may be obtained by writing to Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, Attention: Corporate Secretary.

In addition to satisfying the foregoing requirements under our Articles, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2023.

Under sections 338 and 338A of the Companies Act, shareholders of record meeting the threshold requirements in those sections may require the Company to include: (i) a resolution in its notice of annual general meeting; or (ii) any matter (other than a proposed resolution) in the business to be dealt with at the 2023 Annual Meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by the Company at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, Attention: Corporate Secretary, at least six weeks prior to the date of the 2023 Annual Meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.

Please visit our website at www.technipfmc.com for any changes to our principal headquarters address.

In addition, under section 527 of the Companies Act, shareholders of record meeting the threshold requirements set out therein have the right, without expense, to require the Company to publish on its website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Annual Meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which the annual accounts and reports were laid. The business that may be dealt with at the Annual Meeting would include any statement that the Company has been required to publish in accordance with section 527 of the Companies Act.

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Shareholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Proxy Materials, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. Each shareholder will continue to receive a separate proxy card or voting instruction card. We believe this procedure provides greater convenience to our shareholders and reinforces the Company’s Foundational Belief of sustainability by reducing wasteful duplicate mailings, as well as printing and mailing costs and fees.

The Company will promptly deliver, upon written or oral request, individual copies of the Proxy Materials to any shareholder at the shared address to which single copies of those documents were delivered. If you would like to request separate copies of the Proxy Materials or do not wish to participate in householding in the future, please contact Broadridge Investor Communication Services (“Broadridge”), our proxy distributor, by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently receiving multiple copies of our Proxy Materials and wish to receive only one copy for your household, please contact Broadridge at the same telephone number and address listed above.

A number of brokerage firms have instituted householding. If you hold your Ordinary Shares in street name, please contact your bank, broker, or other nominee to request information about householding.

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General Information about the Annual Meeting

What is the location of the Annual Meeting?

The Annual Meeting will be held on Friday, April 29, 2022 at 10:00 a.m., London time, at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, or at such other time and place to which the Annual Meeting may be adjourned or postponed.

What is a proxy statement?

A proxy statement is a document that the rules and regulations of the United States, including those promulgated by the SEC, require the Company to provide to shareholders to ensure shareholders can make informed decisions about the matters to be voted on at the Annual Meeting.

What is a proxy?

A proxy is: (a) your legal designation to another person to vote the Ordinary Shares that you own; and (b) the term for such designee. If you delegate someone as your proxy in a written document, that document is called a proxy card.

How will the Company distribute Proxy Materials?

The Company utilizes the “Notice and Access” method of providing the Proxy Materials to shareholders. With “Notice and Access,” we are permitted to furnish Proxy Materials to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Shareholders may receive our Proxy Materials in one of the following ways:

►	Notice and Access: Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice of Materials, which was mailed to most of our shareholders beginning on or about March 18, 2022, will instruct you on how to access and review all of the Proxy Materials at www.proxyvote.com. Such notice also instructs you on how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice of Materials. Any request to receive Proxy Materials by mail or email will remain in effect until you revoke it. Shareholders who do not receive a Notice of Materials will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by email (see below).

►	Email Access to Proxy Materials: Shareholders who previously elected to receive notice of access to Proxy Materials via email will not receive the Notice of Materials in the mail. You should have received an email with links to the Proxy Materials and online proxy voting.

►	Paper Copy of Proxy Materials with Proxy Card: All shareholders of record and shareholders who previously requested paper copies of the Proxy Materials will not receive the Notice of Materials. Instead, such shareholders will continue to receive a paper copy of the Proxy Materials until a request is submitted to change delivery methods. You can eliminate all such paper mailings in the future by electing to receive an email that provides internet links to these documents. Opting to receive all future Proxy Materials online will conserve resources in producing and mailing documents to your home or business. To request electronic delivery, please follow the instructions on your proxy card or voting instruction card.

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Proxy Materials will also be made available on our website at www.technipfmc.com under the heading “Investors > Events & presentations > Shareholders’ meeting” as well as at www.proxyvote.com.

Where can I find governance documents related to the Company?

Our Governance Guidelines, our Code of Business Conduct (including our core values and Foundational Beliefs), the charters for our Audit Committee, Compensation and Talent Committee, and ESG Committee, and other corporate governance and sustainability information are available on our website at www.technipfmc.com under the heading “About us.” These materials are also available in print, free of charge, to any shareholder upon written request submitted to Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, Attention: Corporate Secretary. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the SEC.

Who is entitled to vote at the Annual Meeting?

You can vote at the Annual Meeting or any adjournment or postponement thereof if you are a shareholder of record or beneficial owner of our Ordinary Shares as of 5:00 p.m., New York time, on March 11, 2022 (the “Record Date”). In addition, provisions under the Companies Act allow shareholders of record as of 10:00 a.m., London time, on April 27, 2022, to vote at the Annual Meeting (the “CA Record Date”).

Beneficial owners must comply with the March 11, 2022 Record Date, as the CA Record Date only applies to shareholders of record. Please see the question below for an explanation of the difference between a shareholder of record and a beneficial owner. Unless otherwise restricted from voting in accordance with applicable law and/or the Articles, you will have one vote for each Ordinary Share per proposal. As of March 11, 2022, we had 452,168,575 Ordinary Shares outstanding and entitled to vote.

Any corporate or institutional shareholder may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it was an individual shareholder of the Company.

Any beneficial owner who would like to vote in person at the Annual Meeting must obtain a legal proxy from his or her bank, broker, or other nominee and present it to the inspector of elections, together with his or her voting card, at the Annual Meeting.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members of our transfer agent, Computershare Investor Services plc (“Computershare”).

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose relevant to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our office at Hadrian House, Wincomblee Road, Newcastle upon Tyne, NE6 3PL, United Kingdom, during ordinary business hours. This list will also be available at the location of the Annual Meeting and open to the examination of any shareholder present at the Annual Meeting.

What is the difference between holding Ordinary Shares as a shareholder of record and as a beneficial owner?

As summarized below, there are some differences between Ordinary Shares held of record and those owned beneficially in street name.

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►	Shareholders of Record. If your Ordinary Shares are registered directly in your name on the register of members with Computershare, you are considered the shareholder of record with respect to those shares, and the Proxy Materials, including a proxy card, are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us, to vote electronically, or to vote in person at the Annual Meeting.

►	Beneficial Owners. If your Ordinary Shares are held in a stock brokerage account, or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Materials or Proxy Materials are being forwarded to you by your bank, broker, or nominee through whom you hold the shares. Most of our shareholders hold their Ordinary Shares in this manner rather than directly in their own name. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your Ordinary Shares by following the instructions contained in the Notice of Materials or Proxy Materials. If you requested printed Proxy Materials, your bank, broker, or other nominee has enclosed a voting instruction card for you to use in directing the bank, broker, or other nominee regarding how to vote your Ordinary Shares.

Do I have to attend the Annual Meeting to vote?

No, attendance at the Annual Meeting is not required for shareholders to vote their Ordinary Shares. Please see “How do I vote?” below for the various voting methods available to shareholders.

Who can attend the Annual Meeting?

Each shareholder who attends the Annual Meeting will need to bring an admission ticket and provide valid photo identification, such as a driver’s license or passport.

To attend the Annual Meeting, you must have been: (a) a beneficial owner as of 5:00 p.m., New York time, on the Record Date; and/or (b) a shareholder of record as of 10:00 a.m., London time, on the CA Record Date. Beneficial owners must comply with the March 11, 2022 Record Date, as the CA Record Date only applies to shareholders of record.

Admission tickets can be printed up to 11:59 p.m., New York time, on April 25, 2022, by accessing the Shareholder Meeting Registration link at www.proxyvote.com. You will need the 16-digit control number printed on your Notice of Materials, proxy card, or voting instruction form from your bank, broker, or other nominee.

If you are the representative of a corporate or institutional shareholder, you must present your company’s admission ticket, valid photo identification, and proof that you are the representative of such shareholder. Please see “Who is entitled to vote at the Annual Meeting?” above.

Procedures

Due to space constraints and other security considerations, we are not able to admit the guests of either shareholders or their legal proxy holders.

Arrive shortly after 9:00 a.m., London time, to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., London time.

Be prepared to comply with security requirements, which may include security guards searching all bags. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted into the meeting or adjacent areas.

IF YOU DO NOT CONFIRM YOUR ATTENDANCE TO THE ANNUAL MEETING, APPLY FOR, AND PROVIDE AN ADMISSION TICKET, SHOW VALID PHOTO IDENTIFICATION, AND COMPLY WITH THE OTHER PROCEDURES OUTLINED ABOVE FOR ATTENDING THE ANNUAL MEETING, WE MAY BE UNABLE TO ADMIT YOU TO ATTEND THE ANNUAL MEETING ON SECURITY GROUNDS.

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How do I vote?

Your voting deadline will depend on how you hold your shares. Please vote your shares according to the deadline appearing on the front of your proxy card, as instructed on www.proxyvote.com, or as instructed by your bank, broker, or financial intermediary.

Shareholders of Record

If you are a shareholder of record, you may vote your Ordinary Shares in person at the Annual Meeting or appoint another person(s) as your proxy to vote on your behalf using any of the following methods:

►	by completing and signing the proxy card and returning it in the prepaid envelope provided;

►	by submission via the internet at www.proxyvote.com and following the instructions provided; or

►	by telephone, using the toll-free telephone number shown on the proxy card.

Please vote your shares no later than 11:59 p.m., New York time, on April 28, 2022.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy appointment will automatically be terminated.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card, or through the internet or by telephone and your proxy appointment is not subsequently revoked, your Ordinary Shares will be voted in accordance with your instructions.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company, or partnership, the proxy card should be signed in the full corporate, limited liability company, or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee, or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment.

If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted “FOR” each of Proposals 1 through 10 and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

Beneficial Owners

If you are a beneficial owner of Ordinary Shares, please follow the directions provided by your bank, broker, or other nominee. You may submit instructions by telephone or through the internet to your bank, broker, or other nominee, or request and return a paper voting instruction card to your bank, broker, or other nominee.

If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker, or other nominee and present it to the inspector of elections together with your voting card at the Annual Meeting.

Employees Who Participate in the Legacy Technip U.K. Share Incentive Plan

If you are a current or former employee who participates in the legacy Technip U.K. Share Incentive Plan, you may instruct the plan trustee on how to vote on your behalf in relation to the number of Ordinary Shares equivalent to your interest as credited to your account on the Record Date. You will receive instructions on how to vote your Ordinary Shares from Equiniti Share Plan Trustees Limited, the plan administrator. Please note that you must submit your vote to Equiniti Share Plan Trustees Limited by 5:00 p.m., London time, on April 7, 2022 in order for the plan trustee to vote your Ordinary Shares.

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Can I change my vote?

Yes, you may change your vote prior to the Annual Meeting as follows:

Shareholders of Record

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by:

►	entering a later-dated proxy by telephone or via the internet prior to 11:59 p.m., New York time, on April 28, 2022;

►	delivering a valid, later-dated proxy card that is received by Broadridge at least 24 hours prior to the start of the Annual Meeting;

►	sending written notice to the Company Secretary at the Company’s registered office that is received at least 24 hours prior to the start of the Annual Meeting; or

►	voting in person at the Annual Meeting.

Beneficial Owners

If you are a beneficial owner of Ordinary Shares, you may submit new voting instructions by contacting your bank, broker, or other nominee.

You may also vote in person at the Annual Meeting if you obtain a legal proxy, as described under “How do I vote?” above.

All Ordinary Shares that have been properly voted and not revoked will be counted in the votes at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior vote of your proxy.

What should I do if I receive more than one proxy card?

If you own some Ordinary Shares directly in your name as a registered holder and other Ordinary Shares as a beneficial owner holding through a bank, broker, or other nominee, or if you own Ordinary Shares through more than one bank, broker, or other nominee, you may receive multiple proxy cards. It is necessary for you to fill in, sign, and return all of the proxy cards included in the Proxy Materials you receive in order to vote all the Ordinary Shares that you own.

How many votes must be present to hold the Annual Meeting?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders who represent at least a majority of our outstanding Ordinary Shares entitled to vote at the Annual Meeting are present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What if I have been nominated by a shareholder of record to have information rights under the Companies Act?

A copy of this Proxy Statement has been provided “for information purposes only” to persons who have been nominated by a shareholder of record to enjoy information rights in accordance with Section 146 of the Companies Act (a “Nominated Person”). A Nominated Person does not possess the same rights as a shareholder of record to appoint a proxy and cannot vote at the Annual Meeting, unless such Nominated Person has an agreement with the nominating shareholder of record to be appointed as a proxy for the meeting (or to have someone else appointed as a proxy).

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What is a broker non-vote?

If you own your Ordinary Shares through a bank, broker, or other nominee, and do not provide the organization that holds your Ordinary Shares with specific voting instructions, the bank, broker, or other nominee is generally permitted to vote your Ordinary Shares at its discretion on routine matters, but may not exercise discretion, and, therefore, will not vote, on non-routine matters. A broker non-vote occurs where a bank, broker, or other nominee holding Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

Proposals 4 through 7 are each considered a routine matter under the rules of the NYSE. A bank, broker, or other nominee may generally vote in their discretion on routine matters, and, therefore, no broker non-votes are expected to occur in connection with such proposals.

Proposals 1 through 3 and 8 through 10 are matters considered non-routine under the rules of the NYSE. A bank, broker, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to such proposals.

In summary, if you hold your Ordinary Shares in street name, your bank, broker, or other nominee will not have discretionary authority to vote your Ordinary Shares for Proposals 1 through 3 and 8 through 10 if you do not provide instructions. As such, we strongly encourage you to exercise your right to vote as a shareholder.

What are the voting requirements to approve the resolutions?

In accordance with the Articles, all resolutions will be taken on a poll, which means that each Ordinary Share represented in person or by proxy is entitled to one vote for each proposal.

Proposals 1 through 9 will be proposed as ordinary resolutions, which means that each resolution requires the affirmative vote of the majority of the votes cast to be approved. Proposal 10, as a special resolution, requires the affirmative vote of 75% of the votes cast to be approved. Abstentions and broker non-votes will not be counted as a vote either for or against these resolutions.

With respect to Proposal 2 (regarding the Say-on-Pay Proposal for NEOs) and Proposal 3 (regarding the proposal for the 2021 Directors’ Remuneration Report), the results of the vote will not be legally binding on the Board or any committee thereof to take any action, or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome.

Who will pay the costs of this proxy solicitation?

The Company will pay the expenses of the preparation of Proxy Materials and the solicitation of proxies for the Annual Meeting. The Company has retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost estimated to be $15,500, plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of the Company and its subsidiaries telephonically, electronically, or by any other means of communication. Directors, officers, and employees of the Company and its subsidiaries will receive no additional compensation for such solicitation. In accordance with the rules of the SEC and NYSE, the Company will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of Ordinary Shares and obtaining the proxies of such owners. We have retained Broadridge to aid in the distribution of our Proxy Materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $14,500 and reimburse it for reasonable out-of-pocket fees and expenses.

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Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the inspector of elections and disclosed by way of an announcement via a Current Report on Form 8-K in the United States. The results of the votes on the resolutions at the Annual Meeting and any other information required by the Companies Act will be made available on the Company’s website (www.technipfmc.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.

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Appendix A – TechnipFMC plc 2022 Incentive Award Plan

ARTICLE 1.

PURPOSE

The purpose of the TechnipFMC plc 2022 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”), by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1.	“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

1.2.	“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

1.3.	“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the listing rules of NYSE, the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign, applicable in the United Kingdom, United States, France or any other relevant jurisdiction; and (c) rules of any other securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

1.4.	“Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

1.5.	“Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

1.6.	“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument

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or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

1.7.	“Board” shall mean the Board of Directors of the Company.

1.8.	“Change in Control” shall mean and includes each of the following:

(a)	a Sale; or
(b)	a Takeover.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation. Change in Control may also be defined as set forth in an individual Award Agreement.

1.9.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

1.10.	“Committee” shall mean the Compensation and Talent Committee of the Board, or another committee or subcommittee of the Board or the Compensation and Talent Committee of the Board described in Article 11 hereof.

1.11.	“Company” shall have the meaning set forth in Article 1.

1.12.	“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

1.13.	“Control” shall have the meaning given in section 995 (2) of the Income Tax Act 2007, unless otherwise specified.

1.14.	“Director” shall mean a member of the Board, as constituted from time to time.

1.15.	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

1.16.	“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

1.17.	“Effective Date” shall mean the date this Plan is approved by the shareholders of the Company.

1.18.	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

1.19.	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

1.20.	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of the Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

1.21.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.22.	“Expiration Date” shall have the meaning given to such term in Section 12.1(c).

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1.23.	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)	If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, Euronext Paris, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, their Fair Market Value shall be the closing sales price for a Share as quoted on such date or, if there is no closing sales price on the date in question, then the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the Shares are listed or traded on more than one exchange or system, then the Committee shall select the exchange on which Fair Market Value will be determined in its discretion;

(b)	If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, their Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)	If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, their Fair Market Value shall be established by the Administrator in good faith.

1.24.	“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

1.25.	“Holder” shall mean a person who has been granted an Award.

1.26.	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

1.27.	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

1.28.	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

1.29.	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

1.30.	“Option Term” shall have the meaning set forth in Section 5.4.

1.31.	“Organizational Documents” shall mean, collectively, (a) the Company’s articles of association, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

1.32.	“Other Stock or Cash Based Award” shall mean a cash bonus award, stock bonus award, or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, and stock payments.

1.33.	“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

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1.34.	“Plan” shall have the meaning set forth in Article 1.

1.35.	“Prior Plan” shall mean the Amended and Restated TechnipFMC PLC Incentive Award Plan.

1.36.	“Prior Plan Awards” shall mean an award outstanding under the Prior Plan as of the Effective Date.

1.37.	“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

1.38.	“Restricted Stock” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

1.39.	“Restricted Stock Units” shall mean the right to receive Shares (or equivalent value in cash) awarded under Article 8.

1.40.	“Sale” shall mean the sale of all or substantially all of the assets of the Company.

1.41.	“SAR Term” shall have the meaning set forth in Section 5.4.

1.42.	“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

1.43.	“Securities Act” shall mean the Securities Act of 1933, as amended.

1.44.	“Shares” shall mean ordinary shares in the capital of the Company.

1.45.	“Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount (in cash or Shares, at the discretion of the Administrator) determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any caps or limitations the Administrator may impose.

1.46.	“Subsidiary” shall mean a company that is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006.

1.47.	“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

1.48.	“Takeover” shall mean if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(a)	obtains Control of the Company as the result of making a general offer to:
(i) acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or
(ii) acquire all of the shares in the Company which are of the same class as the Shares; or

(b)	obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the Companies Act 2006, or sanctioned under any other similar law of another jurisdiction; or

(c)	becomes bound or entitled under Sections 979 to 985 of the Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Shares.

1.49.	“Termination of Service” shall mean:

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(a)	As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)	As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c)	As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

1.1.	Number of Shares.

(a)	Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 8,900,000; (ii) any Shares which remain available for issuance under the Prior Plan as of the Effective Date; and (iii) any Shares underlying Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Section 3.1(b). Notwithstanding the foregoing and subject to Sections 3.1(b) and 12.2, the total number of Shares that may be issued pursuant to Incentive Stock Options granted under this Plan shall be 12,400,000. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market. After the Effective Date, no awards may be granted under the Prior Plan.

(b)	If any Shares subject to an Award or Prior Plan Award are forfeited or expire, are converted to shares of another Person in connection with a Takeover, Sale, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, such Award or Prior Plan Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), or are tendered or withheld in order to cover tax withholding obligations related to an Award or Prior Plan Award other than Options or Stock Appreciation Rights, the Shares subject to such Award or Prior Plan Award shall, to the extent of such forfeiture, expiration, cash settlement, or net settlement on full value Awards, again be available for future grants of Awards under the

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Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

1.2.	Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 12.2, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, and (iii) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available for grant under the Plan (subject to adjustment as provided under Section 12.2), may be granted to any one or more Eligible Individuals without respect to and/ or administered without regard for this minimum vesting provision. No Award Agreement shall be permitted to reduce or eliminate the requirements of this Section 3.2. The Administrator may, in its sole discretion, provide for acceleration of the vesting of any Award, including in connection with or following a Holder’s death, Disability, involuntary Termination of Service or the consummation of a Change in Control, in the terms of the Award or otherwise.

ARTICLE 4.

GRANTING OF AWARDS

1.1.	Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and

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neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

1.2.	Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

1.3.	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

1.4.	No Right to Continued Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

1.5.	Local Law Plans. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in all countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Law (including, without limitation, applicable laws or listing requirements of any local securities exchange); (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such sub-plans and/or modifications shall increase the share limitation contained in Section 3.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any securities exchange.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

1.1.	Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan. No Options granted under the Plan will include an automatic reload feature.

1.2.	Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies

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as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

1.3.	Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code and shall not be less than par value of a Share.

1.4.	Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 13.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

1.5.	Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter

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become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

1.6.	Substitution of Stock Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

1.1.	Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on their Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

1.2.	Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)	In the event that the Option or Stock Appreciation Right shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)	Full payment of the applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, and, in the case of an Option, full payment of the exercise price, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

1.3.	Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. Unless otherwise provided by the Administrator in its sole discretion in an Award Agreement or otherwise,

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payment of the exercise price of any such Option exercised on the Automatic Exercise Date shall be made pursuant to Section 10.1(b) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

1.4.	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

1.1.	Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

1.2.	Rights as Stockholders. Subject to Sections 7.3 and 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock is granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3; and further provided, that any dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the vesting conditions of the underlying Award are subsequently satisfied and the share of Restricted Stock vests.

1.3.	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Notwithstanding the foregoing, any dividends payable in connection with an Award of Restricted Stock shall be subject to the same vesting terms and risks of forfeiture as the underlying Award.

1.4.	Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction

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period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to a person nominated by the Company without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the person nominated by the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

1.5.	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

1.1.	Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

1.2.	Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

1.3.	Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

1.4.	Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

1.5.	Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

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1.6.	Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

1.1.	Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

1.2.	Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

1.3.	Settlement of Other Stock or Cash Based Awards. Except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall Other Stock or Cash Based Awards be settled following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A); or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

1.1.	Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable but unissued pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator

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in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

1.2.	Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld or otherwise arising with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to have the Company or any Subsidiary withhold Shares otherwise issuable but unissued under an Award. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income (or such other amount as would not result in adverse financial accounting consequences for the Company or any of its Subsidiaries). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

1.3.	Transferability of Awards.

(a)	Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)	No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)	During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)	Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted

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Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust. In no event may an Award be transferred to a third party financial institution for value.

(c)	Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

1.4.	Conditions to Issuance of Shares.

(a)	The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)	All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

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(d)	No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)	The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

1.5.	Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the terms of applicable law, regulation and governance codes that regulate or govern executive remuneration and compensation from time to time and the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

1.6.	Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award (including any Substitute Award) when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

1.7.	Amendment of Awards. Subject to Applicable Law and Section 10.6, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non- Qualified Stock Option. The Holder’s consent to such action shall be required if such action would materially and adversely affect any rights or obligations under the Award, unless the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

1.8.	Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose

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of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

1.1.	Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, then the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

1.2.	Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to

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time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

1.3.	Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the members of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

1.4.	Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)	Determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)	Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

1.5.	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

1.6.	Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take

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other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

1.1.	Amendment, Suspension or Termination of the Plan.

(a)	Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.5 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)	Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)	No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

1.2.	Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan provided the price is not below par value of a Share.

(b)	In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring

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transactions or events affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)	To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)	To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price provided the price is not below par value of a Share), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)	To replace such Award with other rights or property selected by the Administrator; and/or

(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof provided the price is not below par value of a Share, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d)	Notwithstanding any other provision of the Plan, if a Change in Control occurs and a Holder’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all

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forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such transaction, provided that, to the extent the vesting of any such Award is subject to the satisfaction of performance goals, such Award shall vest at the greater of (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the Change in Control, or (ii) the actual performance level as of the date of the Change in Control (as determined by the Administrator) with respect to all open performance periods (and the vesting pursuant to this clause (ii) shall constitute “full vesting” for purposes of this Section 12.2(d)). Subject to Section 12.2(d)(i) above, upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Holder the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “cause” or constructively for “good reason” (as such terms are defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control (or such longer period as set forth in an Award Agreement), then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)	In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)	For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of the Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely shares of the successor (or acquiring) corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely shares of the successor (or acquiring) corporation or its parent equal in fair market value to the per-share consideration received by holders of the Shares in the Change in Control.

(g)	The Administrator, in its sole discretion, may include such further provisions and limitations in any Award Agreement or certificate as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)	Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

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(i)	The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

1.3.	Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

1.4.	No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

1.5.	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

1.6.	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

1.7.	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

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1.8.	Titles and Headings, References to Sections of Applicable Law. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act or any other Applicable Law shall include any amendment or successor thereto.

1.9.	Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

1.10.	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Affiliates is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (i) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (ii) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

1.11.	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

1.12.	Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents,

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as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

1.13.	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

1.14.	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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1f. Margareth Øvrum	☐	☐	☐
1g. Kay G. Priestly	☐	☐	☐
1h. John Yearwood	☐	☐	☐
1i. Sophie Zurquiyah	☐	☐	☐
2. **2021 U.S. Say-on-Pay for Named Executive Officers**: To approve, as a non-binding advisory resolution, the Company's named executive officer compensation for the year ended December 31, 2021, as reported in the Company's Proxy Statement	☐	☐	☐
3. **2021 U.K. Directors' Remuneration Report**: To approve, as a non-binding advisory resolution, the Company's directors' remuneration report for the year ended December 31, 2021, as reported in the Company's U.K. Annual Report and Accounts	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

TECHNIPFMC PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 29, 2022, 10:00 A.M. LONDON TIME

D72196-P69760

Proxy

TechnipFMC plc

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I/We being shareholders of TechnipFMC plc hereby appoint: Douglas J. Pferdehirt, Alf Melin, and Victoria Lazar, or any one of them **OR** Print the name of the person you are appointing if this person is someone other than the appointed proxyholders as my/our proxyholder, each with the power to appoint his or her substitute, and hereby authorize them to represent and vote, as designated on the reverse side of this ballot, all of the shares of TechnipFMC plc that I/we am/are entitled to vote at the 2022 Annual General Meeting of Shareholders, and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2022 Annual General Meeting of Shareholders or any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1(a) through (i) and 2 through 10.

Voting Deadlines:

Your voting deadline will depend on where your shares are traded and/or how you hold your shares. Please vote your shares according to the deadline appearing on the reverse side of this proxy card, as instructed on www.proxyvote.com, or as instructed by your broker, bank, or financial intermediary.

If you hold shares traded on the New York Stock Exchange, please submit your vote by 11:59 PM, New York time, on April 28, 2022.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side